EXECUTION Exhibit 10.2
CERTAIN INFORMATION CONTAINED IN THIS PURCHASE AND SALE AGREEMENT HAS, PURSUANT TO ITEM 601(B)(2) OF REGULATION S-K, BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [] BECAUSE SUCH INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
PURCHASE AND SALE AGREEMENT
BY AND AMONG
RAYONIER OPERATING COMPANY LLC,
RAYONIER TRS HOLDINGS INC.,
TAURUS FOREST HOLDINGS LIMITED,
and, solely for the purposes specified herein,
RAYONIER, L.P.
_______________________
Dated as of March 9, 2025

-i-

-ii-

-iii-

Exhibit A – Share Transfer Form
-iv-

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT, dated as of March 9, 2025 (this “Agreement”), is by and among Rayonier Operating Company LLC, a Delaware limited liability company (“Rayonier Operating”), Rayonier TRS Holdings Inc., a Delaware corporation (“Rayonier TRS”), Taurus Forest Holdings Limited, a New Zealand limited company (“Purchaser”), and solely for purposes of Section 5.14, Rayonier, L.P., a Delaware limited partnership (“Seller Guarantor”). Each of Rayonier Operating and Rayonier TRS is sometimes referred to individually as a “Seller Entity” and together as the “Seller Entities”, and each of Rayonier Operating, Rayonier TRS, Purchaser and Seller Guarantor is sometimes referred to individually as a “Party” and collectively as the “Parties”. Any reference to “Seller” shall mean either or both of the Seller Entities.
WHEREAS, Rayonier TRS holds one hundred percent (100%) of the outstanding equity interests of Rayonier New Zealand Limited, a New Zealand company (“RNZ” and such interests, the “RNZ Purchased Interests”), and Rayonier Operating holds one hundred percent (100%) of the outstanding equity interests of Rayonier Canterbury, LLC, a Delaware limited liability company (“RCL” and such interests, the “RCL Purchased Interests”) (RCL and RNZ are together referred to as the “Purchased Entities” and each, a “Purchased Entity,” and the RNZ Purchased Interests and RCL Purchased Interests are together referred to as the “Purchased Interests” ); and
WHEREAS, on the terms and subject to the conditions set forth herein, each Seller Entity shall sell and transfer to Purchaser, and Purchaser shall purchase and acquire from the applicable Seller Entity, all of its right, title and interest in and to the Purchased Interests, free and clear of any Liens (the “Transaction”).
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the Parties hereby agree as follows:
Article I
DEFINITIONS
Section 1.1. Definitions. As used herein, the following terms have the meanings set forth below:
“Actual Harvest Volume” means, in respect of a Region, the aggregate actual volume of logs (in tonnes) harvested and carted across a weighbridge (as evidenced by a weighbridge docket) during the Measurement Period from that Region.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by

Contract or otherwise; provided that, from and after the Closing, (a) for all purposes other than Section 9.2, none of the Purchased Entities, their Subsidiaries or the Joint Ventures shall be considered an Affiliate of Seller or any of its Affiliates, and (b) none of Seller or its Subsidiaries shall be considered an Affiliate of any Purchased Entity, Subsidiary thereof or Joint Venture. For purposes of this Agreement, in no event shall (x) a limited partner of the Equity Investor or its direct or indirect beneficial owners (other than, but solely for purposes of making filings required to obtain Regulatory Approvals pursuant to Section 5.1, any such Person who has a filing obligation under (i) the Anti-monopoly Law of China and all related rules and regulations as administered by the State Administration for Market Regulation, or (ii) the Monopoly Regulation and Fair Trade Act of South Korea and all related rules and regulations as administered by the Korea Fair Trade Commission), or (y) a portfolio company of TRG Management LP or the Equity Investor (other than Purchaser or its Subsidiaries) be considered to be an Affiliate of Purchaser.
“Approval” means the approval, authorization or consent of, or granting or issuance of any license, order, waiver or permit by, any Governmental Entity or other third party.
“Business Day” means any day, other than a Saturday, Sunday, or day on which commercial banks are required or authorized to be closed in New York, United States, Auckland, New Zealand or [* * * * *].
“Business Employee” means each individual who is employed by a Purchased Entity or any of its Subsidiaries or a Joint Venture as of the relevant time, including any such employee who is on an approved leave of absence.
“Business Intellectual Property” means the Intellectual Property owned, licensed or subject to a right of use by the Purchased Entities, their Subsidiaries or the Joint Ventures as of the date of this Agreement.
“Business Material Adverse Effect” means any event, change or effect that (i) has, individually or in the aggregate, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Purchased Entities, their Subsidiaries and the Joint Ventures, taken as a whole or (ii) would reasonably be expected to prevent, materially impair or materially delay the ability of the Seller Entities to consummate the Transaction or perform their obligations under this Agreement and the other Transaction Documents; provided, however, solely with respect to clause (i), that no such event, change or effect resulting from any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Business Material Adverse Effect: (a) general conditions in the industries or businesses in which the Purchased Entities, their Subsidiaries or the Joint Ventures operate; (b) general political, economic or financial conditions (including tariffs, exchange rates, interest rates, inflation or trade wars); (c) any act of civil unrest, war or terrorism (including by cyberattack or otherwise), including an outbreak of hostilities involving New Zealand or any other country or the declaration by New Zealand or any other country of a war; (d) natural disasters, epidemics, pandemics, manmade disasters or acts of God (including weather developments); (e) the failure of the financial or operating performance of the Purchased Entities, their Subsidiaries or the Joint Ventures to meet any projections, forecasts or budgets for any period (provided that (x) the underlying facts causing such failure, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Business Material Adverse Effect and (y) this clause (e) shall not be construed as implying that Seller is making any representation or warranty herein with respect to any projections, forecasts or budgets and no such representations or warranties are being made); (f) any matter set forth in the Seller Disclosure Schedules; (g) any action taken or omitted to be taken by or at the request or with the written consent of Purchaser; (h) compliance with applicable Law or the covenants and agreements contained in this Agreement; (i) the execution, announcement, performance or consummation of this Agreement, the Transaction or the other transactions contemplated hereby; or (j) changes in any Law or any applicable accounting principles or standard or any interpretations of any of the foregoing; provided that any adverse events, changes or effects resulting from the matters described in clauses (a), (b), (c), (d) and (j) may be taken into account in determining whether there has been a Business Material Adverse Effect to the extent that they have a materially disproportionate effect on the business of Purchased Entities, their Subsidiaries and the Joint Ventures, taken as a whole, relative to similarly situated businesses in the industries in which such Persons operate.
“Carbon Unit” means a “New Zealand unit” (as defined by Section 4 of the CCRA), or NZU, recognized as the unit of trade under the New Zealand Emissions Trading Scheme.
“Cash Amounts” means, of any Person and as of any time, (a) all cash and cash equivalents, bank and other depositary accounts and safe deposit boxes, demand accounts, certificates of deposit, time deposits, checks, negotiable instruments, marketable securities and securities and brokerage accounts (including, in each case, any accrued interest thereon), in each case, of such Person, plus (b) deposits in transfer, wires, drafts and checks in transit issued to or received by such Person but not yet posted (net of outstanding but uncleared wires, drafts and checks written or issued by such Person), in each case of (a) and (b) as of such time (it being understood that Carbon Units held by such Person as of such time shall not be treated as Cash Amounts of such Person as of such time); provided, that Cash Amounts shall not include cash that is required by Law or Contract to be set aside and not available for use other than for a purpose for which it is restricted, including collateral for letters of credit or similar financial assurances, security deposits, escrows and customer deposits.
“Cash Amounts of the Business” means, as of any time, an amount equal to the sum of, without duplication, (a) the Cash Amounts of the Purchased Entities as of such time plus (b) an amount equal to the product of the Cash Amounts of the consolidated accounts of MFG (including the Cash Amounts of its Subsidiaries and the Joint Ventures to the extent such amounts are consolidated into the accounts of MFG) as of such time multiplied by the Sharing Ratio; provided, that if such sum of clauses (a) and (b) is greater than the sum of (i) NZ$[* * * * *] plus (ii) the Compensation Indebtedness Amount (such sum of clauses (i) and (ii), the “Cash Cap Amount”), then any portion of such sum of clauses (a) and (b) that is in excess of the Cash Cap Amount shall be multiplied by [* * * * *] for purposes of determining the amount of such portion that shall be treated as Cash Amounts of the Business as of such time.
“Casualty Loss Adjustment Amount” means the amount, if any, calculated pursuant to Section 5.13.
“CCRA” means the Climate Change Response Act 2002 (New Zealand).

“Closing Cash Amounts” means the Cash Amounts of the Business as of the Measurement Time; provided that any changes in Cash Amounts of the Business between the Closing and the Measurement Time as a result of actions taken by Purchaser or its Affiliates between the Closing and the Measurement Time shall be disregarded for purposes of calculating Closing Cash Amounts.
“Closing Consent” means any consent required for the Transaction under any of the Closing Contracts.
“Closing Contracts” means the Contracts set forth on Section 1.1(a) of the Seller Disclosure Schedules.
“Closing Indebtedness” means the Indebtedness of the Business as of the Measurement Time; provided that any changes in the Indebtedness of the Business between the Closing and the Measurement Time as a result of actions taken by Purchaser or its Affiliates between the Closing and the Measurement Time shall be disregarded for purposes of calculating Closing Indebtedness.
“Closing Purchase Price” means (a) the Base Purchase Price, plus (b) the Estimated Closing Cash Amounts, plus (c) the Estimated WC Adjustment Amount (which may be a positive or negative number), minus (d) the Estimated CU Adjustment Amount, minus (e) the Estimated Closing Indebtedness, minus (f) the Estimated Harvest Volume Adjustment Amount, minus (g) the Estimated Casualty Loss Adjustment Amount, minus (h) the Estimated Consent Adjustment Amount.
“Closing Working Capital” means the Working Capital of the Business as of the Measurement Time; provided that any changes in the Working Capital of the Business between the Closing and the Measurement Time as a result of actions taken by Purchaser or its Affiliates between the Closing and the Measurement Time shall be disregarded for purposes of calculating Closing Working Capital.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Compensation Indebtedness Amount” means the sum of the following, without duplication:
(a)     the aggregate amounts due following the Closing under the [* * * * *] letter agreements that RNZ has entered into with [* * * * *], to the extent such amounts are unpaid as of the Closing;
(b)     an amount equal to (i) the prorated bonuses payable by RNZ to employees of the Purchased Entities pursuant to Item 11 of Section 5.2(b) of the Seller Disclosure Schedules, to the extent such bonuses are unpaid as of the Closing, multiplied by (ii) the Sharing Ratio; and
(c)     an amount equal to (i) the Long-Term Incentive Cash Award amounts payable by RNZ (including amounts withheld and remitted to any Taxing Authority) to employees of the Purchased Entities, to the extent such amounts are unpaid as of the Closing, including amounts payable pursuant to the accelerated vesting resolution adopted by Seller Parent in respect of awards granted prior to the date hereof and pursuant to the accelerated vesting contemplated by Item 12 of Section 5.2(b) of the Seller Disclosure Schedules in respect of awards granted after the date hereof, multiplied by (ii) the Sharing Ratio (provided that any portion of the amount described in clause (i) that is due and payable solely as a result of or in connection with the Closing shall be multiplied by 100% instead of by the Sharing Ratio);
it being agreed that Compensation Indebtedness Amount shall be increased by any KiwiSaver and other employer superannuation contributions legally required in connection with the portion of the underlying compensatory payments reflected in the Compensation Indebtedness Amount and calculated in a manner consistent with the Transaction Accounting Principles, and that following the Closing Date, the Purchased Entities will pay the full amounts underlying the Compensation Indebtedness Amount to the applicable employees. For the avoidance of doubt, the Compensation Indebtedness Amount shall be deemed to be paid by RNZ.
“Consent Adjustment Amount” means an amount equal to zero U.S. dollars ($0); provided that if any Specified Consent for a Specified Contract is not obtained at or prior to the Closing, then the Consent Adjustment Amount shall be increased by an amount equal to the amount set forth on Section 1.1(b) of the Seller Disclosure Schedules corresponding to such Specified Contract and shall be finally determined pursuant to Section 2.7.
“Contamination” means the emission, discharge or release of any Hazardous Material to, on, onto or into the environment.
“Contract” means any written contract, lease, license, commitment, loan or credit agreement, indenture or agreement, other than any Permit.
“Contractual Joint Venture” means the unincorporated joint ventures listed on Section 3.12(a)(iv) of the Seller Disclosure Schedules.
“Covered Losses” means any losses, liabilities, claims, fines, deficiencies, damages, payments (including those arising out of any settlement or Judgment relating to any Proceeding), penalties and reasonable attorneys’ and accountants’ fees and disbursements, in each case that are due and payable; provided that Covered Losses shall not include any consequential, special, incidental, indirect or punitive damages except to the extent such damages are awarded by a Judgment against, and paid by, an Indemnified Party pursuant to a Third Party Claim.
“CU Adjustment Amount” means an amount equal to the sum of:
(x)     the greater of (i) the revenue recognized by the Purchased Entities resulting from the sale of each Carbon Unit by the Purchased Entities during the period from July 1, 2024 up to, and including, the Measurement Time (net of (A) third-party brokerage expenses charged and (B) Taxes actually paid by the Purchased Entities prior to the Closing in connection with such sale (or, to the extent unpaid prior to the Closing, Taxes payable in connection with such sale that are reflected as a liability in the determination of Closing Indebtedness or Closing Working Capital) and (ii) the Floor Price multiplied by each Carbon Unit sold by the

Purchased Entities during the period from July 1, 2024 up to, and including, the Measurement Time, plus
(y)     the Sharing Ratio multiplied by the greater of (i) the revenue recognized by MFG (including the revenue recognized by its Subsidiaries and the Joint Ventures to the extent such amounts are consolidated into the accounts of MFG) resulting from the sale of each Carbon Unit by MFG or its Subsidiaries or the Joint Ventures during the period from July 1, 2024 up to, and including, the Measurement Time (net of (A) third-party brokerage expenses charged and (B) Taxes actually paid by MFG, its Subsidiaries or the Joint Ventures prior to the Closing in connection with such sale (or, to the extent unpaid prior to the Closing, Taxes payable in connection with such sale that are reflected as a liability in the determination of Closing Indebtedness or Closing Working Capital) and (ii) the Floor Price multiplied by each Carbon Unit sold by MFG or its Subsidiaries or the Joint Ventures during the period from July 1, 2024 up to, and including, the Measurement Time.
“Deforest” has the meaning given in section 4(1) of the CCRA, and “Deforestation” and “Deforested” each has a corresponding meaning.
“Environmental Laws” means, collectively, any and all Laws and Judgments relating to the Environment (as defined in Section 2 of the Resource Management Act 1991 (New Zealand)) including, but not limited to, the Resource Management Act 1991 (New Zealand), the Hazardous Substances and New Organisms Act 1996 (New Zealand) and the CCRA.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, treated as a “single employer” with such entity, trade or business for purposes of Section 414 of the Code.
“Excluded Taxes” means, without duplication, (a) any Taxes imposed on or payable with respect to the Purchased Entities for any Pre-Closing Period, (b) an amount equal to the product of any Taxes imposed on or payable with respect to MFG or any of its Subsidiaries (including any Taxes in respect of income attributed to such Subsidiaries from any limited partnership, fiscally transparent entity, Joint Venture or Contractual Joint Venture) for any Pre-Closing Period multiplied by the Sharing Ratio, (c) an amount equal to the product of any Taxes imposed on a Joint Venture for any Pre-Closing Period multiplied by the Sharing Ratio multiplied by fifty percent (50%), (d) any Taxes of either Seller Entity or their Affiliates (other than the Purchased Entities, their Subsidiaries and the Joint Ventures) for which the Purchased Entities or their Subsidiaries and the Joint Ventures may be liable under Treasury Regulation Section 1.1502-6(a) or any similar provision of state, local or foreign Law, (e) fifty percent (50%) of any Transfer Taxes, and (f) U.S. federal, state and local Taxes of Purchaser (including the Purchased Entities) that, in connection with a transfer of assets of RCL after the Closing, Purchaser (including the Purchased Entities) incurs as a result of, and that Purchaser (including the Purchased Entities) would not have incurred but for, RCL not being, at the Closing, treated and properly classified as a disregarded entity for U.S. federal and applicable state income tax purposes; provided, however, that Excluded Taxes shall not include (i) any Taxes included in Closing Indebtedness or Closing Working Capital as finally determined in accordance with Article II or (ii) except with respect to Taxes described in clause (f) of this definition, any liability for Taxes resulting from transactions or actions taken by Purchaser or its Affiliates (including, after the Closing, the Purchased Entities, their Subsidiaries and the Joint Ventures) on the Closing Date that are properly allocable to the portion of the Closing Date after the Closing.
“Export At Wharf Gate Log Sales” means an amount equal to (a) export gross log sales less (b) letter of credit fees, ocean freight costs, demurrage costs, sales agents commissions, port costs and phytosanitary treatment costs plus (c) dispatch credits.
“Filings” means any registrations, applications, declarations, reports, submissions or other filings with, or any notices to, any Person (including any third party or Governmental Entity).
“Floor Price” means NZ$[* * * * *] for periods from July 1, 2024 up to (but excluding) November 1, 2024 and NZ$[* * * * *] from November 1, 2024 through the remainder of the Measurement Period.
“Governmental Entity” means any national, state, provincial, local, supranational or foreign government or any court, arbitrator or tribunal of competent jurisdiction, administrative agency or commission or other national, state, provincial, local, supranational or foreign governmental authority or instrumentality, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law).
“GST” means goods and services tax or similar value added tax levied or imposed in New Zealand under the GST Act or otherwise on a supply.
“GST Act” means the Goods and Services Tax Act 1985 (NZ), as amended and as applicable.
“Harvest Volume Adjustment Amount” means the amount, if any, calculated pursuant to Section 2.6(a), which may be a positive or negative number.
“Harvesting Plan” means the harvesting plan of MFG and its Subsidiaries for each Region set forth in Section 1.1(c) of the Seller Disclosure Schedules.
“Hazardous Material” means any substance, pollutant, contaminant, material or waste that is classified or defined in any applicable Environmental Law as “hazardous,” “toxic,” “dangerous,” a “pollutant,” a “contaminant” or words of similar meaning, including asbestos, asbestos-containing materials, polychlorinated biphenyls, petroleum or petroleum products, radioactive materials and radon gas.
“IFRS” means the New Zealand equivalents to International Financial Reporting Standards Reduced Disclosure Regime, consistently applied.
“Income Tax” means mean any Tax that is imposed on net income (however denominated) (and any franchise Tax or Tax on doing business imposed in lieu thereof).

“Indebtedness” means, of any Person and as of any time, the aggregate amount of the following obligations of such Person as of such time, without duplication, in each case such amount calculated in a manner consistent with the Transaction Accounting Principles: (a) the outstanding principal amount of any indebtedness for borrowed money; (b) the outstanding principal amount of all other obligations evidenced by bonds (other than letters of credit, surety bonds or bank guarantees), debentures or notes; (c) all obligations in respect of letters of credit, surety bonds or bank guarantees, in each case solely to the extent drawn and outstanding; (d) with respect to clauses (a) through (c) above, all accrued but unpaid interest thereon; (e) unpaid costs, brokerage fees, commissions, finders’ fees and expenses with respect to outside legal counsel, accountants, brokers, consultants, investment bankers and financial advisors which are incurred or subject to reimbursement by such Person in connection with the negotiation and execution of this Agreement and the consummation of the Transaction (but excluding any fees or external costs to be borne or reimbursed by Purchaser under this Agreement); (f) the Compensation Indebtedness Amount; (g) one hundred percent (100%) of the Unpaid Pre-Closing Income Taxes; and (h) any Liabilities of the Purchased Entities, their Subsidiaries or the Joint Ventures, as the case may be, owed to Seller or any of its Affiliates (other than the Purchased Entities, their Subsidiaries or the Joint Ventures), to the extent such Liabilities are not extinguished pursuant to Section 5.6; provided, however, that in no event shall Indebtedness include (i) the Shareholder Loan, (ii) any Liabilities to the extent repaid or extinguished pursuant to this Agreement in connection with the Closing (including any Liabilities in respect of intercompany balances or accounts settled pursuant to Section 5.6), (iii) any Liabilities included within the definition of Working Capital, (iv) any Liabilities in respect of Taxes (other than Taxes specifically described in the definition of Compensation Indebtedness Amount or Unpaid Pre-Closing Income Taxes) or (v) any Liabilities in respect of derivative or currency exchange (FX) transactions or hedging structures entered into in compliance with the Treasury Policy of MFG, Matariki Forests and Matariki Forests Trading Limited dated May 10, 2022.
“Indebtedness of the Business” means, as of any time, an amount (which is expressed as a positive number) equal to the sum of, without duplication, (a) the Indebtedness of the Purchased Entities as of such time plus (b) an amount equal to the product of the Indebtedness of the consolidated accounts of MFG (including the Indebtedness of its Subsidiaries and the Joint Ventures to the extent such amounts are consolidated into the accounts of MFG), as of such time multiplied by the Sharing Ratio.
“Intellectual Property” means intellectual property rights arising anywhere in any jurisdiction of the world, including in or with respect to any of the following: (a) patents and patent applications (including provisional applications), including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, (b) Marks, (c) copyrights, whether or not registered, copyright registrations and applications therefor, and all extensions, restorations, reversions and renewals thereof, and (d) information (including trade secrets, confidential data, clinical data, technical specifications, methods, techniques, know-how, formulations, manufacturing processes, and customer and supplier lists) that derives independent economic value, whether actual or potential, from not being known to third parties.
“Internal Revenue Service” or “IRS” means the United States Internal Revenue Service.

“Investor Loan Facility” means that certain Investor Loan Facility, dated as of September 4, 2020, by and among Matariki Forests, Phaunos Timber Limited, RCL and RNZ (as amended, modified or supplemented from time to time).
“Joint Ventures” means the entities set forth on Section 1.1(d) of the Seller Disclosure Schedules.
“Judgment” means any judgment, injunction, writ, order or decree of any Governmental Entity.
“Knowledge” means, with respect to Seller, the actual knowledge after due inquiry of any Person listed in Section 1.1(e) of the Seller Disclosure Schedules, and, with respect to Purchaser, the actual knowledge after due inquiry of any Person listed in Section 1.1(a) of the Purchaser Disclosure Schedules.
“Law” means any national, state, provincial, local, supranational or foreign law, statute, code, order, ordinance, rule, regulation or treaty (including any Tax treaty), in each case promulgated by a Governmental Entity.
“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).
“Lien” means any mortgage, lien, pledge, security interest, charge, easement, option, right of first refusal or right of first offer or transfer, use or voting restriction, or similar encumbrance of any kind, other than restrictions on transfer arising under applicable securities Laws or Liens set forth in the governing documents of the applicable Person.
“Margin Per Tonne” means an amount, calculated for each Region for a period of time and expressed in New Zealand dollars per tonne and in accordance with the applicable general ledger accounts set forth in the “Harvest Adjustment Mapping” schedule in the Sample Closing Statement, equal to (a) the sum of (i) the domestic gross log sales by MFG and its Subsidiaries on a consolidated basis for such Region during such period of time plus (ii) the Export At Wharf Gate Log Sales by MFG and its Subsidiaries on a consolidated basis for such Region during such period of time less (iii) logging, transportation and other direct costs incurred by MFG and its Subsidiaries in respect of the log sales in clause (i), divided by (b) the Actual Harvest Volume sold for such Region for such period of time.
“Marks” means any trademark, service mark, trade dress, trade name, corporate name, business name, brand name, slogan, logo, domain name or any similar designation of source of origin, in each case, whether or not registered, together with all common law rights in any of the foregoing, all registrations and applications for registration of any of the foregoing, all reissues, extensions and renewals of any of the foregoing and all goodwill symbolized by any of the foregoing.
“Measurement Period” means the period beginning at 11:59 p.m. (New Zealand time) on September 30, 2024 and ending at the Measurement Time.

“Measurement Time” means 11:59 p.m. (New Zealand time) on the Closing Date; provided that, for purposes of the Sample Closing Statement, Measurement Time shall refer to 11:59 p.m. (New Zealand time) on December 31, 2024.
“MFG” means Matariki Forestry Group.
“OIA” means the Overseas Investment Act 2005 (New Zealand).
“OIO” means the New Zealand Overseas Investment Office.
“Ordinary Course of Business” means the operation of the Purchased Entities, Subsidiaries and the Joint Ventures consistent with the operation thereof over the course of the [* * * * *] prior to the execution of this Agreement, except for non-recurring capital expenses, activities and expenses associated with the Sale Process and other similar non-recurring events.
“Permits” means permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Entity.
“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established and reflected in the Business Financial Information; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law in the Ordinary Course of Business for amounts which are not yet due and payable or delinquent or which are being contested in good faith by appropriate Proceedings; (c) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other types of social security, in each case, for obligations not yet delinquent; (d) with respect to real property, (i) immaterial defects or imperfections of title for the relevant real property; (ii) easements, declarations, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances affecting title to real estate registered on the certificate of title for the relevant Real Property on the date falling five (5) Business Days prior to the date of this Agreement (excluding any interests securing financial indebtedness or any monetary obligation); (iii) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions; and (iv) Liens not created by Seller or any of its Subsidiaries that affect the underlying fee interest of any leased real property, including master leases or ground leases; provided, however, that with respect to this clause (d), any such item does not materially interfere with the Ordinary Course of Business of the Purchased Entities, their Subsidiaries and the Joint Ventures or materially impair the continued use and operation of such real property for the purpose for which it is used in the conduct of such business; (e) Liens set forth in Section 1.1(f) of the Seller Disclosure Schedules; (f) Liens deemed to be created by any of the Transaction Documents; (g) Liens which will be released at or prior to the Closing; (h) Liens disclosed in or evidenced by the following public searches in the name of each Purchased Entity, their Subsidiaries and the Joint Ventures on the date falling five (5) Business Days prior to the date of this Agreement: Personal Properties Securities Register; Companies Register; Limited Partnerships Register; Land Information New Zealand; Trademarks Register maintained by the Intellectual Property Office of New Zealand; and the High Court, Court of Appeal and Supreme Court of New Zealand; (i) any reservation of title by suppliers in the Ordinary Course of Business (providing for payment within ninety (90) days and not overdue), which are not in the aggregate material to the business of the Purchased Entities, their Subsidiaries and the Joint Ventures, taken as a whole; and (j) Liens arising by any right of netting or set-off arising by operation of law in favor of a bank solely to the extent incurred in the Ordinary Course of Business for the purpose of netting debit and credit balances.
“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.
“Planned Harvest Volume” means, in respect of a Region, the aggregate volume of logs (in tonnes) planned to be harvested and carted across a weighbridge during the Measurement Period from that Region, as set forth in the Harvesting Plan.
“Post-Closing Period” means any taxable period beginning after the Closing Date and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.
“Pre-Closing Period” means any taxable period ending on or prior to the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.
“Proceeding” means any judicial, administrative or arbitral action, suit, investigation or proceeding by or before any Governmental Entity.
“Purchaser Disclosure Schedules” means those certain Purchaser Disclosure Schedules dated as of the date of this Agreement, provided by Purchaser to Seller.
“Purchaser Material Adverse Effect” means any event, change or effect that would reasonably be expected to prevent, materially impair or materially delay the ability of Purchaser and its Affiliates to consummate the Transaction or perform their obligations under this Agreement and the other Transaction Documents.
“Rayonier Marks” means any Marks that incorporate or include the word “Rayonier,” in each case, together with any translations, transliterations, variations or derivatives of any of the foregoing, or any Marks confusingly similar thereto, in any form or format, either alone or in combination with other words or elements, but excluding, for the avoidance of doubt, the word “Matariki” and translations, transliterations, variations and derivatives thereof.
“Region” means each of the Northland, Bay of Plenty, Hawkes Bay, Canterbury and Southland regions of New Zealand.
“Regulatory Approvals” means all Approvals from Governmental Entities that are required under applicable Law (including pursuant to any Regulatory Law) to permit the consummation of the Transaction and the other transactions contemplated by this Agreement, including the Requisite Approvals.
“Regulatory Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws of any jurisdiction that are designed or intended to (a) prohibit, restrict or regulate actions that may have the purpose or effect of creating a monopoly, lessening competition or restraining trade, or (b) prohibit, restrict or regulate foreign investments.

“Representatives” of a Person means such Person’s Affiliates and any officer, director or employee of such Person or its Affiliates or any investment banker, attorney, accountant or other advisor or representative of such Person or its Affiliates.
“Requisite Approvals” means (a) all consents or direction orders required under the OIA and Overseas Investment Regulations 2005 (New Zealand) to consummate the Transaction; (b) all consents or direction orders required by the Anti-monopoly Law of China to consummate the Transaction; and (c) all consents or direction orders required by the Monopoly Regulation and Fair Trade Act of South Korea to consummate the Transaction.
“Sale Process” means all matters relating to the sale of the Purchased Entities, their Subsidiaries and the Joint Ventures and all activities in connection therewith, including matters relating to (a) the solicitation of proposals from and negotiations with third parties in connection with the sale of the Purchased Entities, their Subsidiaries and the Joint Ventures or (b) the drafting, negotiation or interpretation of any of the provisions of this Agreement or the other Transaction Documents.
“Seller Disclosure Schedules” means those certain Seller Disclosure Schedules dated as of the date of this Agreement, provided by Seller to Purchaser.
“Seller Parent” means Rayonier Inc.
“Senior Employee” means each employee, officer or contractor of the Purchased Entities, their Subsidiaries and the Joint Ventures who has an annual base remuneration of NZ$150,000 or more.
“Shareholder Loan” means an amount equal to the outstanding balance of any loans made by RCL to Matariki Forests pursuant to the Investor Loan Facility.
“Shareholders Agreement” means the Shareholders Agreement by and between RCL, Waimarie Forests PTY Limited, MFG, Matariki Forests and Phaunos Timber Limited as amended and restated as of July 1, 2021 and related contracts and agreements executed by and between the shareholders of MFG.
“Sharing Ratio” means 76.99%.
“Specified Consent” means any consent required for the Transaction under any of the Specified Contracts.
“Specified Contracts” means the Contracts set forth on Section 1.1(g) of the Seller Disclosure Schedules.
“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, of which such first Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, including in the case of RCL, the entities set forth on Section 3.2(d) of the Seller Disclosure Schedules; provided that, with respect to any period from and after the Closing, none of the Purchased Entities or any Subsidiary thereof shall be deemed to be a Subsidiary of Seller or any of its Affiliates. The Joint Ventures and Contractual Joint Ventures shall not be deemed to be Subsidiaries of MFG.
“Target Working Capital” means $[* * * * *].
“Tax” means any and all federal, state, local or foreign taxes imposed by any Governmental Entity, including all net income, gross receipts, capital, sales, use, ad valorem, value added, goods and services, profits, license, withholding, payroll, GST, employment, unemployment, production, estimated, receipts, franchise, excise, premium, property, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative or add-on minimum, and occupation, taxes, together with all interest, penalties and additions to tax imposed by any Governmental Entity with respect to such amounts.
“Tax Proceeding” means any audit, examination, contest, litigation or other Proceeding with or against any Taxing Authority.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement required to be filed with any Taxing Authority with respect to Taxes, and any amendment thereof.
“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.
“Transaction Documents” means this Agreement and each other agreement, instrument or certificate entered into in connection with the transactions contemplated hereby, including all exhibits, schedules, annexes, supplements and amendments to any of the foregoing.
“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.
“Unpaid Pre-Closing Income Taxes” means an amount (which shall not be a negative number in the aggregate or with respect to a particular type of Tax or jurisdiction imposing a Tax, which shall exclude all deferred tax assets and deferred tax liabilities, and shall be calculated in a manner that is consistent with the past procedures and practices of the Purchased Entities, MFG, MFG’s Subsidiaries and the Joint Ventures, as applicable) equal to (without duplication) the sum of (a) the unpaid Income Taxes imposed on the Purchased Entities that are attributable to any Pre-Closing Period to the extent that a Tax Return with respect to such Income Taxes has not yet come due and been filed as of the Closing Date (or a Tax Return with respect to such Income Taxes has been filed but the amount shown as due thereon has not been paid as of the Closing Date) (determined, in the case of a Straddle Period, in accordance with the methodology set forth in Section 6.10); (b) the unpaid Income Taxes imposed on MFG, MFG’s Subsidiaries and the Joint Ventures that are attributable to any Pre-Closing Period to the extent that a Tax Return with respect to such Income Taxes has not yet come due and been filed as of the Closing Date (or a Tax Return with respect to such Income Taxes has been filed but the amount shown as due thereon has not been paid as of the Closing Date) (determined, in the case of a Straddle Period, in accordance with the methodology set forth in Section 6.10) multiplied by the Sharing Ratio; in each case, determined by taking into account (1) any unpaid Tax liability attributable to the sale of each Carbon Unit as described in the definition of CU Adjustment Amount, (2) Taxes of any other Person (other than any Purchased Entities) by reason of any Purchased Entities being a member of an affiliated, consolidated, combined or unitary group on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 and section FM 3 of the Income Tax Act 2007 (NZ) (or any analogous state, local or foreign Laws) or being party to a contract prior to the Closing Date (other than a contract the principal subject matter of which is not Taxes) and (3) all estimated Tax payments, overpayments or credits in respect of Income Taxes of the Purchased Entities, MFG, MFG’s Subsidiaries and the Joint Ventures for all Pre-Closing Periods; provided, however, that Unpaid Pre-Closing Income Taxes shall not include any liability for Taxes resulting from transactions or actions taken by Purchaser or its Affiliates (including, after the Closing, the Purchased Entities, their Subsidiaries and the Joint Ventures) on the Closing Date that are properly allocable to the portion of the Closing Date after the Closing.
“WC Adjustment Amount” means (a) the Closing Working Capital minus (b) the Target Working Capital.
“Working Capital” means, of any Person and as of any time, the net working capital of such Person calculated by subtracting (a) the sum of the amounts as of such time for the current liability line items shown on the Sample Closing Statement (including, for the avoidance of doubt, any GST, payroll Taxes or any other Taxes other than Income Taxes), from (b) the sum of the amounts as of such time for the current asset line items shown on the Sample Closing Statement, in each case, without duplication and without giving effect to the Transaction, and calculated in a manner consistent with the Transaction Accounting Principles; provided, however, that in no event shall Working Capital include (i) any amount included within the definition of Cash Amounts or Indebtedness, (ii) any Liabilities to the extent repaid or extinguished pursuant to this Agreement in connection with the Closing (including any Liabilities in respect of intercompany balances or accounts settled pursuant to Section 5.6), (iii) any asset or liability in respect of Income Taxes, (iv) the Shareholder Loan, (v) any deferred Tax assets or deferred Tax Liabilities or (vi) any assets or Liabilities in respect of derivative or currency exchange (FX) transactions or hedging structures entered into in the Ordinary Course of Business in compliance with the Treasury Policy of MFG, Matariki Forests and Matariki Forests Trading Limited, dated May 10, 2022.
“Working Capital of the Business” means, as of any time, an amount equal to the sum of, without duplication, (a) the Working Capital of the Purchased Entities as of such time plus (b) an amount equal to the product of the Working Capital of the consolidated accounts of MFG (including the Working Capital of its Subsidiaries and the Joint Ventures to the extent such amounts are consolidated into the accounts of MFG) as of such time multiplied by the Sharing Ratio.

Section 1.2. Other Defined Terms. In addition, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement:

Term	Section
Agreed Items	6.12(b)
Agreement	Preamble
Allocation	6.12(b)
Alternative Financing	5.7(c)
Anti-Corruption Laws	3.14(b)
Antitrust Restraint	5.1(e)
Application	5.1(c)
Balance Sheet Date	3.7(c)
Base Purchase Price	2.2
Binding Ruling	3.16(m)
Business Financial Information	3.7(a)
Business Permits	3.14(c)
Cap	9.2(b)(iv)
Cash Cap Amount	see definition of Cash Amounts of the Business, 1.1
Casualty Loss	5.13(a)
Casualty Loss Cap	5.13(d)
Closing	2.3
Closing Date	2.3
Closing Statement	2.5(b)
Commitment Letter	4.6(a)
Confidential Business Information	5.3(b)
Confidentiality Agreement	5.3(a)
Consents	5.12(a)
Consultancy Agreement	2.4(b)(vii)
Controlling Party	6.9
Current Representation	10.14(a)
De Minimis Amount	9.2(b)(ii)
Deductible	9.2(b)(iii)
Designated Person	10.14(a)
Dispute Notice	2.5(d)
Dispute Resolution Period	2.5(d)
Equity Investor	4.6(a)
Estimated Casualty Loss Adjustment Amount	2.5(b)
Estimated Closing Cash Amounts	2.5(b)
Estimated Closing Indebtedness	2.5(b)
Estimated Consent Adjustment Amount	2.5(b)
Estimated CU Adjustment Amount	2.5(b)
Estimated Harvest Volume Adjustment Amount	2.5(b)
Estimated WC Adjustment Amount	2.5(b)
Fair Value	4.10
Final Purchase Price	2.8(a)
Financing	4.6(a)

Financing Amounts	4.6(c)
fraud	8.2
Harvest Dispute Resolution Period	2.6(c)
Indemnified Party	9.4(a)
Indemnifying Party	9.4(a)
Independent Accounting Firm	2.5(d)
Independent Expert	2.6(c)
Leased Real Property	3.11(b)
Material Contracts	3.12(a)
Non-controlling Party	6.9
Outside Date	8.1(d)
Owned Real Property	3.11(a)
Parties	Preamble
Party	Preamble
Post-Closing Representation	10.14(a)
Post-Closing Statement	2.5(c)
Pre-Closing Separate Return	6.3(a)
Privileged Communications	10.14(b)
Prohibited Modifications	5.7(b)
Proposed Allocation	6.12(a)
Purchased Entities	Recitals
Purchased Entity	Recitals
Purchased Interests	Recitals
Purchaser	Preamble
Purchaser Fundamental Representations	9.1(b)
Purchaser Indemnified Parties	9.2(a)
Purchaser Prepared Tax Returns	6.3(b)
Purchaser’s Allocation Notice	6.12(b)
Rayonier Operating	Preamble
Rayonier TRS	Preamble
RCL	Recitals
RCL Purchased Interests	Recitals
Real Property	3.11(b)
RNZ	Recitals
RNZ Purchased Interests	Recitals
Sample Closing Statement	2.5(a)
Seller	Preamble
Seller Entities	Preamble
Seller Entity	Preamble
Seller Fundamental Representations	9.1(a)
Seller Guarantor	Preamble
Seller Indemnified Parties	9.3(a)
Seller Material Standard Representations	7.2(a)
Significant Customers	3.12(a)(i)
Significant Suppliers	3.12(a)(ii)
Specified Date	8.1(d)
Target Consolidated Group	3.16(h)

Tax Consideration	6.12(a)
Third Party Claim	9.4(a)
Threshold Amount	5.13(b)
Transaction	Recitals
Transaction Accounting Principles	2.5(a)
Transfer Taxes	6.8
VIF	5.1(c)
Willful and Material Breach	8.2
Article II
PURCHASE AND SALE; CLOSING
Section 2.1.    Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, each Seller Entity shall sell and transfer to Purchaser, and Purchaser shall purchase and acquire from the applicable Seller Entity, all of such Seller Entity’s right, title and interest as of the Closing in and to the Purchased Interests free and clear of any Liens.
Section 2.2.    Purchase Price. In consideration for the Purchased Interests, Purchaser shall pay to Seller the Final Purchase Price, comprised of Seven Hundred Ten Million U.S. Dollars ($710,000,000) in cash (the “Base Purchase Price”) as adjusted in accordance with Section 2.5, Section 2.6, Section 2.7 and Section 5.13, and paid in the manner set forth in Section 2.4 and Section 2.8.
Section 2.3.    Closing Date. The closing of the Transaction (the “Closing”) shall take place by remote exchange of signatures and documentation on the first fiscal month end that is at least twelve (12) Business Days following the date on which the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the Party entitled to the benefits thereof), or at such other place, time and date as may be agreed between Seller and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
Section 2.4.    Closing Deliveries.
(a)    At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller the following:
(i)    payment, by wire transfer(s) to one or more bank accounts designated in writing by Seller (such designation to be made by Seller at least five (5) Business Days prior to the Closing Date), an amount in immediately available funds equal to the Closing Purchase Price;
(ii)    the certificate to be delivered pursuant to Section 7.3(c); and
(iii)    with respect to RCL, a duly executed counterpart of an assignment agreement, in form mutually agreed, evidencing the transfer of the RCL Purchased Interests to Purchaser.

(b)    At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:
(i)    the certificate to be delivered pursuant to Section 7.2(c);
(ii)    with respect to RCL, a duly executed counterpart of an assignment agreement, in form mutually agreed, evidencing the transfer of the RCL Purchased Interests to Purchaser;
(iii)    a properly completed and duly executed IRS Form W-9 from each Seller;
(iv)    with respect to RNZ, (x) a duly executed share transfer form evidencing the transfer of the RNZ Purchased Interests to Purchaser in substantially the form attached hereto as Exhibit A, (y) the minutes of the board of directors of RNZ confirming the registration of the share transfer and (z) the updated share register of RNZ showing Purchaser as the registered holder of all of the RNZ Purchased Interests;
(v)    duly executed resignations from the officers and directors of RNZ and RCL who are not Business Employees, which shall include the revocation of powers of attorney or signature authority and removal as depositaries to the extent such officers and directors have been granted such powers which have not been revoked and removed pursuant to the duly executed resignations of such officers and directors;
(vi)    evidence of termination of the Marketing and Sales Agency Agreement between Matariki Forests Trading Limited and Rayonier TRS Forest Operations, LLC, dated as of November 2, 2017;
(vii)    duly executed consent of Rayonier TRS to terminate the Consultancy Agreement between Rayonier TRS and Matariki Forests, dated as of December 20, 2013 (the “Consultancy Agreement”); and
(viii)    any Closing Consents or Specified Consents received on or prior to the Closing Date.
Section 2.5. Cash, Indebtedness, Working Capital and Carbon Unit Adjustments.
(a) Section 2.5 of the Seller Disclosure Schedules sets forth an illustrative calculation of the Working Capital of the Business, the CU Adjustment Amount, the Cash Amounts of the Business, the Indebtedness of the Business, the Actual Harvest Volume for each Region, the Harvest Volume Adjustment Amount for each Region, the Casualty Loss Adjustment Amount and the Consent Adjustment Amount, in each case, as of December 31, 2024 (the “Sample Closing Statement”), including the asset and liability line items included in the calculation of Working Capital of the Business, prepared in accordance with the accounting principles set forth on Section 2.5 of the Seller Disclosure Schedules (collectively, the “Transaction Accounting Principles”) and a worked example of the Harvest Volume Adjustment Amount.

(b)    At least fifteen (15) Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Purchaser a closing statement (the “Closing Statement”) setting forth a good-faith estimate of (i) the WC Adjustment Amount (such estimate, the “Estimated WC Adjustment Amount”), (ii) the CU Adjustment Amount (such estimate, the “Estimated CU Adjustment Amount”), (iii) the Closing Cash Amounts (such estimate, the “Estimated Closing Cash Amounts”), (iv) the Closing Indebtedness (such estimate, the “Estimated Closing Indebtedness”), (v) the Harvest Volume Adjustment Amount for each Region (such estimate, the “Estimated Harvest Volume Adjustment Amount”), (vi) the Casualty Loss Adjustment Amount (such estimate, the “Estimated Casualty Loss Adjustment Amount”) and (vii) the Consent Adjustment Amount (such estimate, the “Estimated Consent Adjustment Amount”). The Closing Statement shall set forth the calculations of such amounts in a format consistent with the Sample Closing Statement and be prepared in accordance with the Transaction Accounting Principles, including the use of the same line item categories (and specific line items within those categories) set forth on and used in the preparation of the Sample Closing Statement. The Estimated WC Adjustment Amount, the Estimated CU Adjustment Amount, the Estimated Closing Cash Amounts, the Estimated Closing Indebtedness, the Estimated Harvest Volume Adjustment Amount for each Region, the Estimated Casualty Loss Adjustment Amount and the Estimated Consent Adjustment Amount shall be used to calculate the Closing Purchase Price to be paid by Purchaser to Seller at the Closing. Upon receipt of the Closing Statement, Purchaser may provide comments on the Closing Statement and Seller shall consider such comments in good faith and revise the Closing Statement, if Seller deems reasonable or necessary, prior to the Closing Date, which revised statement shall be deemed the Closing Statement for all purposes of this Agreement.
(c)    As promptly as reasonably possible and in any event within forty (40) days after the Closing Date, Purchaser shall prepare or cause to be prepared, and will provide to Seller, a written statement (the “Post-Closing Statement”), setting forth a good-faith calculation of (i) the WC Adjustment Amount, (ii) the CU Adjustment Amount, (iii) the Closing Cash Amounts, (iv) the Closing Indebtedness, (v) the Harvest Volume Adjustment Amount, (vi) the Casualty Loss Adjustment Amount and (vii) the Consent Adjustment Amount. The Post-Closing Statement shall set forth in reasonable detail Purchaser’s calculations of such amounts in a format consistent with the Sample Closing Statement and shall be prepared in accordance with the Transaction Accounting Principles, including the use of the same line item categories (and specific line items within those categories) set forth on the Sample Closing Statement.
(d)    Within thirty (30) days following receipt by Seller of the Post-Closing Statement, Seller shall deliver written notice to Purchaser of any dispute Seller has with respect to the calculation, preparation or content of the Post-Closing Statement (the “Dispute Notice”), except for (i) any dispute Seller has with respect to the calculation, preparation or content of the Harvest Volume Adjustment Amount, which shall be resolved in accordance with Section 2.6(c), (ii) any dispute Seller has with respect to the calculation, preparation or content of the Casualty Loss Adjustment Amount, which shall be resolved in accordance with Section 5.13(e) or (iii) any dispute Seller has with respect to the calculation, preparation or content of the Consent Adjustment Amount, which shall be resolved in accordance with Section 10.8; provided, however, that if Seller does not deliver any Dispute Notice to Purchaser within such thirty (30)-day period, the Post-Closing Statement will be final, conclusive and binding on the Parties. The Dispute Notice shall set forth in reasonable detail (i) any item on the Post-Closing Statement that

Seller disputes, (ii) the basis for Seller’s dispute and (iii) the correct amount of such item, whereas any undisputed item on the Post-Closing Statement will be deemed final and binding. Upon receipt by Purchaser of a Dispute Notice, Purchaser and Seller shall negotiate in good faith to resolve any dispute set forth therein. If Purchaser and Seller fail to resolve any such dispute within thirty (30) days after delivery of the Dispute Notice (the “Dispute Resolution Period”), then Purchaser and Seller jointly shall engage, within ten (10) Business Days following the expiration of the Dispute Resolution Period, [* * * * *] or, if [* * * * *] is unavailable or conflicted, [* * * * *] or, if [* * * * *] is unavailable or conflicted, another nationally recognized independent accounting firm with an office in New Zealand selected jointly by Seller and Purchaser (the “Independent Accounting Firm”) to resolve any such dispute; provided that if Seller and Purchaser are unable to agree on the Independent Accounting Firm, then each of Seller and Purchaser shall select a nationally recognized independent accounting firm, and the two (2) firms will mutually select a third (3rd) nationally recognized independent accounting firm to serve as the Independent Accounting Firm. As promptly as practicable, and in any event not more than fifteen (15) days following the engagement of the Independent Accounting Firm, Purchaser and Seller shall each prepare and submit a presentation detailing such Party’s complete statement of proposed resolution of each issue still in dispute to the Independent Accounting Firm (and such presentation, and all other communications with the Independent Accounting Firm, will be simultaneously made or delivered to the other Party). Purchaser and Seller shall instruct the Independent Accounting Firm to, as soon as practicable after the submission of the presentations described in the immediately preceding sentence and in any event not more than twenty (20) days following such presentations, make a final determination of the appropriate amount of each of the line items that remain in dispute as indicated in the Dispute Notice (and that have not been thereafter resolved by written agreement of the Parties). With respect to each disputed line item, such determination, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller or Purchaser, as applicable, in the Dispute Notice and the Post-Closing Statement, respectively. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to those line items that remain in dispute as indicated in the Dispute Notice (and that have not been thereafter resolved by written agreement of the Parties) and whether any disputed determinations of the WC Adjustment Amount, the CU Adjustment Amount, the Closing Cash Amounts and the Closing Indebtedness were properly calculated in accordance with the Transaction Accounting Principles and the provisions of this Agreement. The Independent Accounting Firm shall act as an expert and not as an arbitrator. Neither Purchaser, Seller nor any of their respective Affiliates or Representatives shall have any ex parte conversations or meetings with the Independent Accounting Firm in connection with any dispute submitted by Purchaser or Seller to the Independent Accounting Firm pursuant to this Section 2.5(d) without the prior written consent of the other Party. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne (x) by Purchaser in the proportion that the aggregate dollar amount of the items submitted to the Independent Accounting Firm for resolution that are successfully disputed by Seller (as finally determined by the Independent Accounting Firm) bears to the aggregate dollar amount of such items so submitted and (y) by Seller in the proportion that the aggregate dollar amount of the items submitted to the Independent Accounting Firm for resolution that are unsuccessfully disputed by Seller (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of such items so submitted. For example, if Seller submits a Dispute Notice to the Independent Accounting Firm for $1,000, and if Purchaser contests to the Independent

Accounting Firm only $500 of the amount claimed by Seller, and if the Independent Accounting Firm ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of the Independent Accounting Firm will be allocated 60% (i.e., 300/500) to Purchaser and 40% (i.e., 200/500) to Seller. All determinations made by the Independent Accounting Firm, and the Post-Closing Statement, as modified by the Independent Accounting Firm and to reflect any items resolved by written agreement of the Parties, will be final, conclusive and binding on the Parties absent manifest error.
(e)    For purposes of complying with the terms set forth in this Section 2.5, each of Seller and Purchaser shall reasonably cooperate with and make available to each other, the Independent Accounting Firm and each of their respective Representatives all information, records, data and working papers, in each case to the extent related to the Purchased Entities (and Subsidiaries thereof and the Joint Ventures), and shall permit reasonable access, upon reasonable notice during normal business hours, consistent with applicable Law and in accordance with bona fide procedures established by the accessed Party, access to its and their facilities and personnel, in each case solely as may be reasonably required in connection with the preparation, analysis and review of the Closing Statement and the Post-Closing Statement and the resolution of any disputes thereunder.
Section 2.6. Harvest Volume Adjustment.
(a)    If the Actual Harvest Volume for a Region (i) exceeds the Planned Harvest Volume for such Region by more than an amount equal to [* * * * *] percent ([* * * * *]%) of such Planned Harvest Volume, or (ii) is less than the Planned Harvest Volume for such Region by more than an amount equal to [* * * * *] percent ([* * * * *]%) of such Planned Harvest Volume, then the Harvest Volume Adjustment Amount (which will be positive in the case of clause (i) and negative in the case of clause (ii)) for such Region shall be calculated as follows:
HVAA = [A – P] x M x Sharing Ratio
Where:
“HVAA” means the Harvest Volume Adjustment Amount for the applicable Region.

“A” means the Actual Harvest Volume for the applicable Region.

“P” means the Planned Harvest Volume for the applicable Region.

“M” means the average of the monthly Margin Per Tonne for the applicable Region for each of the [* * * * *] most recent full consecutive months prior to the Measurement Time.

The Parties agree that in the event the Actual Harvest Volume for a Region (i) exceeds the Planned Harvest Volume for such Region by more than an amount equal to [* * * * *] percent ([* * * * *]%) of such Planned Harvest Volume or (ii) is less than the Planned Harvest Volume for such Region by more than an amount equal to [* * * * *] percent ([* * * * *]%) of such Planned Harvest Volume, then during the period from the Closing until the delivery by Purchaser of the Post-Closing Statement, the Parties shall cooperate in good faith to ensure that the Harvest Volume Adjustment Amount is calculated in such a manner as to avoid double-counting, over-counting or under-counting with respect to the value of the harvested logs and associated costs.

(b)    If the Actual Harvest Volume for a Region exceeds or is less than the Planned Harvest Volume for such Region by an amount equal to or less than [* * * * *] percent ([* * * * *]%) of such Planned Harvest Volume, then the Harvest Volume Adjustment Amount for such Region shall be equal to zero and no adjustment to the Closing Purchase Price or the Final Purchase Price shall be made with respect thereto.
(c)    Upon receipt by Purchaser of a Dispute Notice pursuant to Section 2.5(d) involving the calculation, preparation or content of the Harvest Volume Adjustment Amount, Purchaser and Seller shall negotiate in good faith to resolve any dispute set forth therein. If Purchaser and Seller fail to resolve any such dispute with respect to the Harvest Volume Adjustment Amount within thirty (30) days after delivery of the Dispute Notice (the “Harvest Dispute Resolution Period”), then Purchaser and Seller jointly shall engage, within ten (10) Business Days following the expiration of the Harvest Dispute Resolution Period, an independent expert mutually agreed by Seller and Purchaser (the “Independent Expert”) to resolve any such dispute; provided that, if Seller and Purchaser are unable to agree on the Independent Expert, then such Independent Expert shall be an independent person appointed by the President of the New Zealand Institute of Forestry upon the application of any Party. Except as set forth in this Section 2.6(c), the dispute resolution procedures set forth in Section 2.5(d) shall apply to any dispute pursuant to this Section 2.6(c) mutatis mutandis.
(d)    For purposes of complying with the terms set forth in this Section 2.6, each of Seller and Purchaser shall reasonably cooperate with and make available to each other, the Independent Expert and each of their respective Representatives all information, records, data and working papers, in each case to the extent related to the calculation of the Actual Harvest Volume and the Harvest Volume Adjustment Amount (if any) for each Region, and shall permit reasonable access, upon reasonable notice during normal business hours, consistent with applicable Law and in accordance with bona fide procedures established by the accessed Party, access to its and their facilities and personnel, in each case solely as may be reasonably required in connection with the preparation, analysis and review of the Post-Closing Statement with respect to the Harvest Volume Adjustment Amount and the resolution of any disputes thereunder.
Section 2.7.    Adjustment in Respect of Specified Consents. The Estimated Consent Adjustment Amount shall be based on the Specified Consents that have been received on or prior to the date on which Seller delivers to Purchaser the Closing Statement. If any Specified Consents are obtained after such date and prior to the date on which Purchaser delivers the Post-Closing Statement, then, provided any such Specified Consents obtained after the Closing include appropriate waivers of any remedies for failure of the applicable Specified Consent to be obtained prior to the Closing, the Consent Adjustment Amount shall be recalculated taking into account the receipt of such Specified Consents and such recalculated Consent Adjustment Amount shall become the final Consent Adjustment Amount for purposes of the Final Purchase Price upon the date of delivery of the Post-Closing Statement by Purchaser.

Section 2.8.    Calculation of Final Purchase Price.
(a)    The “Final Purchase Price” means the Base Purchase Price, plus (i) the Closing Cash Amounts, plus (ii) the WC Adjustment Amount (which may be a positive or negative number), minus (iii) the CU Adjustment Amount, minus (iv) the Closing Indebtedness, in the case of each of clauses (i), (ii), (iii) and (iv), as finally determined pursuant to Section 2.5(d), minus (v) the Harvest Volume Adjustment Amount for each Region (which may be a positive or negative number), in the case of this clause (v), as finally determined pursuant to Section 2.6(c), minus (vi) the Casualty Loss Adjustment Amount, in the case of this clause (vi), as finally determined prior to the Closing pursuant to Section 5.13(e), minus (vii) the Consent Adjustment Amount, as finally determined pursuant to Section 2.7.
(b)    If the Closing Purchase Price shall exceed the Final Purchase Price, then Seller shall pay or cause to be paid an amount in cash equal to such excess to Purchaser by wire transfer of immediately available funds to an account or accounts designated in writing by Purchaser to Seller; or if the Final Purchase Price shall exceed the Closing Purchase Price, then Purchaser shall pay or cause to be paid an amount in cash equal to such excess to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Purchaser. Any such payment is to be made within five (5) Business Days of the later of (i) the date on which the WC Adjustment Amount, the CU Adjustment Amount, the Closing Cash Amounts and the Closing Indebtedness are finally determined pursuant to Section 2.5, (ii) the date on which the Harvest Volume Adjustment Amount for each Region is finally determined pursuant to Section 2.6, (iii) the date on which the Casualty Loss Adjustment Amount is finally determined pursuant to Section 5.13(e) and (iv) the date on which the Consent Adjustment Amount is finally determined pursuant to Section 2.7.
(c)    The processes set forth in Section 2.5, Section 2.6, Section 2.7, this Section 2.8 and Section 5.13, as applicable, shall be the sole and exclusive remedy of any of the Parties and their respective Affiliates for any disputes related to the Closing Working Capital, the WC Adjustment Amount, the Closing Cash Amounts, the Closing Indebtedness, the CU Adjustment Amount, the Actual Harvest Volume, the Harvest Volume Adjustment Amount, the Casualty Loss Adjustment Amount, the Consent Adjustment Amount, the Closing Purchase Price, the Final Purchase Price and the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith.
Section 2.9.    Withholding Taxes. Purchaser, Seller and any other applicable withholding agent each shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amount otherwise payable pursuant to this Agreement any Taxes required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws. Other than any deduction or withholding in respect of payments that the Parties agree are treated as compensation for Tax purposes, a Party shall (a) prior to making any deduction or withholding on any amount, notify such other Party of its intent to make such deduction or withholding and (b) cooperate in good faith to avoid or minimize the need to make such deduction or withholding to the extent permitted by applicable Law. Any amounts so withheld shall be promptly paid over to the appropriate Governmental Entity. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Entity by one Party, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction or withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER ENTITIES
Except as disclosed in the corresponding Section of the Seller Disclosure Schedules, the Seller Entities hereby represent and warrant to Purchaser as follows:
Section 3.1.    Organization and Standing. Each Seller Entity is a corporation, partnership or other legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization.
Section 3.2.    Capital Structure
(a)    Each Purchased Entity is a corporation, partnership or other legal entity duly organized and validly existing, with corporate or other similar applicable power and authority to own, lease and operate its properties and assets and to carry on its respective business as currently conducted. Each Purchased Entity is duly qualified to do business and, where applicable, in good standing in each jurisdiction where the nature of its business or properties makes such qualification necessary.
(b)    All of the Purchased Interests are validly issued, fully paid and, in the case of any Purchased Entity which is a corporation, non-assessable. Except for the Purchased Interests, there are no outstanding equity interests of any Purchased Entity and there are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other commitments pursuant to which any Purchased Entity is or may become obligated to issue, sell, purchase, return, redeem or otherwise acquire any equity interests of such Purchased Entity or any other Person may have any right to acquire any equity interests of such Purchased Entity. Rayonier TRS owns of record and beneficially the RNZ Purchased Interests free and clear of all Liens and Rayonier Operating owns of record and beneficially the RCL Purchased Interests free and clear of all Liens.
(c)    Assuming Purchaser has the requisite power and authority to be the lawful owner of the Purchased Interests, and subject to the accuracy of Purchaser’s representations and warranties set forth in Article IV, upon consummation of the Transaction, Purchaser shall own all of the Purchased Interests free and clear of all Liens.
(d)    Section 3.2(d) of the Seller Disclosure Schedules sets forth, as of the date of this Agreement, (i) the name and the jurisdiction of organization of each Subsidiary and (ii) the record or registered owners of the outstanding equity interests of each Subsidiary. Other than as expressly set out in Section 3.2(d) of the Seller Disclosure Schedules, no other Person is a record or registered owner of any equity interest in a Subsidiary. Each Subsidiary is a corporation, partnership or other legal entity duly organized and validly existing, with corporate or other similar applicable power and authority to own, lease and operate its properties and assets and to carry on its respective business as currently conducted. All of the outstanding equity interests of each Subsidiary are validly issued, fully paid and, in the case of any such Subsidiary which is a corporation, non-assessable. There are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other commitments pursuant to which any Subsidiary is or may become obligated to issue, sell, purchase, return, redeem or otherwise acquire any equity interests of such Subsidiary or any other Person may have any right to acquire any equity interests of such Subsidiary.
(e)    Section 3.2(e) of the Seller Disclosure Schedules sets forth, as of the date of this Agreement, (i) the name and the jurisdiction of organization of each Joint Venture and (ii) the record owners of the outstanding equity interests of each Joint Venture. Other than as expressly set out in Section 3.2(e) of the Seller Disclosure Schedules, no other Person is a record or registered owner of any equity interest in a Joint Venture. Each Joint Venture is a corporation, partnership or other legal entity duly organized and validly existing, with corporate or other similar applicable power and authority to own, lease and operate its properties and assets and to carry on its respective business as currently conducted. All of the outstanding equity interests of each Joint Venture are validly issued, fully paid and, in the case of any such Joint Venture which is a corporation, non-assessable. There are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other commitments pursuant to which any Joint Venture is or may become obligated to issue, sell, purchase, return, redeem or otherwise acquire any equity interests of such Joint Venture or any other Person may have any right to acquire any equity interests of such Joint Venture.
(f)    Except as set forth in Section 3.2(f) of the Seller Disclosure Schedules, the Purchased Entities do not own equity interests (or interests convertible or exercisable into equity) in any Person other than the Subsidiaries set forth on Section 3.2(d) of the Seller Disclosure Schedules and the Joint Ventures set forth on Section 3.2(e) of the Seller Disclosure Schedules.
Section 3.3.    Authority; Enforceability.
(a)    Each Seller Entity has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party and to perform its obligations hereunder and thereunder, including the transfer of the Purchased Interests. The execution and delivery by each Seller Entity of this Agreement and each other Transaction Document to which it is or will be a party, and the performance by each Seller Entity of its obligations hereunder and thereunder, have been (or with respect to any Transaction Document to be entered into at the Closing, will have been as of the Closing) duly authorized by all requisite corporate action. Except as have been obtained, no vote of any stockholders or other equity holders of each Seller Entity or any of Seller’s Affiliates is required for the execution of this Agreement or the consummation of the Transaction or the other transactions contemplated hereby.
(b)    This Agreement has been duly executed and delivered by each Seller Entity and, assuming this Agreement has been duly executed and delivered by Purchaser, constitutes a valid and binding obligation of each Seller Entity, and each other Transaction Document will be as of the Closing duly executed and delivered by the applicable Seller Entity that will be a party thereto and will, assuming such Transaction Document has been duly executed and delivered by Purchaser, constitute a valid and binding obligation of the applicable Seller Entity, in each case enforceable against each Seller Entity in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 3.4.    No Conflicts; Consents. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller do not and will not, except as set forth on Section 3.4 of the Seller Disclosure Schedules, (a) violate any provision of the certificate of incorporation or bylaws, constitutions or comparable organizational documents of each Seller Entity, the Purchased Entities or any of their Subsidiaries or the Joint Ventures, (b) conflict with, constitute a default under, or result in the breach or termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of the Purchased Entities (or any Subsidiary thereof or Joint Venture) or of any right (including, without limitation, approval rights over transfers (whether direct or indirect) or changes of control) or obligation of counterparties thereto, including, without limitation, preemptive rights, rights of first offer, rights of first refusal and/or rights of termination under any Material Contract, and (c) assuming compliance with the matters set forth in Section 3.5 and Section 4.4, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Entity to which each Seller Entity or the Purchased Entities (or any Subsidiary thereof or Joint Venture) is subject, except, with respect to clauses (b) and (c), as would not reasonably be expected to, individually or in the aggregate, be material to the Purchased Entities, their Subsidiaries and the Joint Ventures, taken as a whole, or prevent, materially impair or materially delay the ability of Seller and its Affiliates to perform their obligations under this Agreement and the other Transaction Documents or to consummate the transactions contemplated hereby and thereby.
Section 3.5.    Governmental Authorization. Assuming the accuracy of Section 4.4, the execution, delivery and performance of this Agreement by Seller does not require any Approval of, or Filing with, any Governmental Entity, except for the Regulatory Approvals set forth in Section 3.5 of the Seller Disclosure Schedules.
Section 3.6.    Proceedings.
(a)    Except as set forth on Section 3.6(a) of the Seller Disclosure Schedules, there is no Proceeding pending or, to the Knowledge of Seller, threatened in writing against a Purchased Entity or any Subsidiary thereof or Joint Venture, or any properties or rights of a Purchased Entity or any Subsidiary thereof or Joint Venture, before any Governmental Entity or arbitration tribunal other than Proceedings which would not reasonably be expected to, individually or in the aggregate, be material to the Purchased Entities, their Subsidiaries and the Joint Ventures, taken as a whole, or prevent, materially impair or materially delay the ability of Seller and its Affiliates to perform their obligations under this Agreement and the other Transaction Documents or to consummate the transactions contemplated hereby and thereby.
(b)    Except as set forth on Section 3.6(b) of the Seller Disclosure Schedules, none of the Purchased Entities or any Subsidiary thereof or Joint Venture is subject to any outstanding Judgment of any Governmental Entity or arbitration tribunal other than those which would not reasonably be expected to, individually or in the aggregate, be material to the Purchased Entities, their Subsidiaries and the Joint Ventures, taken as a whole, or prevent, materially impair or materially delay the ability of Seller and its Affiliates to perform their obligations under this Agreement and the other Transaction Documents or to consummate the transactions contemplated hereby and thereby.

Section 3.7.    Financial Statements; Absence of Undisclosed Liabilities.
(a)    Section 3.7(a) of the Seller Disclosure Schedules sets forth copies of (clauses (i) through (iii), collectively, and together with any notes thereto, the “Business Financial Information”):
(i)    with respect to MFG (including its Subsidiaries and the Joint Ventures to the extent consolidated into the accounts of MFG), (x) the audited consolidated balance sheets and the related statements of comprehensive income, changes in equity and cash flow as of and for the fiscal years ended December 31, 2023, December 31, 2022 and December 31, 2021, and (y) the monthly management accounts as of and for the periods ended January 31, 2024 up to September 30, 2024;
(ii)    with respect to RCL (on a standalone basis), (x) the unaudited balance sheets and the related statements of comprehensive income as of and for the fiscal years ended December 31, 2023, December 31, 2022 and December 31, 2021, and (y) the monthly unaudited balance sheets and the related statements of comprehensive income as of and for the periods ended January 31, 2024 up to September 30, 2024; and
(iii)    with respect to RNZ (on a standalone basis), (x) the audited balance sheets and the related statements of comprehensive income, changes in equity and cash flow as of and for the fiscal years ended December 31, 2023, December 31, 2022 and December 31, 2021, and (y) the monthly unaudited trial balances as of and for the periods ended January 31, 2024 up to September 30, 2024.
(b)    The Business Financial Information (i) has been derived from the books and records of the Purchased Entities, their Subsidiaries and the Joint Ventures and prepared, in the case of MFG, its Subsidiaries, the Joint Ventures and RNZ in accordance with IFRS, and in the case of RCL in accordance with U.S. GAAP, in all material respects, consistently applied, and (ii) presents fairly in all material respects (A) the financial condition of such Persons as of the dates therein specified and (B) the financial performance of such Persons for the periods indicated; provided that the interim financial statements or information included in the Business Financial Information do not include footnote disclosures and are subject to changes resulting from normal and recurring year-end audit adjustments.
(c)    The Purchased Entities, their Subsidiaries and the Joint Ventures do not have any Liabilities that would be required by IFRS or U.S. GAAP, as applicable, to be reflected on a balance sheet of such Person (if such balance sheet was to be prepared on the date hereof), other than Liabilities that: (i) are reflected or reserved against in the most recent balance sheets included in the Business Financial Information as of September 30, 2024 (“Balance Sheet Date”), (ii) were incurred since the Balance Sheet Date in the Ordinary Course of Business, (iii) will be reflected, reserved, accrued, recorded or included in the Closing Working Capital, the WC Adjustment Amount, the CU Adjustment Amount, the Closing Indebtedness or the Harvest Volume Adjustment Amount, (iv) are permitted or contemplated by this Agreement or disclosed in the Seller Disclosure Schedules, or (v) would not reasonably be expected to, individually or in the aggregate, be material to the Purchased Entities, their Subsidiaries and the Joint Ventures, taken as a whole.

(d)    The accounting policies adopted in the audited financial accounts of MFG, its Subsidiaries and the Joint Ventures and RNZ have been consistently applied as of and for the fiscal years ended December 31, 2023, December 31, 2022 and December 31, 2021 to ensure compliance with the Financial Reporting Act 2013.
(e)    The books and records of the Purchased Entities, their Subsidiaries and the Joint Ventures have been maintained in all material respects in accordance with applicable Law. The accounting policies adopted in the monthly management accounts of MFG, its Subsidiaries and the Joint Ventures and the monthly trial balances of RNZ for the periods indicated in Section 3.7(a) have been consistently applied in all material respects for the preceding [* * * * *], unless changes were required by IFRS or U.S. GAAP.
(f)    The Purchased Entities, their Subsidiaries and the Joint Ventures maintain a system of internal controls over financial reporting designed to provide reasonable assurances that receipts and expenditures are made only in accordance with the authorization of management and include controls relating to the prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of the Purchased Entities, the Subsidiaries and the Joint Ventures.
(g)    No Purchased Entity, Subsidiary thereof or Joint Venture is, or has engaged in, financing of a type which is not (for the purposes of IFRS or U.S. GAAP, as applicable) required to be shown or reflected in its financial statements.
Section 3.8.    Absence of Changes or Events. Except in connection with or in preparation for the Sale Process, the Transaction and the other transactions contemplated by this Agreement, since the Balance Sheet Date:
(a)    the Purchased Entities, their Subsidiaries and the Joint Ventures have conducted their business in all material respects in the Ordinary Course of Business;
(b)    there has not been any Business Material Adverse Effect; and
(c)    the Purchased Entities have not taken any action that, if taken after the date of this Agreement, would require Purchaser’s consent pursuant to clause (i), (ii), (iii), (iv), (v), (vi), (vii)(A), (ix), (x), (xii), (xiii), (xiv)(A), (xv), (xvii) or (xviii) (to the extent the applicable authorization, commitment or agreement relates to the preceding clauses) of Section 5.2(b).
Section 3.9.    Sufficiency of Assets. (a) Except as otherwise provided in this Agreement or as would not, individually or in the aggregate, be material to the Purchased Entities, their Subsidiaries and the Joint Ventures, taken as a whole, (b) assuming all Regulatory Approvals and Consents listed on Section 3.4 of the Seller Disclosure Schedules have been obtained and (c) taking into account and giving effect to the Transaction Documents, the Purchased Entities, their Subsidiaries and the Joint Ventures will have, as of the Closing, good title to, or other legal rights to use, all of the assets, properties and rights necessary to conduct their business immediately following the Closing in substantially the same manner as conducted by such Persons in the Ordinary Course of Business.

Section 3.10.    Intellectual Property.
(a)    Section 3.10(a) of the Seller Disclosure Schedules sets forth a true and complete list as of the date of this Agreement of all patents, registered copyrights and registered trademarks, and any pending applications for the foregoing, together with any domain names, in each case, that are owned by any of the Purchased Entities or any of their Subsidiaries or the Joint Ventures.
(b)    All Business Intellectual Property that is owned by the Purchased Entities, their Subsidiaries or the Joint Ventures is (i) owned by such Person free and clear of all Liens other than Permitted Liens, (ii) subsisting and not (other than applications) subject to any Judgment rendering them invalid or unenforceable, and (iii) not subject to any Proceeding that is pending or, to the Knowledge of Seller, threatened, against the Purchased Entities, their Subsidiaries or the Joint Ventures challenging the validity or enforceability, or the Purchased Entities’, their Subsidiaries’ or the Joint Ventures’ ownership, thereof, except, in each case, as would not reasonably be expected to, individually or in the aggregate, be material to the Purchased Entities, their Subsidiaries and the Joint Ventures, taken as a whole.
(c)    Except as would not, individually or in the aggregate, be material to the Purchased Entities, their Subsidiaries and the Joint Ventures, taken as a whole, the Purchased Entities (or their Subsidiaries or the Joint Ventures) own or have the right to use or exploit all Intellectual Property used in or necessary to conduct their business in the Ordinary Course of Business.
(d)    (i) To the Knowledge of Seller, no third party is infringing, misappropriating or otherwise violating any Business Intellectual Property that is owned by the Purchased Entities, their Subsidiaries or the Joint Ventures, (ii) the conduct of the business of the Purchased Entities, their Subsidiaries and the Joint Ventures does not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person, except as would not reasonably be expected to, individually or in the aggregate, be material to the Purchased Entities, their Subsidiaries and the Joint Ventures, taken as a whole, and (iii) none of Seller, the Purchased Entities, their Subsidiaries or the Joint Ventures have received any written notice within the three (3)-year period prior to the date of this Agreement alleging that the conduct of their business materially infringes, misappropriates, or violates the Intellectual Property of any other Person.
Section 3.11.    Real Property.
(a)    Section 3.11(a) of the Seller Disclosure Schedules sets forth a list, as of the date of this Agreement, that is complete and accurate in all material respects, of the real property owned by the Purchased Entities (or their Subsidiaries or the Joint Ventures) (the “Owned Real Property”). Except as set forth in Section 3.11(a) of the Seller Disclosure Schedules, the Purchased Entities (or their applicable Subsidiaries or the Joint Ventures) have fee simple or comparable valid title to the Owned Real Property, as per the relevant record of title, free and clear of any Liens, other than Permitted Liens. Except as set forth in Section 3.11(a) of the Seller Disclosure Schedules, none of the Owned Real Property is subject to any first refusal, purchase option, right to purchase or other similar right.

(b)    Section 3.11(b) of the Seller Disclosure Schedules sets forth a list, as of the date of this Agreement, that is complete and accurate in all material respects, of all leases, subleases, tenancy, licenses, easements, caveats, options, claims, covenants, cutting rights, forestry rights, forestry licenses and other subordinate interests granted to the Purchased Entities (or their Subsidiaries or the Joint Ventures) and the real property leased by the Purchased Entities (or their Subsidiaries or the Joint Ventures) (collectively, the “Leased Real Property” and, together with the Owned Real Property, in each case, inclusive of all improvements and planted timber located thereon, the “Real Property”). True, correct and complete copies of the leases, licenses, rights or other instruments governing the Leased Real Property have been delivered to Purchaser. Each Purchased Entity (or Subsidiary thereof or Joint Venture) has good legal and beneficial title to the forestry right to which it is identified as the grantee, and each forestry right is the absolute property of the Purchased Entity (or Subsidiary thereof or Joint Venture) identified as the grantee of the relevant forestry right.
(c)    The Real Property is the only land and building owned, used or occupied by the Purchased Entities (or their Subsidiaries or the Joint Ventures) as of the date of this Agreement.
(d)    Except as set forth in Section 3.11(d) of the Seller Disclosure Schedules and except for Permitted Liens, the Purchased Entities (or their Subsidiaries or the Joint Ventures) have exclusive occupation and right of quiet enjoyment of each Owned Real Property and the benefit of the rights granted for each Leased Real Property and, as of the date of this Agreement, the land interests in the Owned Real Property are not subject to any lease, sublease, tenancy, license entitling possession, easements, caveat, option claim, covenant, forestry right, cutting right or other right of occupation or access in favor of any other Person (other than access rights or licenses granted for telecommunications, apiary, hunting, walking, mountain biking or similar access licenses which do not materially affect the operations of the business of the Purchased Entities, their Subsidiaries and the Joint Ventures) or any option requiring a Purchased Entity (or any Subsidiary or Joint Venture) to grant any such entitlement to any third party.
(e)    Except as would not, individually or in the aggregate, be material to the Purchased Entities, their Subsidiaries and the Joint Ventures, taken as a whole, each lease, license, right or other instrument governing Leased Real Property is valid and binding on the Purchased Entity, Subsidiary thereof or Joint Venture that is a party thereto and, to the Knowledge of Seller, each other party thereto and is in full force and effect, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law). Except as would not, individually or in the aggregate, be material to the Purchased Entities, their Subsidiaries and the Joint Ventures, taken as a whole, (i) no Purchased Entity, Subsidiary thereof or Joint Venture is in breach of any forestry right, cutting right, lease, tenancy, license or any other agreement under which it holds any land interests and (ii) to the Knowledge of Seller, there are not any circumstances which would entitle any grantor, landlord, licensor or other Person to terminate any such forestry right, cutting right, lease, tenancy, license or other agreement or would otherwise restrict in any respect or terminate the continued possession or occupation by such Purchased Entity, Subsidiary thereof or Joint Venture of the Leased Real Property.

(f)    The Real Property, and the use by the Purchased Entities or their Subsidiaries or the Joint Ventures of the Real Property complies in all material respects with all applicable Laws and any operative regional or district plan and with all applicable resource consents, building consents and other applicable statutory or local body regulations and requirements.
(g)    Except as would not reasonably be expected to, individually or in the aggregate, be material to the Purchased Entities, their Subsidiaries and the Joint Ventures, taken as a whole, all improvements located on the Real Property have received all necessary Approvals of Governmental Entities (including licenses and permits) required in connection with the use thereof by the Purchased Entities or their Subsidiaries or the Joint Ventures in the Ordinary Course of Business. There are no judicial or administrative Proceedings pending or, to the Knowledge of Seller, threatened in writing under any condemnation, environmental, zoning, eminent domain, land-use or other Law applicable to the Real Property which, if adversely decided, would materially interfere with the use by the Purchased Entities, their Subsidiaries or the Joint Ventures of the Real Property in the Ordinary Course of Business. There are no outstanding unpaid assessment notices against any of the Real Property.
(h)    Except as would not, individually or in the aggregate, be material to the Purchased Entities, their Subsidiaries and the Joint Ventures, taken as a whole, as of the date of this Agreement, (i) there are no subsisting disputes in relation to any of Leased Real Property and there have been no material previous disputes in relation to any of the Leased Real Property in the last three (3) years; (ii) all rent, fees and any other monies or outgoings payable by any Purchased Entity or its Subsidiaries or Joint Ventures under each Leased Real Property has been paid without a material deduction or set-off on or before the relevant due date for payment; and (iii) to the Knowledge of Seller, no Purchased Entity or Subsidiary thereof or Joint Venture is in breach of its obligations under the Leased Real Property.
(i)    The Real Property has legal access to the public roading network by way of the relevant record of title having frontage to a legal road, being contiguous with a record of title owned by the Purchased Entities or their Subsidiaries or the Joint Ventures which has frontage to a legal road, or having appurtenant to it registered rights by way of a roadway or registered right of way. Information provided in the Seller Disclosure Schedules or in writing to the Purchaser in respect of practical access arrangements to the Real Property is true and accurate in all material respects.
(j)    Except as set forth in Section 3.11(j) of the Seller Disclosure Schedules, the Purchased Entities (or their Subsidiaries or the Joint Ventures) have not, in the [* * * * *] years prior to the date of this Agreement, received any notice under the Public Works Act 1981 from a Governmental Entity in respect of any of the Real Property which notice (x) relates to the proposed acquisition of an interest in land exceeding [* * * * *] hectares in total or (y) has not yet been resolved.
(k)    The Purchased Entities (or their Subsidiaries or the Joint Ventures) have not received any written notice from any owners or occupiers of any land contiguous to the Real Property under the Fencing Act 1978 which would reasonably be expected to require any Purchased Entity to erect or repair a fence between the Real Property and any contiguous land and which has not been resolved.

(l)    Seller has not received any written notices of any active claims nor has any Knowledge of any active claims made under the Treaty of Waitangi Act 1975 in respect of the Real Property.
(m)    Except as would not reasonably be expected to, individually or in the aggregate, be material to the Purchased Entities, the Subsidiaries and the Joint Ventures, taken as a whole, the standing trees are planted within the title boundaries of the Real Property with a view to there being no instances of give and takes over boundary planting. Except as would not reasonably be expected to, individually or in the aggregate, be material to the Purchased Entities, the Subsidiaries and the Joint Ventures, taken as a whole, there are no encroachments of buildings, structures or any other item onto the Real Property and there are no buildings, structures or other items on the Real Property that encroach onto any neighboring or adjoining land. The Purchased Entities, the Subsidiaries and the Joint Ventures have not received any notice of material encroachment which has not been resolved with the applicable counterparty.
(n)    Except as disclosed in Section 3.11(n) of the Seller Disclosure Schedules, no written or, to the Knowledge of Seller, oral termination notice or return notice has been served under any of the Leased Real Property by any Purchased Entity or the proprietor thereof.
(o)    To the Knowledge of Seller, there has been no Casualty Loss on any of the Real Property in the [* * * * *] period prior to the date of this Agreement. As of the date of this Agreement, there is no Casualty Loss on any of the Real Property.
Section 3.12.    Contracts.
(a)    Section 3.12(a) of the Seller Disclosure Schedules sets forth the following Contracts to which any Purchased Entity, Subsidiary thereof or Joint Venture is a party to or bound by as of the date of this Agreement (other than sales or purchase orders, statements of work, standard terms and conditions and similar instruments entered into or used in the Ordinary Course of Business) (the “Material Contracts”):
(i)    the Contracts with the twenty (20) largest customers (measured by aggregate dollar amounts received by the Purchased Entities, their Subsidiaries and the Joint Ventures in the fiscal year ended December 31, 2023) (such counterparties, the “Significant Customers”);
(ii)    the Contracts with the twenty (20) largest suppliers (measured by dollar amounts spent by the Purchased Entities, their Subsidiaries and the Joint Ventures in the fiscal year ended December 31, 2023) for the supply of services, products or materials (such counterparties, the “Significant Suppliers”);
(iii)    any Contract relating to the acquisition or disposition of any business or assets (whether by merger, sale of stock, sale of assets or otherwise) for an aggregate purchase price in excess of $1,000,000 pursuant to which a Purchased Entity or any of its Subsidiaries or Joint Venture has material continuing earn-out, indemnification or similar obligations following the date of this Agreement;
(iv)    any joint venture or partnership agreement with a third party, including the Shareholders Agreement and any Contractual Joint Venture;

(v)    any Contract relating to indebtedness for borrowed money (or a commitment to advance indebtedness) in excess of $1,000,000 with respect to which a Purchased Entity (or Subsidiary thereof or Joint Venture) is an obligor, other than any such indebtedness to be repaid or extinguished pursuant to this Agreement at or prior to the Closing;
(vi)    any Contract requiring future capital expenditure obligations of the Purchased Entities, their Subsidiaries or the Joint Ventures in excess of $1,000,000;
(vii)    any Contract including a forestry right for the Purchased Entities, their Subsidiaries or the Joint Ventures, where such Contract includes a restriction on change of control or transfer that would reasonably be expected to require consent of a third party as a result of the Transaction;
(viii)    any Contract that by its express terms limits or impairs the ability of a Purchased Entity (or any Subsidiary thereof or Joint Venture) to compete in any line of business or with any Person or in any geographic area (including through non-compete, exclusivity or “most-favored nation” provisions) during any time period (other than any limitations in respect of the pursuit of a discrete project);
(ix)    the Closing Contracts;
(x)    the Specified Contracts; and
(xi)    any other Contract with an annual spend or revenue of $1,000,000 or more.
(b)    Except as would not reasonably be expected to, individually or in the aggregate, be material to the Purchased Entities, their Subsidiaries and the Joint Ventures, taken as a whole, (i) each Material Contract is valid and binding on the Purchased Entity, Subsidiary thereof or Joint Venture that is a party thereto and, to the Knowledge of Seller, each other party thereto, and is in full force and effect, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law), and (ii) no Purchased Entity, Subsidiary thereof or Joint Venture or, to the Knowledge of Seller, any other party thereto, is in breach of, or default under, any such Material Contract.
Section 3.13.    Significant Customers; Significant Suppliers.
(a)    None of the Significant Customers has terminated its relationship with the applicable Purchased Entity, Subsidiary thereof or Joint Venture. No Purchased Entity, Subsidiary thereof or Joint Venture has received any written notice that any Significant Customer has ceased or will cease to be a customer of such Persons or that such Significant Customer intends to terminate or materially modify any existing Material Contract with such Persons.
(b)    None of the Significant Suppliers has terminated its relationship with the applicable Purchased Entity, Subsidiary thereof or Joint Venture. No Purchased Entity, Subsidiary thereof or Joint Venture has received any written notice that any Significant Supplier has ceased or will cease to act as a supplier of such Persons or that such Significant Supplier intends to terminate or materially modify any existing Material Contract with such Persons.
Section 3.14.    Compliance with Applicable Laws; Permits.
(a)    None of the Purchased Entities, any Subsidiary thereof or Joint Venture is in violation of any Law applicable to the conduct of their business in the Ordinary Course of Business, except for violations that would not reasonably be expected to, individually or in the aggregate, be material to the Purchased Entities, their Subsidiaries and the Joint Ventures, taken as a whole.
(b)    None of the Purchased Entities, any Subsidiary thereof or Joint Venture or, to the Knowledge of Seller, any of their respective officers or directors, has offered, made or accepted any gift, bribe, payoff or kickback to from any person in violation of any applicable Law relating to anti-bribery or anti-corruption, or violated the recordkeeping Laws related thereto (the “Anti-Corruption Laws”), and to the Knowledge of Seller, none of the Purchased Entities, any Subsidiary thereof or Joint Venture is under Governmental Entity investigation for, or has received any written notice from a Governmental Entity regarding, any violation of any Anti-Corruption Laws. None of the Purchased Entities, any Subsidiary thereof of Joint Venture has violated applicable anti-money laundering and counter-terrorism financing Laws.
(c)    The Purchased Entities, their Subsidiaries and the Joint Ventures hold all Permits and Approvals necessary for the conduct of their business as conducted in the Ordinary Course of Business (the “Business Permits”), except where the failure to hold such Permits and Approvals would not, individually or in the aggregate, be material to the Purchased Entities, their Subsidiaries and the Joint Ventures, taken as a whole. The Purchased Entities, their Subsidiaries and the Joint Ventures are in compliance in all material respects with the terms of the Business Permits.
Section 3.15.    Environmental Matters.
(a)    The Purchased Entities, their Subsidiaries and the Joint Ventures (i) are in compliance in all material respects with all Environmental Laws applicable to the conduct of their business as presently conducted and (ii) have not received any written complaint, objection, infringement notice, abatement order, enforcement order from any Governmental Entity, and there is no prosecution pending, issued or commenced, as a result of the conduct of their business pursuant to any applicable Environmental Law and in each case relating to matters which have not been resolved without continuing obligations.
(b)    (i) Except as would not reasonably be expected to, individually or in the aggregate, be material to the Purchased Entities, their Subsidiaries and the Joint Ventures, taken as a whole, the Purchased Entities, their Subsidiaries and the Joint Ventures have obtained and are in compliance with all Permits pursuant to Environmental Laws required for the operation of their business as conducted in the Ordinary Course of Business and each such Permit is in full force and effect, (ii) no such Permit is the subject of any existing challenge to its validity in any material respects and (iii) to the Knowledge of Seller, there is no matter that would reasonably be expected to result in the cancellation, suspension, limitation, review, variation or non-renewal of such Permits or any conditions of such Permits.

(c)    No Purchased Entity (or any Subsidiary thereof or Joint Venture) has received any correspondence or written notice from any Governmental Entity which: (i) asserts that any of the Real Property is currently or may potentially be in non-compliance with Environmental Law; (ii) asserts that it is not, or may not currently be, complying with any resource consent, license or permit required under Environmental Law for the operation of their business as presently conducted; or (iii) asserts that further consents or remedial action is or may be required or any existing consent may be withdrawn, restricted, amended, not renewed in full or otherwise affected. No such correspondence or written notice is pending or, to the Knowledge of Seller, threatened against any Purchased Entity, Subsidiary thereof or Joint Venture.
(d)    Each Purchased Entity (and its Subsidiaries and the Joint Ventures) has dealt with any Contamination on the Real Property discharged or deposited by it or of which it is aware in accordance in all material respects with all applicable Laws (including Environmental Laws). There is no Contamination present on or under the Real Property, or in or under any other part of the environment, which has originated or emanated from any of the Real Property, and which results in a material non-compliance with Environmental Law or in respect of which any remediation is, or would reasonably be expected to be, required to be carried out under Environmental Law. No Hazardous Material has been deposited or discharged onto the Real Property, other than in accordance with applicable Law.
Section 3.16.    Taxes. Except (x) as would not, individually or in the aggregate, be material to the Purchased Entities, their Subsidiaries and the Joint Ventures, taken as a whole (provided, however, that such limitation shall not apply to Section 3.16(k) hereof) or (y) with respect to Taxes of Seller or any of its Affiliates (other than the Purchased Entities, their Subsidiaries and the Joint Ventures):
(a)    all Tax Returns required to be filed by the Purchased Entities, their Subsidiaries or the Joint Ventures have been timely filed (taking into account extensions) with the appropriate Taxing Authorities, and all such Tax Returns are true, correct and complete;
(b)    all Taxes (whether or not shown on any Tax Returns) for which a Purchased Entity or any of its Subsidiaries or the Joint Ventures may be liable have been timely paid;
(c)    as of the date of this Agreement, there is no Tax Proceeding that is pending or threatened in writing with respect to any Taxes of the Purchased Entities or any of their Subsidiaries or the Joint Ventures;
(d)    none of the Purchased Entities or any of their Subsidiaries or the Joint Ventures has waived in writing any statute of limitations in respect of Taxes which waiver is currently in effect or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business);
(e)    no power of attorney has been granted with respect to any matter related to Taxes of the Purchased Entities or any of their Subsidiaries or the Joint Ventures that on the Closing Date will be in effect;

(f)    none of the Purchased Entities or any of their Subsidiaries or the Joint Ventures has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4;
(g)    none of the Purchased Entities or any of their Subsidiaries or the Joint Ventures is a party to, is otherwise bound by or has any obligation under, any Tax sharing agreement (other than (i) a Tax sharing agreement exclusively between or among Seller and any of its Affiliates, which will be terminated at or prior to Closing Date with respect to the Purchased Entities, their Subsidiaries and the Joint Ventures, if applicable, (ii) a Tax sharing agreement exclusively between or among one or more of the Purchased Entities, their Subsidiaries and the Joint Ventures, or (iii) pursuant to customary commercial Contracts not primarily related to Taxes and entered into in the Ordinary Course of Business);
(h)    other than with respect to a Tax Return for which the statute of limitations has expired, none of the Purchased Entities or any of their Subsidiaries or the Joint Ventures (i) has been a member of an affiliated, consolidated, combined, unitary or other group for Tax purposes (other than any such group which consists only of the Purchased Entities or any of their Subsidiaries (each, a “Target Consolidated Group”)) or (ii) has any liability for the Taxes of any Person (other than any of the Purchased Entities or any other members of a Target Consolidated Group or the Joint Ventures) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as a transferee, successor or otherwise (other than pursuant to customary commercial Contracts not primarily related to Taxes and entered into in the Ordinary Course of Business);
(i)    no claim has been made in writing by any Taxing Authority in any jurisdiction (whether within or without the United States) in which a Purchased Entity or any of its Subsidiaries or the Joint Ventures does not file a particular type of Tax Return or pay a particular type of Tax that such Person is or may be required to file such Tax Return or pay such Tax by that jurisdiction;
(j)    each Purchased Entity or any of its Subsidiaries or the Joint Ventures is materially in compliance and has at all times materially complied with all applicable Laws relating to the withholding of Taxes and has duly and timely withheld from employees’ salaries, wages and other compensation, and from payments to independent contractors, creditors, shareholders and other third parties, and has timely paid over to the appropriate Governmental Entity, all amounts required to be so withheld and paid over;
(k)    (i) RCL is, and has been since its inception, treated and properly classified as a disregarded entity for U.S. federal and applicable state income tax purposes and has not made any filing with any Taxing Authority, including IRS Form 8832, to be treated as an association taxable as a corporation, (ii) RNZ is, and has been since its inception, treated and properly classified as a corporation for U.S. federal and applicable state income tax purposes and (iii) the entity classifications of each of the Purchased Entities’ Subsidiaries and the Joint Ventures for U.S. federal income tax purposes are set forth in Section 3.16(k) of the Seller Disclosure Schedules;

(l)    there are no Liens for Taxes (other than Permitted Liens) upon any of the Purchased Interests or any of the assets of the Purchased Entities, their Subsidiaries, or the Joint Ventures;
(m)    (i) all formal written rulings issued to the Purchased Entities, their Subsidiaries and Joint Ventures by any Taxing Authority that are binding on the Taxing Authority and have continuing effect after the Closing Date have been disclosed to Purchaser (a “Binding Ruling”), (ii) the relevant arrangement entered into is not materially different from the arrangement identified in the Binding Ruling, (iii) there were no material omissions or misrepresentations in, or in connection with, the application for the Binding Ruling and (iv) any conditions stipulated by the Taxing Authority are satisfied;
(n)    all contracts and other arrangements between any Purchased Entity, Subsidiary and Joint Venture and associated persons (as that term is defined in section YA 1 of the Income Tax Act 2007 (NZ)) are entered into at arm’s length and on terms and conditions no less favorable than those applicable to comparable transactions between independent third parties acting at arm’s length; and
(o)    to the extent that any Tax Accounts are maintained by a Purchased Entity, Subsidiary or Joint Venture: (i) those accounts have been correctly maintained as required by the applicable Tax Law; (ii) no Tax Account of any Purchased Entity, Subsidiary or Joint Venture has a debit balance; and (iii) no Purchased Entity, Subsidiary or Joint Venture is liable for any payment of Tax as a result of a previous debit balance in any Tax Account. For purposes of the representation set forth in this clause, “Tax Accounts” are the imputation credit accounts and any other memorandum accounts that any Purchased Entity, Subsidiary or Joint Venture should have maintained under applicable Tax Law.
Section 3.17.    Employee Matters.
(a)    Except as set forth in Section 3.17(a) of the Seller Disclosure Schedules, none of the Purchased Entities, their Subsidiaries and the Joint Ventures other than RNZ employ any natural person or maintain any relationships with entities and/or natural persons that would qualify as employment under applicable agency laws.
(b)    (i) The Purchased Entities, their Subsidiaries and the Joint Ventures are not in material breach of any Law (including the Holidays Act 2003 (New Zealand), the Minimum Wage Act 1983 (New Zealand), the KiwiSaver Act 2006 (New Zealand) and the Equal Pay Act 1972) (New Zealand) or any individual or collective employment agreement or company policy, code of conduct or practice applicable to any of their employees, (ii) the Purchased Entities, their Subsidiaries and the Joint Ventures are not involved in any material WorkSafe prosecution, investigation, or claim under the Health and Safety at Work Act 2015 (New Zealand), and (iii) the Purchased Entities, their Subsidiaries and the Joint Ventures have not received written notice of, and to the Knowledge of Seller, no event has occurred which would reasonably be expected to give rise to, any material WorkSafe prosecution, investigation or claim related to health and safety.
(c)    Except as would not, individually or in the aggregate, be material to the Purchased Entities, their Subsidiaries and the Joint Ventures, taken as a whole, the Purchased

Entities, their Subsidiaries and the Joint Ventures are not involved in any personal grievance, wrongful dismissal claim, employment relationship problem, dispute or any other claims (including any contractual claim) with any employee, contractor, former employee or contractor, union or person or organization representing any employee.
(d)    The Purchased Entities, their Subsidiaries and the Joint Ventures are in compliance in all material respects with all employment and labor laws, including those under which any employee, contractor, former employee or contractor, union or person or organization representing any employee may bring any personal grievance, wrongful dismissal claim, dispute or any other claims against the Purchased Entities, their Subsidiaries and the Joint Ventures.
(e)    Except as would not reasonably be expected to, individually or in the aggregate, be material to the Purchased Entities, their Subsidiaries and the Joint Ventures, taken as a whole, since the Balance Sheet Date, no liability has been incurred or payment made by the Purchased Entities, their Subsidiaries or the Joint Ventures for breach of any employment contract, redundancy, compensation for loss of office or wrongful dismissal, or in respect of retirement, death, sickness or disability.
(f)    The Purchased Entities, their Subsidiaries and the Joint Ventures are not party to any material independent contract or consultancy arrangement with any natural person.
(g)    The Purchased Entities, their Subsidiaries and the Joint Ventures are not party to any agreement with any union or industrial organization in respect of its employees and their employment or have received any notice from any of its employees or any union or industrial organization initiating bargaining for a collective agreement on behalf of its members.
(h)    No Senior Employee has been given notice of termination, left or given notice that they intend to leave the employment of the Purchased Entities, their Subsidiaries and the Joint Ventures.
(i)    The leave, payroll and employment records of all employees of the Purchased Entities, their Subsidiaries and the Joint Ventures, including employment agreements, wage and time records, commencement of service records and records as to sick pay, holiday pay, long service leave and other payments to employees have been maintained by the Purchased Entities, their Subsidiaries and the Joint Ventures and are accurate in all material respects.
(j)    All levies and premiums due under the Accident Compensation Act 2001 (New Zealand) have been paid. There are no circumstances or events that would reasonably be expected to materially increase the employer levy payable by any of the Purchased Entities, their Subsidiaries and the Joint Ventures under the Accident Compensation Act 2001 (New Zealand). In the three (3)-year period prior to the date of this Agreement, no claim has been made to the Accident Compensation Corporation in relation to any work-related injury relating to the business of the Purchased Entities, their Subsidiaries and the Joint Ventures.
(k)    Other than comprised within the Compensation Indebtedness Amount: (i) no employee, contractor, director or officer of the Purchased Entities, their Subsidiaries or the Joint Ventures has the benefit of or any rights under any share incentive scheme, share option scheme, profit-sharing scheme or bonus incentive scheme; and (ii) at Closing there will not be any gratuitous or voluntary payment which has been promised, but not paid, by any of the Purchased Entities, their Subsidiaries or the Joint Ventures to or in respect of any employee, contractor, director or officer. The Transaction will not give any employee, contractor, director or officer of the Purchased Entities, their Subsidiaries or the Joint Ventures the right to terminate, cancel, vary or amend any agreement, arrangement or contract of employment with any of the Purchased Entities, their Subsidiaries or the Joint Ventures, nor seek any money or benefit or make any claim whatsoever against the Purchased Entities, their Subsidiaries and the Joint Ventures.
(l)    Other than as required by the KiwiSaver Act 2006 (New Zealand) (i) there are no superannuation, retirement or provident schemes, plans or other arrangements providing for payment by the Purchased Entities, their Subsidiaries or the Joint Ventures to any employee on the employee’s retirement, resignation or death or on the occurrence of any permanent or temporary disability; and (ii) the Purchased Entities, their Subsidiaries and the Joint Ventures do not contribute to any employee scheme or plan which will provide any employee or their respective dependents with pensions, annuities or lump sum payments on retirement, sickness, death or disablement.
(m)    No circumstances exist which would reasonably be expected to result in material liability to the Purchased Entities, their Subsidiaries or the Joint Ventures under Title IV of ERISA by virtue of being considered an ERISA Affiliate of another entity.
(n)    The Compensation Indebtedness Amount represents the only compensation payable to management of the Purchased Entities, their Subsidiaries or the Joint Ventures in connection with this Agreement and the Transactions.
Section 3.18.    Intercompany Arrangements. Except for (a) the Transaction Documents and (b) the organizational documents of the Purchased Entities, their Subsidiaries and the Joint Ventures, Section 3.18 of the Seller Disclosure Schedules lists all Contracts in effect as of the date of this Agreement that are solely between or among Seller or its Subsidiaries (other than the Purchased Entities, their Subsidiaries and the Joint Ventures), on the one hand, and the Purchased Entities or their Subsidiaries or the Joint Ventures, on the other hand.
Section 3.19.    Brokers. Other than Persons whose fees and expenses will be borne by Seller, no broker, investment banker, or financial advisor is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or its Affiliates.
Section 3.20.    Insurance. The Purchased Entities, their Subsidiaries and the Joint Ventures collectively own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as such Persons and no written notice of cancelation or modification has been received other than in connection with ordinary renewals, and as of the date of this Agreement, all such insurance policies are in full force and effect and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder.

Section 3.21.    Carbon Units.
(a)    As of the date hereof, the Purchased Entities and their Subsidiaries hold the Carbon Units set forth in Section 3.21(a) of the Seller Disclosure Schedules.
(b)    All of the Purchased Entities’ and Subsidiaries’ Carbon Units were allocated to them in relation to the Post-1989 Forest Land on the Real Property.
(c)    There is no Lien subsisting over, and no Purchased Entity or its Subsidiary has otherwise disposed or agreed to dispose of (including by surrender), any Carbon Units held as of the date hereof.
Section 3.22.    Solvency. No step has been taken to appoint, or with a view to appointing, a statutory manager (including the making of any recommendation in that regard by the Financial Markets Authority) under the Corporations (Investigation and Management) Act 1989 (New Zealand) in respect of Seller, a Purchased Entity, Subsidiary thereof or Joint Venture, and no such Person is declared at risk pursuant to the provisions of the Corporations (Investigation and Management) Act 1989 (New Zealand). Seller, the Joint Ventures, the Purchased Entities and any of their respective Subsidiaries and Affiliates have not received written notice of any statement of claim or other Proceeding which contains grounds for the liquidation of any of their businesses, and there are no unsatisfied judgments, orders, or awards outstanding against any entity and no distress or execution has been levied on, or other process commenced against any of their assets. No trustee, receiver, receiver and manager, administrator or similar official, has been appointed in respect of Seller, a Purchased Entity, its Subsidiaries or the Joint Ventures or the whole or any material part of such Person’s assets.
Section 3.23.    No Deforestation.
(a)    The Purchased Entities, their Subsidiaries and the Joint Ventures have not undertaken nor have they been involved in any Deforestation in relation to any Pre-1990 Forest Land forming part of the Real Property or, where any such entity has so Deforested, such entity has either (i) disclosed that to the extent required under the CCRA and complied with any applicable obligation to surrender sufficient Carbon Units for loss of carbon stocks; or (ii) complied with its obligations to replant the loss of Pre-1990 Forest Land as an off-set for loss of carbon stocks.
(b)    The Purchased Entities, their Subsidiaries and the Joint Ventures have not suffered any loss of trees on any Pre-1990 Forest Land forming part of the Real Property, or if any trees have been lost (due to natural events or other events, other than where that entity has undertaken clearing activity), that entity has actively allowed the land to naturally regenerate or has replanted it and, in either case, maintained it, such that no deforestation of any Pre-1990 Forest Land forming part of the Real Property is reasonably expected to arise after Closing.
(c)    The Purchased Entities, their Subsidiaries and the Joint Ventures have no outstanding obligation, liability, claim, penalty or fine associated with any Pre-1990 Forest Land or Post-1989 Forest Land forming part of the Real Property and no entity has any pending obligation, liability, claim, penalty or fine associated with any Pre-1990 Forest Land or Post-1989 Forest Land contained in the Real Property.

(d)    All Post-1989 Forest Land of which any of the Purchased Entities, their Subsidiaries or the Joint Ventures is the registered participant under the CCRA is accounted for on the basis of the stock change carbon accounting methodology.
Section 3.24.    No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or any certificate delivered by Seller pursuant to Section 7.2(c), neither the Seller Entities nor any of their respective Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to the Seller Entities, the Purchased Entities or any of their respective Subsidiaries or Affiliates or the Joint Ventures or with respect to any other information provided, or made available, to Purchaser or any of its Affiliates or Representatives in connection with the Transaction and the other transactions contemplated by this Agreement. Neither the Seller Entities nor any of their respective Affiliates, Representatives or any other Person has made any express or implied representation or warranty with respect to the prospects of the business of the Purchased Entities, their Subsidiaries and the Joint Ventures or its profitability for Purchaser, or with respect to any forecasts, projections or business plans or, except for the representations and warranties contained in this Article III or any certificate delivered by Seller pursuant to Section 7.2(c), other information (including any Confidential Information (as defined in the Confidentiality Agreement)) delivered to Purchaser or any of its Affiliates or Representatives in connection with Purchaser’s review of the business of the Purchased Entities, their Subsidiaries and the Joint Ventures and the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans or other information. Except for the representations and warranties contained in this Article III or any certificate delivered by Seller pursuant to Section 7.2(c), neither Seller nor any of its Affiliates, Representatives or any other Person will have, or be subject to, any Liability or other obligation to Purchaser or any of its Affiliates or Representatives or any other Person resulting from Purchaser’s use of, or the use by any of its Affiliates or Representatives of, any information, including information, documents, projections, forecasts, business plans or other material (including any Confidential Information (as defined in the Confidentiality Agreement)) made available to Purchaser, its Affiliates or Representatives in any virtual data room, confidential information memorandum, management presentations, offering materials, site tours or visits, diligence calls or meetings. Each of Seller and its Affiliates disclaims any and all representations and warranties, whether express or implied, except for the representations and warranties contained in this Article III or any certificate delivered by Seller pursuant to Section 7.2(c).
Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Except as disclosed in the corresponding Section of the Purchaser Disclosure Schedules, Purchaser hereby represents and warrants to Seller as follows:
Section 4.1.    Organization and Standing. Purchaser is a New Zealand limited company duly organized, validly existing and in good standing (to the extent applicable) under the Laws of New Zealand.

Section 4.2.    Authority; Enforceability.
(a)    Purchaser has all requisite corporate or other similar applicable power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and each other Transaction Document to which it is or will be a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been (or with respect to any Transaction Document to be entered into at the Closing, will have been as of the Closing) duly authorized by all requisite corporate or other similar applicable action. Except as have been obtained, no vote of any stockholders or other equity holders of Purchaser or any of its Affiliates is required for the execution of this Agreement or the consummation of the Transaction or the other transactions contemplated hereby.
(b)    Purchaser has all requisite corporate or other similar applicable power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets.
(c)    This Agreement has been duly executed and delivered by Purchaser and, assuming this Agreement has been duly executed and delivered by Seller, constitutes a valid and binding obligation of Purchaser, and each other Transaction Document will be duly executed and delivered by Purchaser and will, assuming such Transaction Document has been duly executed and delivered by the applicable Seller Entity that will be a party thereto, constitute a valid and binding obligation of Purchaser, in each case enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).
Section 4.3.    No Conflicts; Consents. The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (a) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser or any of its Affiliates, (b) conflict with, constitute a default under, or result in the breach or termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Purchaser or any of its Affiliates under any material Contract to which Purchaser or any of its Affiliates is a party or is subject or (c) assuming compliance with the matters set forth in Section 3.5 and Section 4.4, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Entity to which Purchaser or any of its Affiliates is subject, except, with respect to clauses (b) and (c), as would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.
Section 4.4.    Governmental Authorization. Assuming the accuracy of Section 3.5, the execution, delivery and performance of this Agreement by Purchaser does not require any Approval of, or Filing with, any Governmental Entity, except for the Regulatory Approvals set forth on Section 4.4 of the Purchaser Disclosure Schedules.
Section 4.5.    Purchaser’s Business. To Purchaser’s Knowledge, there is no fact relating to Purchaser’s or any of its Affiliates’ businesses, operations, financial condition or legal status that would or would reasonably be expected to: (a) prevent or prohibit the obtaining of, impose any material delay in the obtaining of or materially increase the risk of not obtaining the Regulatory Approvals or (b) have, individually or in the aggregate, a Purchaser Material Adverse Effect.
Section 4.6.    Financing.
(a)    Purchaser is a party to and has accepted a fully executed equity commitment letter, dated as of March 9, 2025, by and between Ents LP (the “Equity Investor”) and Purchaser (the “Commitment Letter”), pursuant to which, on the terms and subject to the conditions set forth therein, the Equity Investor has agreed to invest in Purchaser the amounts set forth therein. The financing committed pursuant to the Commitment Letter is referred to in this Agreement as the “Financing.” The Commitment Letter provides that Seller is an express third-party beneficiary of, and is entitled to enforce, the Commitment Letter. Purchaser has delivered to Seller a true, complete and correct copy of the executed Commitment Letter.
(b)    Except as expressly set forth in the Commitment Letter, there are no conditions precedent to the obligations of the Equity Investor to provide the Financing, or any contingencies that would permit the Equity Investor to reduce the aggregate amount of the Financing. Purchaser does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in the Commitment Letter on or prior to the Closing Date, nor does Purchaser have Knowledge that the Equity Investor will not perform its obligations thereunder. As of the date of this Agreement, there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Commitment Letter or the Financing that could reasonably be expected to affect the availability, enforceability, conditionality, termination or amount of the Financing.
(c)    The Financing, when funded in accordance with the Commitment Letter, shall provide Purchaser with cash proceeds on the Closing Date sufficient for the satisfaction of all of Purchaser’s obligations under this Agreement, the other Transaction Documents and under the Commitment Letter, including payment of the Closing Purchase Price and the Final Purchase Price, and any fees and expenses of or payable by Purchaser or its Affiliates (such amounts, collectively, the “Financing Amounts”).
(d)    The Commitment Letter constitutes the legal, valid, binding and enforceable obligation of Purchaser and, to the Knowledge of Purchaser, the Equity Investor, and is in full force and effect. No event has occurred which (with or without notice, lapse of time or both) constitutes or would reasonably be expected to constitute a default, breach or failure to satisfy a condition by Purchaser under the terms and conditions of the Commitment Letter. The Commitment Letter has not been modified, amended or altered, and will not be amended, modified or altered at any time through the Closing, except as permitted by Section 5.7(b) (with any such modification, amendment or alteration promptly notified in writing to Seller), and none of the commitments under the Commitment Letter have been terminated, reduced, withdrawn or rescinded in any respect, and, to the Knowledge of Purchaser, no termination, reduction, withdrawal, modification, amendment, alteration or rescission thereof is contemplated.

(e)    In no event shall the receipt or availability of any funds or financing (including the Financing) by Purchaser or any of its Affiliates or any other financing or other transactions be a condition to any of the obligations of Purchaser hereunder.
Section 4.7.    Proceedings. There is no Proceeding pending or, to the Knowledge of Purchaser, threatened in writing against Purchaser or any of its Affiliates before any Governmental Entity or arbitration tribunal other than Proceedings which would not have, individually or in the aggregate, a Purchaser Material Adverse Effect. Neither Purchaser nor any of its Affiliates is subject to any outstanding Judgment of any Governmental Entity or arbitration tribunal which would have, individually or in the aggregate, a Purchaser Material Adverse Effect.
Section 4.8.    Compliance with Applicable Laws; Permits. Purchaser and its Affiliates are in compliance with all Laws applicable to their respective businesses, as currently conducted, except to the extent that the failure to comply therewith would not have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser and its Affiliates collectively possess all Permits necessary for the conduct of their respective businesses, as currently conducted, except where the failure to possess any such Permit would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.
Section 4.9.    Brokers. Other than Persons whose fees and expenses will be borne by Purchaser, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or its Affiliates.
Section 4.10.    Solvency. No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by this Agreement or the other Transaction Documents, with the intent to hinder, delay or defraud either present or future creditors of Purchaser, Seller, the Purchased Entities or any of their respective Subsidiaries or the Joint Ventures. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including any financings being entered into in connection therewith):
(a)    the Fair Value of the assets of Purchaser and its Subsidiaries, taken as a whole, shall be greater than the total amount of Purchaser’s and its Subsidiaries’ liabilities, taken as a whole;
(b)    Purchaser and its Subsidiaries, taken as a whole, shall be able to pay their debts and obligations in the ordinary course of business as they become due; and
(c)    Purchaser and its Subsidiaries, taken as a whole, shall have adequate capital to carry on their businesses and all businesses in which they are about to engage.
For the purposes of this Section 4.10, “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of Purchaser and its Subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
Section 4.11.    Securities Laws. Purchaser is acquiring the Purchased Interests solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of any applicable securities Laws. Purchaser acknowledges that the Purchased Interests are not registered under any applicable U.S. or foreign securities Laws, and that such Purchased Interests may not be transferred or sold except pursuant to the registration provisions of the applicable U.S. or foreign securities Laws or pursuant to an applicable exemption therefrom. Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Interests and is capable of bearing the economic risks of such investment.
Section 4.12.    Acknowledgment of No Other Representations or Warranties.
(a)    Purchaser acknowledges and agrees that, except for the representations and warranties contained in Article III or any certificate delivered by Seller pursuant to Section 7.2(c), neither Seller nor any of its Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to Seller, the other Seller Entities, the Purchased Entities or any of their respective Subsidiaries or Affiliates or the Joint Ventures, the prospects of the business of the Purchased Entities, their Subsidiaries and the Joint Ventures or its profitability for Purchaser, or with respect to any forecasts, projections or business plans (including the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans or other information) or with respect to any other information provided, or made available, to Purchaser or any of its Affiliates or Representatives in connection with the transactions contemplated hereby. Purchaser acknowledges and agrees that, except for the representations and warranties contained in Article III or any certificate delivered by Seller pursuant to Section 7.2(c), neither Seller nor any of its Affiliates, Representatives or any other Person will have, or be subject to, any Liability or other obligation to Purchaser or any of its Affiliates or Representatives or any other Person resulting from Purchaser’s use of, or the use by any of its Affiliates or Representatives of, any information, including information, documents, projections, forecasts, business plans or other material (including any Confidential Information (as defined in the Confidentiality Agreement)) made available to Purchaser, its Affiliates or Representatives in any virtual data room, confidential information memorandum, management presentations, offering materials, site tours or visits, diligence calls or meetings. Purchaser acknowledges and agrees that each of Seller and its Affiliates disclaims any and all representations and warranties, whether express or implied, except for the representations and warranties contained in Article III or any certificate delivered by Seller pursuant to Section 7.2(c).
(b)    Purchaser acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations and projected operations of the Purchased Entities, their Subsidiaries and the Joint Ventures and the nature and condition of its properties, assets, liabilities and businesses and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article III, including the related portions of the Seller Disclosure Schedules. In light of these inspections and investigations and the representations and warranties made to Purchaser by Seller in Article III,

Purchaser is relinquishing any right to any claim based on any representations and warranties other than those specifically included in Article III, including the related portions of the Seller Disclosure Schedules.
(c)    Except for the representations and warranties contained in this Article IV or any certificate delivered by Purchaser pursuant to Section 7.3(c), neither Purchaser nor any of its Affiliates, Representatives or any other Person will have, or be subject to, any Liability or other obligation to Seller or any of its Affiliates or Representatives or any other Person resulting from Seller’s use of, or the use by any of its Affiliates or Representatives of, any information made available to Seller, its Affiliates or Representatives. Each of Purchaser and its Affiliates disclaims any and all representations and warranties, whether express or implied, except for the representations and warranties contained in this Article IV or any certificate delivered by Purchaser pursuant to Section 7.3(c).
Article V
COVENANTS
Section 5.1.    Regulatory Approvals.
(a)    From and after the date hereof, Purchaser and Seller shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary under any applicable Law to consummate and make effective the Closing and to obtain the Regulatory Approvals as soon as practicable (and in any event prior to the Outside Date), including the preparation and filing of all forms, registrations, Filings and notices required to be filed to satisfy the conditions precedent to this Agreement (including those set forth in Section 7.1) and to consummate the Transaction and the other transactions contemplated by this Agreement as soon as practicable. Without limiting the foregoing, Purchaser and Seller shall take all actions necessary to obtain (and shall cooperate with each other in obtaining) any Regulatory Approvals (which actions shall include, subject to Section 5.1(g), furnishing all information required or reasonably requested by a Governmental Entity in connection with such Regulatory Approvals to the extent set forth herein) required to be obtained or made by Purchaser, Seller or the Purchased Entities (or any Subsidiary thereof or the Joint Ventures) or any of their Affiliates in connection with the Transaction or the other transactions contemplated by this Agreement, in each case, subject to and in accordance with the terms of this Agreement. Additionally, Purchaser and Seller shall not, and shall cause their respective Affiliates not to, take any action after the date of this Agreement that would reasonably be expected to impair or materially delay the obtaining of, or result in not obtaining, any Regulatory Approval necessary to be obtained prior to the Closing without the consent of the other Party. Without limiting the foregoing, Purchaser shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merger, consolidation, stock or asset purchase or otherwise, any business or corporation, partnership or other business organization or division thereof, or merge or consolidate with any other Person, if such transaction would reasonably be expected to impair or materially delay the obtaining of, or result in not obtaining, any Regulatory Approval necessary to be obtained prior to the Closing or otherwise impair or materially delay the Closing.
(b)    Prior to the Closing, Purchaser and Seller shall each keep the other apprised of the status of matters relating to the completion of the Transaction and the other transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required Regulatory Approvals. In that regard, prior to the Closing, subject to the Confidentiality Agreement and Section 5.3 of this Agreement, each Party shall promptly consult with the other Party to provide any necessary information with respect to (and, in the case of correspondence, provide the other Party (or its counsel) copies of) all Filings made by such Party or any of its Affiliates with any Governmental Entity or any other information supplied by such Party or any of its Affiliates to, or correspondence with, a Governmental Entity in connection with this Agreement, the Transaction and the other transactions contemplated by this Agreement (subject to any redactions or restrictions expressly contemplated by this Agreement). Subject to the Confidentiality Agreement and Section 5.3 of this Agreement, each Party shall promptly inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party orally of) any communication received by such Party or any of its Affiliates or Representatives from any Governmental Entity regarding the Transaction and the other transactions contemplated by this Agreement, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed communication with any such Governmental Entity. If either Party or any Affiliate or Representative of such Party receives a request for additional information or documentary material from any Governmental Entity with respect to the Transaction or the other transactions contemplated by this Agreement, then such Party will make, or cause to be made, promptly and after consultation with the other Party, an appropriate response to such request in compliance with this Agreement. None of Purchaser, its Affiliates or its Representatives, on the one hand, and none of Seller, its Affiliates or its Representatives, on the other hand, shall participate in any meeting with any Governmental Entity in connection with this Agreement, the Transaction or the other transactions contemplated by this Agreement (or make oral submissions at meetings, videoconference, or by telephone or other conversations) unless it consults with the other, Seller or Purchaser, as the case may be, in advance and, to the extent not prohibited by such Governmental Entity, gives the other, Seller or Purchaser, as the case may be, the opportunity to attend and participate thereat. Subject to the Confidentiality Agreement and the express terms of this Agreement, each Party shall furnish the other Party with copies of all correspondence and Filings (and memoranda setting forth the substance thereof) between it or any of its Affiliates or Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement, the Transaction or the other transactions contemplated by this Agreement, and furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of Filings to any such Governmental Entity. Notwithstanding anything to the contrary contained in this Agreement, Purchaser and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive or otherwise confidential material provided to the other under this Agreement as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel under express direction to (and agreement from) such outside counsel that such outside counsel will not disclose such materials or information to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser or Seller, as the case may be) or its legal counsel; provided, however, that notwithstanding anything to the contrary in this Agreement, materials provided pursuant to this Agreement may be redacted as necessary to comply with contractual obligations or applicable Law and to address reasonable privilege, privacy or confidentiality concerns (including the protection and preservation of proprietary information).

(c)    Without limiting the foregoing, within three (3) Business Days after the execution of this Agreement, Purchaser shall provide a copy of its draft application for purposes of the OIA (the “Application”) to Seller, with any sensitive information redacted, and Seller shall provide a copy of its completed “Vendor Information Form” (the “VIF”) (in the form prescribed by the OIO) to Purchaser, with any sensitive information redacted.
(d)    Purchaser and Seller shall, and shall cause their respective Affiliates to, file, as promptly as practicable, but in any event no later than eleven (11) Business Days after the date of this Agreement, the Application, the VIF and any other Filings (or drafts thereof) in connection with the pursuit of the Requisite Approvals.
(e)    In furtherance of the foregoing, Purchaser shall, and shall cause its Affiliates to, take all such action as may be necessary to resolve such objections, if any, as any Governmental Entity may assert under any applicable Law with respect to the transactions contemplated hereby, so as to enable the Closing to occur as soon as reasonably possible (and in any event prior to the Outside Date); provided, however, that such action shall not include agreeing to an Antitrust Restraint. Without limiting the foregoing, with respect to the Application and the condition precedent in Section 7.1, Purchaser must not withhold its approval to the terms of any consent, approval or conditions of consent granted under the OIA and the Overseas Investment Regulations 2005 (New Zealand) for the purposes of Section 7.1 if the terms or conditions imposed are any of the terms or conditions as set out in Section 5.1(e) of the Seller Disclosure Schedules. Notwithstanding anything in this Agreement to the contrary, Seller and its Affiliates shall not be obligated to take or agree or commit to take any action that is not conditioned on the Closing. Notwithstanding anything to the contrary in this Agreement, in no event shall anything in this Agreement require, or be construed to require, Purchaser or its Affiliates to (i) agree to any restriction on Purchaser or its Affiliates in respect of assets other than those that are subject of the Transaction; (ii) divest any assets or agree to any restrictions in respect of assets that are material to the Purchased Entities, their Subsidiaries and the Joint Ventures, taken as a whole, or that would otherwise have a material adverse effect on the Purchased Entities, their Subsidiaries and the Joint Ventures, taken as a whole; or (iii) take or agree or commit to take any action that is not conditioned on Closing (each of clauses (i), (ii) and (iii), an “Antitrust Restraint”).
(f)    Except as provided in this Section 5.1(f), whether or not the Transaction is consummated, Purchaser shall be responsible for all fees and payments (including filing fees and legal and professional fees) to any Governmental Entity or other third party in order to obtain any Regulatory Approvals pursuant to this Agreement, other than the fees of and payments to Seller’s legal and professional advisors. With respect to the fees of and payments to Seller’s legal and professional advisors to obtain the sensitive land certificates in connection with seeking the Regulatory Approvals under the OIA and the Overseas Investment Regulations 2005 (New Zealand), Seller shall be responsible for such fees and payments; provided that if the Transaction is consummated, Purchaser shall reimburse Seller for [* * * * *] percent ([* * * * *]%) of such fees and payments upon presentation of written evidence of the payment of such amounts by Seller.
(g)    Notwithstanding anything to the contrary contained in this Agreement, Purchaser’s obligation to furnish information as set forth in this Agreement shall not require Purchaser or any of its Affiliates to provide any confidential or sensitive information about the direct and indirect beneficial owners of the Equity Investor, except for any such information that has previously been provided by the Equity Investor or its beneficial owners to the applicable regulator in connection with any prior filings with the subject regulator by the Equity Investor or its applicable beneficial owners, together with any updates thereto necessary to make such information accurate due to the passage of time or a change in the circumstances applicable to such prior filings which are no longer applicable and any information unique to the Transaction consistent with the category of information previously provided to the subject regulator; provided that if in connection with an application for a required Regulatory Approval, the applicable regulator overseeing such Regulatory Approval requests information from Purchaser or the Equity Investor related to the Equity Investor or one or more of its beneficial owners which is not required to be disclosed pursuant to the previous clause of this sentence, then Purchaser and its Affiliates shall enter into good faith discussions with the applicable regulator to either (x) provide such requested information in compliance with and subject to the constraints imposed by applicable Law or the organizational documents, bona fide existing internal policies and past practices of, in any case, Purchaser its Affiliates or the subject beneficial owners of the Equity Investor or (y) identify an alternative means of satisfying the regulators’ request. It is understood that any information provided by the Equity Investor to the OIO in connection with recent acquisitions of forestry assets by the Equity Investor shall not be considered confidential or sensitive for purposes of this Section 5.1(g) and Purchaser shall be required to provide the same information to the OIO (on the same terms and with any prior redactions), updated as necessary, in connection with the Transaction and without an obligation to provide the same to Seller unless otherwise made publicly available. It is similarly understood that any information provided by the Equity Investor to the applicable regulator overseeing the Anti-monopoly Law of China in connection with recent acquisitions of forestry assets by the Equity Investor shall not be considered confidential or sensitive for purposes of this Section 5.1(g) and Purchaser shall be required to provide the same information to the such regulator (on the same terms and with any prior redactions), updated as necessary, in connection with the Transaction and without an obligation to provide the same to Seller unless otherwise made publicly available. It is further understood that any information provided by the Equity Investor to the applicable regulator overseeing the Monopoly Regulation and Fair Trade Act of South Korea shall not be considered confidential or sensitive for purposes of this Section 5.1(g) and Purchaser shall be required to provide the same information to such regulator (on the same terms and with any prior redactions), updated as necessary, in connection with the Transaction and without an obligation to provide the same to Seller unless otherwise made publicly available.
(h)    Notwithstanding anything in this Agreement to the contrary, none of Seller nor any of its Affiliates shall under any circumstance be required to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Person to obtain any Regulatory Approval.
Section 5.2.    Covenants Relating to Conduct of Business.
(a)    Except (w) as set forth in Section 5.2 of the Seller Disclosure Schedules, (x) as required by applicable Law, (y) as otherwise contemplated by the terms of this Agreement, or (z) as Purchaser may otherwise consent to in writing (such consent not to be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Closing, Seller shall cause the Purchased Entities (and Subsidiaries thereof) to use commercially reasonable efforts to, and shall vote its interest in any Joint Venture (to the extent any relevant matter is voted upon by the holders of interests in the applicable Joint Venture and the organizational documents of the applicable Joint Venture grant the applicable Seller Entity or Purchased Entity or Subsidiary thereof the right to vote on such matter) and take such other action to the extent within its control so as to cause such Joint Venture to use commercially reasonable efforts to, conduct the business of the Purchased Entities, their Subsidiaries and the Joint Ventures in all material respects in the Ordinary Course of Business; provided, however, that no action by the Purchased Entities, their Subsidiaries or the Joint Ventures with respect to matters specifically addressed by any other provision of this Section 5.2 shall be deemed a breach of this Section 5.2(a) unless such action would constitute a breach of such other provision.
(b)    Except (w) as set forth in Section 5.2 of the Seller Disclosure Schedules, (x) as required by applicable Law, (y) as otherwise contemplated by the terms of this Agreement, or (z) as Purchaser may otherwise consent to in writing (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall cause the Purchased Entities (and Subsidiaries thereof) not to, and shall vote its interest in any Joint Venture (to the extent any relevant matter is voted upon by the holders of interests in the applicable Joint Venture and the organizational documents of the applicable Joint Venture grant such Seller Entity or Purchased Entity or Subsidiary thereof the right to vote on such matter) and take such other action to the extent within its control so as to cause such Joint Venture not to, do any of the following:
(i)    effect any amendment to, or change, the organizational documents of any Purchased Entity, Subsidiary thereof or any Joint Venture;
(ii)    issue, sell, pledge or transfer or propose to issue, sell, pledge or transfer any equity interests of any Purchased Entity (or any of its Subsidiaries or any Joint Ventures), or securities convertible into, or exchangeable or exercisable for, or options with respect to, or warrants to purchase, or rights to subscribe for, equity interests of any Purchased Entity (or any of its Subsidiaries or any Joint Ventures);
(iii)    incur, create or assume (A) any indebtedness for borrowed money, other than (x) in the Ordinary Course of Business (excluding indebtedness incurred for the payment of dividends), (y) any Shareholder Loans pursuant to the Investor Loan Facility or (z) that will be settled at or prior to Closing, or (B) any Lien, other than Permitted Liens, with respect to any material asset other than (x) those that will be discharged at or prior to the Closing or (y) in the Ordinary Course of Business;
(iv)    acquire any assets or dispose of any assets (excluding Real Property, which shall be governed by clause (vi), and Business Intellectual Property, which shall be governed by clause (v)), in each case, outside of the Ordinary Course of Business, other than transactions where the amount of upfront consideration paid or transferred in connection with such transactions would not exceed $1,000,000 in the aggregate;
(v)    acquire or dispose of any material right or material license in any owned Business Intellectual Property, in each case other than the grant of non-exclusive licenses in the Ordinary Course of Business;

(vi)    (A) acquire any interest in real property or sell, assign, transfer, lease, license, encumber or abandon any Real Property, in each case other than (x) in the Ordinary Course of Business and for consideration not in excess of $1,000,000 (including the granting of any access rights or licenses with respect to Owned Real Property for telecommunications, apiary, hunting, walking, mountain biking or similar access licenses which do not materially affect the operations of the business of the Purchased Entities, their Subsidiaries and the Joint Ventures), or (y) transactions among the Purchased Entities, their Subsidiaries or the Joint Ventures, or (B) voluntarily terminate or cancel (other than upon expiration in accordance with its terms), or amend, modify or waive any material right or material benefit under, any Contract for Leased Real Property other than (x) in the Ordinary Course of Business and with respect to any Contract the value of which does not exceed $1,000,000 or (y) any such action that is more favorable to the Purchased Entities, their Subsidiaries and the Joint Ventures;
(vii)    (A) amend any material term of, or waive any material right under, or voluntarily terminate (other than upon expiration in accordance with its terms), any Material Contract unless such action is more favorable to the Purchased Entities, their Subsidiaries and the Joint Ventures, or (B) enter into any Contract that, if in effect on the date hereof, would be a Material Contract, other than, in each case of clauses (A) and (B), (x) in the Ordinary Course of Business, (y) as expressly permitted by another provision of this Section 5.2(b) or (z) for the automatic renewal or extension of any Material Contract pursuant to its terms;
(viii)    make any capital expenditures or commitments for capital expenditures that exceed the amounts set forth in the 2025 business plan and budget delivered to Purchaser by more than $500,000;
(ix)    settle or compromise any Proceeding, or enter into any consent decree or settlement agreement with any Governmental Entity, against any Purchased Entity (or Subsidiary thereof or any Joint Venture), other than settlements or compromises of any Proceeding (A) in the Ordinary Course of Business, (B) in which any Purchased Entity (or Subsidiary thereof or any Joint Venture) is named as a nominal defendant, or (C) where the amount paid in settlement or compromise does not exceed $[* * * * *] individually or $[* * * * *] in the aggregate (excluding any amounts paid by insurance or by Seller and its Subsidiaries (other than the Purchased Entities, their Subsidiaries and the Joint Ventures)) (it being agreed and understood that this clause (ix) shall not apply with respect to Tax matters, which shall be governed by clause (x));
(x)    solely with respect to any Purchased Entity (or Subsidiary thereof or Joint Venture), (A) make, change or revoke any material Tax election, (B) change any annual accounting period or change any material method of accounting for Tax purposes, (C) settle any claim or assessment in respect of a material amount of Taxes, (D) file or amend any income, premium or other material Tax Return inconsistent with past practice, (E) file any request for a ruling with any Taxing Authority, (F) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), or (G) surrender any right to claim a material Tax refund, offset or other reduction, in each case, to the extent such action would reasonably be expected to adversely affect any of the Purchaser or its Affiliates (including, after the

Closing, the Purchased Entities, their Subsidiaries and the Joint Ventures) in any Post-Closing Period;
(xi)    voluntarily terminate or permit to lapse the coverage of any material insurance policy held by a Purchased Entity or Subsidiary thereof or a Joint Venture unless an alternative insurance policy providing materially comparable coverage for the Purchased Entities, their Subsidiaries and the Joint Ventures is obtained concurrently therewith;
(xii)    make any material change in any method of financial accounting or financial accounting practice or policy applicable to the Purchased Entities, their Subsidiaries or the Joint Ventures, other than such changes as are required by IFRS (or, in the case of RCL, U.S. GAAP) or applicable Law or are consistent with the Transaction Accounting Principles or otherwise apply generally to Seller Parent and its Subsidiaries;
(xiii)    form or dissolve, wind down or liquidate any Purchased Entity (or Subsidiary thereof or any Joint Venture) or merge or consolidate any Purchased Entity (or Subsidiary thereof or any Joint Venture) with any other Person;
(xiv)    (A) terminate other than for cause any Senior Employee or (B) change the compensation of any Senior Employee (except for normal annual adjustments);
(xv)    enter into non-compete or exclusivity agreements or to any agreements that include a change of control provision, unless the consent for the change of control in connection with this Transaction is obtained on or before the Closing;
(xvi)    amend any corporate policies other than any changes that otherwise apply generally to Seller Parent and its Subsidiaries;
(xvii)    with respect to RCL, engage in any business other than owning MFG; or
(xviii)    authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing actions.
(c)    Nothing contained in this Agreement shall be construed to give to Purchaser, directly or indirectly, rights to control or direct the business or operations of the Purchased Entities, their Subsidiaries or the Joint Ventures prior to the Closing. Prior to the Closing, Seller (and its Subsidiaries) shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the operations of the Purchased Entities, their Subsidiaries and the Joint Ventures. For the avoidance of doubt, nothing herein shall restrict the ability of the Purchased Entities, their Subsidiaries and the Joint Ventures to make any cash dividends or distributions to any Person prior to the Closing so long as indebtedness for borrowed money is not incurred in connection with such dividends or distributions.

Section 5.3.    Confidentiality.
(a)    Each Party acknowledges that the information being provided to it in connection with the Transaction and the other transactions contemplated hereby (including without limitation the Commitment Letter) is subject to the terms of that certain confidentiality agreement between TRG Management, LP and RCL, dated as of May 15, 2024 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference in their entirety and shall survive the Closing. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Purchased Entities, their Subsidiaries and the Joint Ventures, and Purchaser shall be allowed to make any disclosures it deems reasonably appropriate about the Purchased Entities, their Subsidiaries and the Joint Ventures and the Real Property from and after the Closing; provided, however, that Purchaser acknowledges that it hereby assumes TRG Management LP’s obligations of confidentiality and non-disclosure with respect to any and all other information provided to it by or on behalf of Seller or any of its Affiliates or Representatives, concerning Seller or any of its Affiliates (other than solely with respect to the Purchased Entities, their Subsidiaries and the Joint Ventures), which obligations shall continue to remain subject to the terms and conditions of the Confidentiality Agreement for a period of [* * * * *] after the Closing Date, any termination of the Confidentiality Agreement that has occurred or would otherwise occur notwithstanding; provided, further, that Seller acknowledges that it hereby assumes RCL’s obligations of confidentiality and non-disclosure as of the date hereof with respect to any and all information provided to it by or on behalf of Purchaser or any of its Affiliates or Representatives, concerning Purchaser or any of its Affiliates, which obligations shall continue to remain subject to the terms and conditions of the Confidentiality Agreement for a period of [* * * * *] after the Closing Date, any termination of the Confidentiality Agreement that has occurred or would otherwise occur notwithstanding. The Parties expressly agree that, notwithstanding any provision of the Confidentiality Agreement to the contrary, including with respect to termination thereof, if, for any reason, the Closing does not occur and this Agreement is terminated, and the remaining term of the Confidentiality Agreement is less than [* * * * *], the Confidentiality Agreement shall continue in full force and effect for a period of [* * * * *] following termination of this Agreement and otherwise in accordance with its terms, and this Agreement shall constitute the requisite consent of the Parties to amend the Confidentiality Agreement accordingly.
(b)    Seller hereby acknowledges that all information in respect of Purchaser and its direct and indirect investors is highly sensitive and agrees that it shall not, and shall not permit its Affiliates or their respective Representatives to, for a period of [* * * * *] after the Closing Date, directly or indirectly, without the prior written consent of Purchaser, disclose to any third party (other than Seller’s Affiliates and its and their respective Representatives) any information in respect of the Purchaser and its direct and indirect investors or any confidential or proprietary information of the Purchased Entities, their Subsidiaries and the Joint Ventures (“Confidential Business Information”); provided, however, that the term “Confidential Business Information” will not include any information (i) that becomes available to Seller or its Affiliates or their respective Representatives from and after the Closing from a third party source that is not known by Seller to be under any obligations of confidentiality in respect of such information, (ii) that is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or (iii) that is or was derived independently by Seller, its Affiliates or any of their respective Representatives without use of Confidential Business Information. In addition, the foregoing shall not prohibit Seller, its Affiliates or any of their respective Representatives (A) from using Confidential Business Information for the purpose of complying with the terms of this Agreement or any of the Transaction Documents, or (B) from disclosing Confidential Business Information that Seller, any of its Affiliates or its or their Representatives are required by Law (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process) or requested by any Governmental Entity with jurisdiction over such Person to disclose (provided that Seller will, to the extent not legally prohibited, provide Purchaser with prompt written notice of such request so that Purchaser may seek, at its sole expense, an appropriate protective order and/or waive compliance with this Section 5.3(b)). Furthermore, the provisions of this Section 5.3(b) will not prohibit any retention of copies of records or any disclosure in connection with the preparation and filing of financial statements or Tax Returns of Seller or its Affiliates or any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby.
Section 5.4.    Access to Information.
(a)    Seller shall afford to Purchaser reasonable access, upon reasonable notice during normal business hours, consistent with applicable Law and in accordance with the bona fide procedures established by Seller, during the period prior to the Closing, and solely for purposes of integration planning and in furtherance of the Transaction and the other transactions contemplated by this Agreement, to the properties, books, Contracts, records and personnel of Seller and its Subsidiaries related to the Purchased Entities (and their Subsidiaries and the Joint Ventures); provided, however, that (i) neither Seller nor any of its Affiliates shall be required to violate any obligation of confidentiality to which it or any of its Affiliates may be subject in discharging their obligations pursuant to this Section 5.4 (it being agreed that, in the event that the restrictions set forth in this clause (i) apply, Seller shall inform Purchaser as to the general nature of what is being withheld and shall cooperate in good faith to attempt to design and implement alternative disclosure arrangements to enable Purchaser to evaluate any such information without violating an obligation of confidentiality to any third party); (ii) Seller shall make available, or cause its Subsidiaries to make available, Business Employee personnel files only after the Closing Date; and (iii) prior to the Closing Date, Purchaser shall not conduct any Phase II Environmental Site Assessment or conduct any invasive testing or any sampling of soil, sediment, surface water, ground water or building material at, on, under or within any facility on the Owned Real Property, Leased Real Property, or any other property of Seller, the Purchased Entities or any of their respective Affiliates.
(b)    Purchaser agrees that any investigation undertaken pursuant to the access granted under Section 5.4(a) shall be conducted in such a manner as not to unreasonably interfere with the operations of the Purchased Entities, their Subsidiaries and the Joint Ventures, and none of Purchaser or any of its Affiliates or Representatives shall communicate with any of the Business Employees without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Agreement to the contrary, neither Seller nor any of its Affiliates shall be required to provide access to or disclose information where, in the reasonable judgment of Seller, such access or disclosure would jeopardize attorney-client or other applicable privilege or protection, or contravene any

Laws or contractual obligations, or such information concerns the valuation of the business of the Purchased Entities, their Subsidiaries and the Joint Ventures or the Sale Process.
(c)    At and after the Closing, Purchaser shall, and shall cause its Affiliates to, afford Seller, its Affiliates and their respective Representatives, during normal business hours, upon reasonable notice, consistent with applicable Law and in accordance with bona fide procedures established by Purchaser, access to the books, Contracts, records and Business Employees and the Purchased Entities (and their Subsidiaries and the Joint Ventures) to the extent that such access may be reasonably requested by Seller in connection with financial statements, taxes, reporting obligations and compliance with applicable Laws; provided, however, that neither Purchaser nor any of its Affiliates shall be required to violate any obligation of confidentiality to which it or any of its Affiliates may be subject in discharging their obligations pursuant to this Section 5.4 (it being agreed that, in the event that the restrictions set forth in this proviso apply, Purchaser shall inform Seller as to the general nature of what is being withheld and shall cooperate in good faith to attempt to design and implement alternative disclosure arrangements to enable Seller to evaluate any such information without violating an obligation of confidentiality to any third party). Notwithstanding anything in this Agreement to the contrary, neither Purchaser nor any of its Affiliates shall be required to provide access to or disclose information where, in the reasonable judgment of Purchaser, such access or disclosure would jeopardize attorney-client or other applicable privilege or protection, or contravene any Laws or contractual obligations.
(d)    Except for Tax Returns and other documents governed by Section 6.2, Purchaser agrees to hold all the books and records of the Purchased Entities (and its Subsidiaries and the Joint Ventures) existing on the Closing Date and not to destroy or dispose of any thereof for a period of ten (10) years from the Closing Date or such longer time as may be required by Law.
Section 5.5    Publicity. The initial press release with respect to the Transaction has been agreed upon by Seller and Purchaser. Other than such initial press release, neither Party nor any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement in respect of this Agreement, the Transaction or the other transactions contemplated by this Agreement without the prior written consent of the other Party, except as may be required by Law or stock exchange rules, in which case the Party required to publish such press release or public announcement shall use reasonable efforts to provide the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication; provided that the foregoing shall not apply to any press release or public announcement so long as any statements contained therein concerning the Transaction or the other transactions contemplated by this Agreement are consistent in all respects with previous releases or announcements made by the applicable Party with respect to which such Party has complied with the provisions of this Section 5.5.
Section 5.6.    Intercompany Accounts and Intercompany Arrangements.
(a)    Immediately prior to the Closing (or prior thereto, if so determined by Seller), notwithstanding any other provision of this Agreement, all intercompany balances and accounts between Seller and any of its Affiliates (other than the Purchased Entities, their Subsidiaries and the Joint Ventures), on the one hand, and the Purchased Entities and their

Subsidiaries and the Joint Ventures, on the other hand, shall be settled or otherwise eliminated in such a manner as Seller shall determine in its reasonable discretion with no liability or contingency whatsoever for Purchaser, the Purchased Entities, their Subsidiaries and the Joint Ventures following the Closing (and, if so determined by Seller, Seller or any of its Affiliates shall be entitled to remove from the Purchased Entities or any of their Subsidiaries or the Joint Ventures any or all Cash Amounts or funds from cash pools) whether by means of dividends, distributions, contribution, the creation or repayment or refinancing of intercompany debt or accounts, increasing or decreasing of cash pool balances or otherwise. Any such intercompany balances and accounts that are settled after the Measurement Time but in connection with the Closing shall be deemed for purposes of this Agreement to have been settled as of immediately prior to the Measurement Time. Intercompany balances and accounts solely among the Purchased Entities, their Subsidiaries and the Joint Ventures shall not be required to have been eliminated pursuant to the above provisions of this Section 5.6. Immediately prior to the Closing (or prior thereto, if so determined by Seller), except for the Transaction Documents to be entered into in connection with this Agreement, all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, between Seller and its Affiliates (other than the Purchased Entities (and the Subsidiaries thereof and the Joint Ventures)), on the one hand, and the Purchased Entities (or any Subsidiary thereof or Joint Venture), on the other hand, shall automatically be terminated without further payment or performance and cease to have any further force and effect, such that no party thereto shall have any further obligations or Liabilities therefor or thereunder. Notwithstanding the foregoing, from the date hereof until the effective termination of the Consultancy Agreement, Seller shall, or shall cause its Affiliates to, use commercially reasonable efforts to coordinate the termination of the Consultancy Agreement as promptly as practicable following the Closing.
(b)    Except to the extent provided to the contrary in this Section 5.6, effective as of the Closing, Purchaser, on behalf of itself and its Affiliates, including the Purchased Entities, their Subsidiaries and the Joint Ventures, hereby releases Seller and each of its Affiliates (and their respective officers, directors and employees, acting in their capacities as such) from any Liability, obligation or responsibility to any of them for any and all past actions or failures to take action prior to the Closing directly or indirectly relating to or arising out of the operations of the Purchased Entities (or their Subsidiaries or the Joint Ventures) prior to the Closing, except for (i) any obligation pursuant to the provisions of this Agreement, including Article IX hereof, or the other Transaction Documents or (ii) fraud or Willful and Material Breach.
(c)    Except to the extent provided to the contrary in this Section 5.6, effective as of the Closing, Seller, on behalf of itself and its Affiliates, hereby releases the Purchased Entities, their Subsidiaries and the Joint Ventures (and their respective officers, directors and employees, acting in their capacities as such) from any Liability, obligation or responsibility to any of them for any and all past actions or failures to take action prior to the Closing directly or indirectly relating to or arising out of the operations of the Purchased Entities (or their Subsidiaries or the Joint Ventures) prior to the Closing, except for (i) any obligation pursuant to the provisions of this Agreement, including Article IX hereof, or the other Transaction Documents or (ii) fraud or Willful and Material Breach.

Section 5.7.    Financing.
(a)    Purchaser shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain funds sufficient to fund the Financing Amounts on or prior to the date on which the Transaction is required to be consummated pursuant to the terms hereof. In furtherance, and not in limitation of the foregoing, Purchaser shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing on the terms and subject only to the conditions described in the Commitment Letter as promptly as possible but in any event prior to the date on which the Transaction is required to be consummated pursuant to the terms hereof, including by: (i) maintaining in effect the Commitment Letter, (ii) satisfying on a timely basis all conditions in the Commitment Letter and complying with its obligations thereunder and (iii) enforcing its rights under the Commitment Letter. Purchaser shall comply with its obligations, and enforce its rights, under the Commitment Letter in a timely and diligent manner. Without limiting the generality of the foregoing, in the event that all conditions contained in the Commitment Letter (other than the consummation of the Transaction, those conditions that by their nature are to be satisfied at Closing and those conditions the failure of which to be satisfied are attributable to a breach by Purchaser of its representations, warranties, covenants or agreements contained in this Agreement) have been satisfied, Purchaser shall cause the Equity Investor to comply with its obligations thereunder.
(b)    Neither Purchaser nor any of its Subsidiaries shall, without the prior written consent of Seller, (i) permit, consent to or agree to any amendment, replacement, supplement, termination or modification to, or any waiver of any provision or remedy under, the Commitment Letter if such amendment, replacement, supplement, modification, waiver or remedy (A) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing, (B) reduces the aggregate principal amount of the Financing, (C) adversely affects the ability of Purchaser to enforce its rights against other parties to the Commitment Letter as so amended, replaced, supplemented or otherwise modified, relative to the ability of Purchaser to enforce its rights against such other parties to the Commitment Letter as in effect on the date hereof or (D) could otherwise reasonably be expected to prevent, impede or delay the consummation of the Transaction and the other transactions contemplated by this Agreement (the effects described in clauses (A) through (D), collectively, the “Prohibited Modifications”); or (ii) terminate or cause the termination of the Commitment Letter. Purchaser shall promptly deliver to Seller copies of any amendment, modification, waiver, replacement, supplement or termination to the Commitment Letter.
(c)    In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, Purchaser will (i) promptly notify Seller in writing of such unavailability and the reason therefor and (ii) use reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing for any such unavailable portion from the same or alternative sources (the “Alternative Financing”) in an amount sufficient, when taken together with the available portion of the Financing, to consummate the Transaction and to pay the Financing Amounts and, without limiting the foregoing, shall use reasonable best efforts to cause such Alternative Financing to not include any Prohibited Modifications. Purchaser shall provide Seller with prompt written notice of any actual or threatened breach, default, cancellation, termination or repudiation by any party to the

Commitment Letter. Purchaser shall keep Seller reasonably informed on a current basis of the status of its efforts to consummate the Financing, including any Alternative Financing.
(d)    The foregoing notwithstanding, compliance by Purchaser with this Section 5.7 shall not relieve Purchaser of its obligations to consummate the transactions contemplated by this Agreement whether or not the Financing or any Alternative Financing is available. To the extent Purchaser obtains Alternative Financing or amends, replaces, supplements, terminates, modifies or waives any of the Financing, in each case pursuant to this Section 5.7 and without any Prohibited Modification, references to the “Financing” and “Commitment Letter” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing, the commitments thereunder and the agreements with respect thereto, or the Financing as so amended, replaced, supplemented, terminated, modified or waived.
Section 5.8.    Financial Obligations. At or prior to the Closing, Purchaser shall use commercially reasonable efforts to, at its sole expense, arrange for a substitute guarantee of the sublease of the premises at [* * * * *], between [* * * * *], as the landlord, RNZ, as the lessee, and Seller Parent, as the guarantor, dated [* * * * *], assume all obligations of Seller Parent thereunder, and use commercially reasonable efforts to obtain from the landlord a full and irrevocable release of Seller Parent and its Affiliates that are liable, directly or indirectly, for reimbursement to the landlord in connection therewith. If the Seller Parent guarantee is not released prior to the Closing, Purchaser further agrees to indemnify Seller for any Liabilities arising after Closing associated with Seller Parent’s continuing obligation to guarantee the sublease and will make release of such guarantee a condition to any renewal of the sublease.
Section 5.9.    IP Matters. Except as set forth in this Agreement neither Purchaser nor any of its Affiliates (including, following Closing, the Purchased Entities, their Subsidiaries and the Joint Ventures) shall acquire any rights in, or use, or have the right to use, the Rayonier Marks or any name or mark that, in the reasonable judgment of Seller, is similar to or embodying the Rayonier Marks. Within [* * * * *] of Closing, Purchaser shall cause the Purchased Entities and Subsidiaries thereof and take such other action to the extent within its control so as to cause the Joint Ventures having a name, Mark or logo that includes the Rayonier Marks to change its name to a name that does not include the Rayonier Marks, including making any Filings necessary to effect such change. Purchaser shall make reasonable efforts to complete the removal of the Rayonier Marks from (a) all products, vehicles, properties and promotional or other marketing materials (other than materials covered by clause (b) of this sentence) within [* * * * *] of Closing and (b) uniforms, signage not highly visible to the public and stationery within [* * * * *] of Closing. Seller hereby grants to the Purchased Entities (and Subsidiaries thereof and the Joint Ventures) a royalty-free, fully paid-up, non-exclusive, non-sublicensable, non-assignable, limited right and license to use the Rayonier Marks solely for the above time periods and purposes. Purchaser agrees that any use of the Rayonier Marks by any of the Purchased Entities (or Subsidiaries thereof or the Joint Ventures) pursuant to such license will be in a manner consistent with past practice and transitional “phase out” use and that the Purchased Entities (and Subsidiaries thereof and to the extent within Purchaser’s control, the Joint Ventures) will maintain quality standards at least as high as those in effect as of the Closing Date with respect to any goods or services provided or delivered using the Rayonier Marks and shall cease to hold themselves out as having any affiliation with Seller or its Subsidiaries from and after the Closing.

Section 5.10.    Insurance.
(a)    From and after the Closing, the Purchased Entities, their Subsidiaries and the Joint Ventures and the operations and assets and Liabilities in respect thereof, shall cease to be insured by Seller’s or its Affiliates’ (other than the Purchased Entities’, their Subsidiaries’ and the Joint Ventures’) insurance policies or by any of their self-insured programs, and neither Purchaser nor its Affiliates (including the Purchased Entities, their Subsidiaries and the Joint Ventures) shall have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds) to cover the Purchased Entities, their Subsidiaries or the Joint Ventures or the operations or assets or Liabilities in respect thereof (other than any insurance policies held by the Purchased Entities, their Subsidiaries or the Joint Ventures). From and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for the Purchased Entities, their Subsidiaries and the Joint Ventures and the operations and assets and Liabilities in respect thereof. Purchaser further covenants and agrees not to seek to assert or to exercise any rights or claims of, or in respect of, the Purchased Entities, their Subsidiaries and the Joint Ventures and the operations and assets and Liabilities in respect thereof, under or in respect of any past or current insurance policy under which any of the foregoing is a named insured (other than any insurance policies held by the Purchased Entities, their Subsidiaries or the Joint Ventures).
(b)    Seller shall secure a standalone cybersecurity policy, to be effective as of the Closing, in the name of the Purchased Entities and which includes their Subsidiaries and the Joint Ventures as beneficiaries. The terms of such cybersecurity policy shall be consistent with the terms set forth in Section 5.10(b) of the Seller Disclosure Schedules and such other terms recommended by a reputable insurance broker for a business similar to that of the Purchased Entities and that are commercially available at a reasonable cost.
Section 5.11.    Litigation Support. In the event that and for so long as Seller or any of its Affiliates and/or Purchaser or any of its Affiliates is prosecuting, contesting or defending any Proceeding, investigation, charge, claim or demand by or against a third party in connection with (a) the Transaction or any of the other transactions contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the business of the Purchased Entities or their Subsidiaries or the Joint Ventures, Purchaser and/or Seller shall, and shall cause their respective Affiliates (and their respective officers and employees and Representatives) to, cooperate with Seller and/or Purchaser, as the case may be, and their counsel in such prosecution, contest or defense, including making available their respective personnel, and providing such testimony and access to their respective books and records and other information as shall be reasonably necessary in connection with such prosecution, contest or defense.
Section 5.12.    Consents.
(a)    Seller shall, and shall cause its Affiliates to, reasonably cooperate and use commercially reasonable efforts to obtain any third party consents required by any Material Contract, the terms of any Leased Real Property or otherwise, including those set forth on Section 3.4 of the Seller Disclosure Schedules, in connection with the consummation of the transactions contemplated by this Agreement (all such consents required by Material Contracts or the terms of any Leased Real Property or set forth on Section 3.4 of the Seller Disclosure Schedules, the “Consents”), in each case as promptly as practicable after the date hereof, and Purchaser shall provide such reasonable assistance to Seller as it reasonably requests in relation to the same including taking the specific actions set forth on Section 5.12(a) of the Seller Disclosure Schedules.
(b)    Notwithstanding anything to the contrary contained herein (but subject to Section 2.7 and Section 2.8), (i) Seller and its Affiliates shall not have any further obligation with respect to any third party consents that are not obtained prior to the Closing Date and (ii) neither Seller nor any of its Affiliates shall have any obligation to make any payments or incur any Liability or offer or grant any concession or accommodation (financial or otherwise) or commence or participate in any Proceeding in order to obtain any Approvals of third parties or effect the transfers or arrangements contemplated by this Section 5.12, and except as set forth in Section 2.7 and Section 2.8, neither Seller nor any of its Affiliates shall have any Liability whatsoever to Purchaser or any of its Affiliates arising out of or relating to the failure to obtain any such Approvals, and the failure to receive any such Approvals shall not be taken into account with respect to whether any condition to the Closing set forth in Article VII shall have been satisfied (except as set forth in Section 7.1(c)).
Section 5.13.    Damage and Destruction of the Properties and Risk of Loss.
(a)    If at any time after [* * * * *] and prior to the Closing Date, the Real Property or any part thereof is destroyed or damaged by fire, wind or other casualty, or any Proceeding is filed or threatened under which any portion of the Real Property may be taken pursuant to any Law or decree of condemnation or the right of eminent domain, then Seller shall deliver to Purchaser prompt written notice, as per Section 10.6, of such casualty or condemnation along with (A) if such Real Property is damaged, an amount equal to (x) the damage caused by such casualty calculated as the pre-casualty value of the destroyed or damaged Real Property, including therein the value of any trees, improvements and land, less the salvage value (net of salvage costs) of such destroyed or damaged Real Property), multiplied by (y) the Sharing Ratio, or (B) if such Real Property is subject to a decree of condemnation or right of eminent domain, an amount equal to the estimated loss of value caused by such condemnation multiplied by the Sharing Ratio (the aggregate amount set forth in clause (A) or (B), as applicable, the “Casualty Loss”); provided that to avoid any double-counting, the salvage value will not include any insurance or any other payments received or receivable to the extent reflected in Closing Working Capital or Closing Cash.
(b)    If the Casualty Loss is equal to or less than NZ$[* * * * *] in the aggregate (the “Threshold Amount”), then the Casualty Loss Adjustment Amount shall be zero and no adjustment to the Closing Purchase Price or the Final Purchase Price shall be made with respect thereto, and Purchaser shall have the right to any insurance proceeds, compensation or salvage value related to the Casualty Loss event.
(c)    If the Casualty Loss exceeds the Threshold Amount in the aggregate, then the Casualty Loss Adjustment Amount shall be equal to the amount of the Casualty Loss. If third-party insurance, compensation or salvage value related to the Casualty Loss event are recovered by Purchaser or its Affiliates subsequent to Closing, such recovered proceeds shall be promptly remitted to Seller.

(d)    If the Casualty Loss exceeds $[* * * * *] (the “Casualty Loss Cap”) in the aggregate, then Purchaser shall have the right to either (i) consummate the Transaction in accordance with this Agreement, provided that the Closing Purchase Price shall be reduced in the manner set forth in Section 5.13(c), or (ii) terminate this Agreement pursuant to Section 8.1(f) by delivering written notice to Seller according to Section 8.3 and, subject to Section 8.2, the Parties hereto shall have no further rights or obligations hereunder.
(e)    Upon receipt by Purchaser of a Dispute Notice pursuant to Section 2.5(d) involving the calculation, preparation or content of the Casualty Loss Adjustment Amount, Purchaser and Seller shall negotiate in good faith to resolve any dispute set forth therein. If Purchaser and Seller fail to resolve any such dispute with respect to the Casualty Loss Adjustment Amount within [* * * * *] after delivery of the Dispute Notice, Purchaser and Seller shall follow the procedure set forth in Section 2.6(c) (and to the extent referenced therein, Section 2.5(d)) mutatis mutandis; provided, that the Closing Date shall be extended for up to [* * * * *] to the extent necessary to allow for the resolution of such dispute in accordance with this Section 5.13 if Purchaser reasonably believes that the Casualty Loss Adjustment Amount could exceed the Casualty Loss Cap.
Section 5.14.    Seller Guarantee. From and after the date hereof, Seller Guarantor hereby absolutely, irrevocably and unconditionally guarantees to Purchaser, and for the benefit of the other Purchaser Indemnified Parties, the punctual, true and faithful payment, performance and observance of the covenants, agreements, liabilities and obligations of Seller under this Agreement, including the obligations of Seller Entities under Article IX and other payment obligations of Seller hereunder and any obligations or Liabilities of Seller arising from any breach of this Agreement. The guarantee set forth in this Section 5.14 is a guarantee of payment and performance, and not merely of collection, and Seller Guarantor acknowledges and agrees that this guarantee is full, unconditional and irrevocable. Seller Guarantor further acknowledges and agrees that its obligations under this Section 5.14 shall not be released or discharged, in whole or in part, or otherwise affected by (a) the amendment, modification, release or extinguishment of Seller’s obligations or Liabilities, whether by decree in any bankruptcy, reorganization, arrangement or moratorium Proceeding or otherwise, (b) the failure or delay on the part of Purchaser or any other Purchaser Indemnified Party to assert any claim or demand or to enforce any right or remedy against Seller Guarantor or Seller, or (c) any claim, set-off, defense or other right that Seller Guarantor may have against Purchaser; provided, in each case, that (i) to the extent Seller is relieved of any of its obligations under this Agreement (other than as a result of bankruptcy or similar Laws affecting creditors’ rights), Seller Guarantor shall be similarly relieved of its corresponding obligations under this Section 5.14 and (ii) Seller Guarantor shall have all defenses to the payment or performance of any covenants, obligations, Liabilities and agreements of Seller that are available to Seller under this Agreement (other than defenses arising from bankruptcy or insolvency of Seller and other defenses expressly waived by Seller Guarantor in this Section 5.14). To the fullest extent permitted by Law, Seller Guarantor hereby waives diligence, protest, notice of protest, presentment, demand of payment, notice of dishonor and all other suretyship defenses, and Seller Guarantor further waives, for the benefit of Purchaser, any right to require Purchaser, as a condition of payment or performance by Seller Guarantor, to bring any claim against Seller or pursue any other remedies whatsoever, and Purchaser shall be entitled to pursue against Seller Guarantor all of the rights and remedies that it is entitled to pursue against Seller pursuant to this Agreement, or which may be available at law or in equity, upon Seller’s failure to satisfy its obligations or Liabilities under this Agreement. Seller Guarantor understands and acknowledges that Purchaser is relying on this guarantee in entering into this Agreement. The guarantee contained in this Section 5.14 shall terminate upon the satisfaction of all obligations and Liabilities of Seller under or in respect of this Agreement.
Section 5.15.    Transition Services. Seller and Purchaser shall provide to the other the transition services set forth on Section 5.15 of the Seller Disclosure Schedules for the periods set forth therein.
Article VI
CERTAIN TAX MATTERS
Section 6.1.    Tax Indemnification.
(a)    Except to the extent reflected as a liability in the determination of Closing Indebtedness and Closing Working Capital, Seller shall pay or cause to be paid, shall be liable for, and Seller Entities shall jointly and severally indemnify, defend and hold Purchaser and its Affiliates (including, after the Closing Date, the Purchased Entities, their Subsidiaries and the Joint Ventures) harmless from and against (i) any and all Excluded Taxes and (ii) any and all Covered Losses incurred by Purchaser or any of its Affiliates to the extent arising out of or resulting from the breach of an agreement or covenant made in this Article VI by Seller.
(b)    Purchaser shall pay or cause to be paid, shall be liable for, and shall indemnify, defend and hold Seller and its Affiliates harmless from and against (i) any and all Taxes other than Excluded Taxes that are the responsibility of Seller under Section 6.1(a) and (ii) any and all Covered Losses incurred by Seller or any of its Affiliates to the extent arising out of or resulting from the breach of an agreement or covenant made in this Article VI by Purchaser.
(c)    Payment in full of any amount due from Seller or Purchaser under this Section 6.1 shall be made to the affected party in immediately available funds at least five (5) Business Days before the date payment of the Taxes to which such payment relates is due, or, if no Tax is payable, within fifteen (15) days after written demand is made for such payment.
Section 6.2.    Cooperation.
(a)    Each Party shall, and shall cause its Affiliates to, provide to the other Party such cooperation, documentation and information as either of them may reasonably request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or a right to refund of Taxes, or (iii) conducting any Tax Proceeding. Such cooperation and information shall include providing necessary powers of attorney and copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such Party may possess. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided.

(b)    Each Party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the Purchased Entities, their Subsidiaries, and the Joint Ventures for their respective Tax periods ending on or prior to the Closing Date until the later of (i) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate, or (ii) eight (8) years following the due date (without extension) for such Tax Returns. Thereafter, the Party holding such Tax Returns or other documents may dispose of them after offering the other Party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other Party’s own expense.
Section 6.3.    Preparation and Filing of Tax Returns.
(a)    Seller shall timely prepare and file or shall cause to be timely prepared and filed any combined, consolidated or unitary Tax Return that includes Seller or any of its Affiliates. Seller shall timely prepare, or shall cause to be timely prepared, to the maximum extent permitted by the organizational documents of the Purchased Entities, their Subsidiaries, and the Joint Ventures, as applicable, and taking into account any rights with respect to Tax Returns that any owners of equity interests (direct or indirect) in such Subsidiaries or Joint Ventures may be entitled to, any Tax Return of any Purchased Entity, any Subsidiary of the Purchased Entities, or any Joint Venture for any taxable period ending on or before the Closing Date that are due after Closing (each Tax Return, a “Pre-Closing Separate Return”). All Pre-Closing Separate Returns shall be prepared and filed in a manner consistent with this Agreement and the past procedures and practices of the Purchased Entities, their Subsidiaries and the Joint Ventures, except as required by Law. Seller shall submit any Pre-Closing Separate Return to Purchaser at least thirty (30) days prior to the due date for such Pre-Closing Separate Return (taking into account any valid extensions of the time to file) (or if the due date is within thirty (30) days of the Closing Date, as promptly as practicable after the Closing Date) for Purchaser’s review and comment and shall consider in good faith any reasonable comments provided by Purchaser in writing to Seller at least ten (10) days prior to such due date. Purchaser shall timely file, or cause to be timely filed, each Pre-Closing Separate Return.
(b)    Purchaser shall, to the maximum extent permitted by the organizational documents of the Purchased Entities, their Subsidiaries, and the Joint Ventures, as applicable, and taking into account any rights with respect to Tax Returns that any owners of equity interests (direct or indirect) in such Subsidiaries or Joint Ventures may be entitled to, timely prepare and file or shall cause to be timely prepared and filed all Tax Returns with respect to any Purchased Entity, any Subsidiary of the Purchased Entities, or any Joint Venture for any Straddle Period (the “Purchaser Prepared Tax Returns”). All Purchaser Prepared Tax Returns shall be prepared and filed in a manner consistent with this Agreement and the past procedures and practices of the Purchased Entities, their Subsidiaries, and the Joint Ventures except as required by Law. Purchaser shall submit any Purchaser Prepared Tax Return to Seller at least thirty (30) days prior to the due date for such Purchaser Prepared Tax Return (taking into account any valid extensions of the time to file) (or if the due date is within thirty (30) days of the Closing Date, as promptly as practicable after the Closing Date) for Seller’s review and comment and shall incorporate any reasonable comments provided by Seller in writing to Purchaser at least ten (10) days prior to such due date.

Section 6.4.    Tax Sharing Agreements. To the extent relating to the Purchased Entities, their Subsidiaries, or the Joint Ventures, Seller shall terminate or cause to be terminated, on or before the Closing Date, the rights and obligations of the Purchased Entities, their Subsidiaries, and the Joint Ventures pursuant to all Tax sharing agreements or arrangements (other than this Agreement), if any, to which the Purchased Entities, any of their Subsidiaries, or any of the Joint Ventures, on the one hand, and Seller or any of its Affiliates (other than the Purchased Entities, their Subsidiaries, and the Joint Ventures), on the other hand, are parties, and neither Seller nor any of its Affiliates (other than the Purchased Entities, their Subsidiaries, and the Joint Ventures), on the one hand, nor any of the Purchased Entities, their Subsidiaries, or any of the Joint Ventures, on the other hand, shall have any rights or obligations to each other after the Closing in respect of such agreements or arrangements.
Section 6.5.    Tax Treatment of Payments. Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law), Seller, Purchaser, the Purchased Entities, the Purchased Entities’ Subsidiaries, the Joint Ventures and their respective Affiliates shall treat any and all payments under Section 2.8, Section 6.1 and Article IX as an adjustment to the purchase price for Tax purposes.
Section 6.6.    Elections. Notwithstanding anything herein to the contrary, except with the prior written consent of Seller (which shall not be unreasonably withheld, conditioned, or delayed), neither Purchaser nor any of its Subsidiaries or Affiliates (including, after the Closing Date, the Purchased Entities, their Subsidiaries, and the Joint Ventures) shall (a) make or cause to be made any election with respect to the Purchased Entities, any Subsidiary thereof, or any Joint Venture (including any entity classification election pursuant to Treasury Regulation Section 301.7701-3) in respect of or that has retroactive effect to a Pre-Closing Period, (b) change or cause to be changed any method of Tax accounting or any Tax accounting period of the Purchased Entities, any Subsidiary thereof, or any Joint Venture which election or change would be effective for a Pre-Closing Period, (c) re-file, amend or otherwise modify (or cause to be re-filed, amended or otherwise modified) any Tax Return of any of the Purchased Entities, their Subsidiaries, or the Joint Ventures for a Pre-Closing Period, (d) extend or waive, or cause or permit to be extended or waived, any statute of limitations with respect to any Taxes of a Purchased Entity, any Subsidiary of the Purchased Entities, or any Joint Venture relating to a Pre-Closing Period, (e) file any ruling or request with any Taxing Authority that relates to Taxes or Tax Returns of a Purchased Entity, a Subsidiary of the Purchased Entities, or a Joint Venture for a Pre-Closing Period, or (f) engage in any voluntary disclosure or similar process or initiate communications with any Taxing Authority with respect to Taxes or Tax Returns of a Purchased Entity, a Subsidiary of the Purchased Entities, or a Joint Venture for a Pre-Closing Period, in each case, if such action would reasonably be expected to increase any Tax liability of Seller or any of its Affiliates (other than the Purchased Entities, their Subsidiaries, and the Joint Ventures) or give rise to any Excluded Taxes.
Section 6.7.    Combined Tax Returns. Notwithstanding anything to the contrary in this Agreement, (a) Seller shall be entitled to control in all respects, and neither Purchaser nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to any consolidated, combined or unitary Tax Return that includes Seller or its Affiliates and (b) Seller shall not be required to provide any Person with any consolidated, combined or unitary Tax Return or copy thereof that includes Seller or its Affiliates.

Section 6.8.    Transfer Taxes. All transfer, documentary, sales, use, bulk sale, stamp, registration, value added, goods and services, recording, conveyance and other such Taxes and fees (including any penalties and interest) (“Transfer Taxes”) imposed as a result of the purchase of the Purchased Interests pursuant to this Agreement (including any real property transfer tax and any similar Tax) shall be borne [* * * * *] by the Seller Entities ([* * * * *]%), on the one hand, and Purchaser ([* * * * *]%), on the other hand. All necessary Tax Returns and other documentation with respect to all such Transfer Taxes shall be timely filed by the party primarily responsible for such filing under applicable Law, and the parties hereto shall cooperate in the preparation of any such Tax Returns and to minimize the amount of any such Transfer Taxes.
Section 6.9.    Tax Contests.
(a)    If any Taxing Authority asserts a claim with respect to Taxes that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under this Article VI, then the Party first receiving notice of such claim shall promptly provide written notice thereof to the other Party; provided, however, that the failure of such Party to give such prompt notice shall not relieve the other Party of any of its obligations under this Article VI, except to the extent that the other Party is actually and materially prejudiced by such failure. Such notice shall specify in reasonable detail the basis for such claim and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.
(b)    Seller shall, to the maximum extent permitted by the organizational documents of the Purchased Entities, their Subsidiaries and the Joint Ventures, as applicable, and taking into account any rights with respect to Tax Proceedings that any owners of equity interests (direct or indirect) in such Subsidiaries or Joint Ventures may be entitled to, have the right to control, at its own expense, any Tax Proceeding in respect of any Purchased Entity, any of its Subsidiaries or any Joint Venture for any taxable period that ends on or before the Closing Date; provided, that Seller shall (i) consult with Purchaser regarding such Tax Proceeding, (ii) provide Purchaser with a timely and reasonably detailed account of each stage of such Tax Proceeding, (iii) defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, and (iv) not settle any Tax Proceeding (other than with respect to any Tax Return of a consolidated, combined, unitary or similar group that includes Seller or its Affiliates other than the Purchased Entities, their Subsidiaries and the Joint Ventures) without Purchaser’s written consent (such consent not to be unreasonably withheld, conditioned or delayed) solely to the extent the settlement of any such Tax Proceeding could reasonably be expected to have an adverse effect that is not de minimis on the Tax Liability of Purchaser or any of its Affiliates (including, after the Closing, the Purchased Entities, their Subsidiaries and the Joint Ventures) in a Post-Closing Period.
(c)    In the case of a Tax Proceeding for a Straddle Period of any Purchased Entity, any Subsidiary of the Purchased Entities or any Joint Venture, the Controlling Party shall, to the maximum extent permitted by the organizational documents of the Purchased Entities, their Subsidiaries and the Joint Ventures, as applicable, and taking into account any rights with respect to Tax Proceedings that any owners of equity interests (direct or indirect) in such Subsidiaries or Joint Ventures may be entitled to, have the right to control, at its own expense, such Tax Proceeding; provided, however, that (i) the Controlling Party shall provide the Non-controlling Party with a timely and reasonably detailed account of each stage of such Tax

Proceeding, (ii) the Controlling Party shall consult with the Non-controlling Party and offer the Non-controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iii) the Controlling Party shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (iv) the Non-controlling Party shall be entitled to participate in such Tax Proceeding, at its own expense, if such Tax Proceeding could have an adverse impact on the Non-controlling Party or any of its Affiliates, and (v) the Controlling Party shall not settle, compromise or abandon any material issue with respect to such Tax Proceeding without obtaining the prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, of the Non-controlling Party if such settlement, compromise or abandonment could have an adverse impact on the Non-controlling Party or any of its Affiliates. “Controlling Party” shall mean whichever of Seller or Purchaser is reasonably expected to bear the greater Tax liability in connection with a Tax Proceeding relating to a Straddle Period, and “Non-controlling Party” shall mean whichever of Seller or Purchaser is not the Controlling Party with respect to such Tax Proceeding relating to a Straddle Period.
Section 6.10.    Straddle Period. For purposes of this Agreement, in the case of any Straddle Period, the portion of any (i) real, personal or intangible ad valorem property Taxes and any other Taxes imposed on a periodic basis allocable to the Pre-Closing Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) income Taxes and any Taxes other than such real, personal or intangible ad valorem property Taxes or any other Taxes imposed on a periodic basis allocable to the Pre-Closing Period shall be computed as if the relevant taxable period ended as of the close of business on the Closing Date.
Section 6.11.    Tax Refunds. Except to the extent (a) reflected as an asset in Closing Indebtedness or Closing Working Capital or (b) attributable to a carry back or other use of any item of loss, deduction, credit or other similar item arising in a Post-Closing Period into a Pre-Closing Period, Seller shall be entitled to any cash refunds or credits of or against any Excluded Taxes. Except to the extent attributable to the use of any item of loss, deduction, credit or other similar item arising in a Post-Closing Period, if a Tax liability specifically reflected in Closing Indebtedness or Closing Working Capital exceeds the amount of such Tax actually paid by Purchaser or any of its Affiliates (including, after the Closing, the Purchased Entities, MFG, MFG’s Subsidiaries or the Joint Ventures), as applicable, such difference shall also be treated as a refund or credit to which Seller is entitled as described in the prior sentence. Purchaser shall, and shall cause its Affiliates (including, following the Closing Date, the Purchased Entities, their Subsidiaries and the Joint Ventures) to, promptly forward to Seller or reimburse Seller for any refunds or credits due to Seller after receipt thereof net of any unreimbursed reasonable and documented out-of-pocket costs (including Taxes) incurred by Purchaser and its Affiliates in respect of such refund (or credit). If any refunds (including any interest related thereto): (i) previously paid to the Sellers pursuant to this Section 6.11 or (ii) included as an asset in the computation of the Final Purchase Price are, in either case, required to be repaid to a Taxing Authority or are subsequently disallowed by a Taxing Authority, or determined to have been erroneously included as an asset in the computation of the Final Purchase Price, Sellers shall promptly repay to Purchaser such previously paid amounts or amounts included as an asset in the computation of the Final Purchase Price. Any refunds or credits of the Purchased Entities, their

Subsidiaries and the Joint Ventures with respect to a Straddle Period shall be equitably apportioned between Seller and Purchaser in accordance with the principles set forth in Section 6.10.
Section 6.12.    Purchase Price Allocation.
(a)    The Parties agree to allocate the Final Purchase Price and any other items that are treated as additional consideration for U.S. federal income tax purposes (the “Tax Consideration”) (i) among the Purchased Entities and (ii) for the portion of the Tax Consideration allocable to RCL, among the Subsidiaries of RCL and any Joint Ventures that RCL owns (directly or indirectly) (looking through any such Subsidiary or Joint Venture treated as a partnership or disregarded entity for U.S. federal income tax purposes to the assets of such Subsidiary or Joint Venture) in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, and any other relevant provisions of applicable Tax Law. Within 120 days following the Closing Date, Seller shall prepare and deliver to Purchaser for Purchaser’s review an allocation of the Tax Consideration (i) among the Purchased Entities and (ii) with respect to the Tax Consideration allocable to RCL, among the Subsidiaries of RCL and any Joint Ventures that RCL owns (directly or indirectly) (looking through any such Subsidiary or Joint Venture treated as a partnership or disregarded entity for U.S. federal income tax purposes to the assets of such Subsidiary or Joint Venture) for U.S. federal, and applicable state and local, income Tax purposes (including the reporting of gain to Seller and any determinations under Sections 751 and 755 of the Code) (such allocation, the “Proposed Allocation”).
(b)    The Proposed Allocation shall become final and binding on Purchaser, Seller and their Affiliates within thirty (30) days of receipt by Purchaser, unless Purchaser provides written notice together with reasonable supporting documentation of its objection to the Proposed Allocation, specifying those items as to which Purchaser disagrees with the calculation (the “Purchaser’s Allocation Notice”). If the Purchaser’s Allocation Notice is duly and timely delivered, Seller and Purchaser shall, during the thirty (30) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation. Notwithstanding any other provision in this Agreement to the contrary, if Seller and Purchaser are unable to resolve any such dispute within the thirty (30)-day period following the delivery of Purchaser’s Allocation Notice, then Seller and Purchaser shall each be entitled to use its own allocation with respect to the items in dispute; provided that Purchaser and Seller shall each be bound by any item on the Proposed Allocation not in dispute (such undisputed items, the “Agreed Items”). The allocation, as prepared by Seller if no Purchaser’s Allocation Notice has been given, as adjusted pursuant to any agreement between Seller and Purchaser, or with respect to Agreed Items (the “Allocation”) shall be conclusive and binding on the parties hereto. The Allocation shall be adjusted, as necessary, to reflect any subsequent adjustments to the Tax Consideration. Any such adjustment shall be allocated to the asset or assets to which such adjustment is attributable. None of the Parties or any of their respective Affiliates shall take any position inconsistent with the Allocation on any Tax Return, in connection with any Tax Proceeding or otherwise, in each case, except to the extent required pursuant to a “final determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law).

Article VII
CONDITIONS PRECEDENT
Section 7.1.    Conditions to Each Party’s Obligations to Close. The respective obligations of Seller and Purchaser to effect the Closing are subject to the satisfaction or (to the extent permitted by Law) waiver by Seller and Purchaser at or prior to the Closing of the following conditions:
(a)    Regulatory Approvals. The receipt by Purchaser of the Requisite Approvals.
(b)    No Injunctions or Restraints / No Change in Law. (i) No Judgment issued by any Governmental Entity of competent jurisdiction shall have been entered after the date of this Agreement and remain in effect which prevents the consummation of the Closing and (ii) there has been no change in Law after the date of this Agreement that would require Seller or Purchaser to obtain any additional Regulatory Approvals, or if there has been such a change in Law, such additional Regulatory Approvals have been obtained.
(c)    Consents. (i) The Closing Consents shall have been obtained; and (ii) the Specified Consents shall have been obtained; provided that this clause (ii) shall cease to be a condition to Seller and Purchaser’s obligation to effect the Closing on and after [* * * * *] following the date of this Agreement.
Section 7.2.    Conditions to Obligations of Purchaser to Close. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing of the following additional conditions:
(a)    Representations and Warranties.
(i)    The representations and warranties of Seller contained in Article III (other than as set forth in Section 7.2(a)(ii), Section 7.2(a)(iii) and Section 7.2(a)(iv)) shall be true and correct (without giving effect to any materiality or “Business Material Adverse Effect” qualifications contained therein) as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date), except where the failure of such representations and warranties to be true and correct would not have, individually or in the aggregate, a Business Material Adverse Effect (it being agreed that Covered Losses resulting from breaches of such representations and warranties that are in excess of the Cap shall be deemed to be a Business Material Adverse Effect).
(ii)    The Seller Fundamental Representations shall be true and correct in all but de minimis respects as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date).
(iii)    The representations and warranties of Seller set forth in Section 3.4(b) and Section 3.4(c) (No Conflicts; Consents), Section 3.5 (Governmental Authorization), Section 3.7 (Financial Statements), Section 3.8(a) and Section 3.8(c) (Absence of Changes or Events), Section 3.9 (Sufficiency of Assets), Section 3.11 (Real

Property), Section 3.12 (Contracts), Section 3.14 (Compliance with Applicable Laws; Permits), Section 3.15 (Environmental Matters), Section 3.16 (Taxes), Section 3.18 (Intercompany Arrangements) and Section 3.22 (Solvency) (collectively, the “Seller Material Standard Representations”) shall be true and correct (without giving effect to any materiality or “Business Material Adverse Effect” qualifications contained therein, other than the materiality qualifications in Section 3.12(a)(iii)) in all material respects as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date) (it being agreed that the condition set forth in this Section 7.2(a)(iii) shall be deemed to be unsatisfied only if (after giving effect to the materiality scrape applicable to this Section 7.2(a)(iii)) (A) the Covered Losses resulting from breaches of the Seller Material Standard Representations are in excess of five percent (5%) of the Base Purchase Price, (B) a breach of a Seller Material Standard Representation involves, arises from or relates to fraud, criminal misconduct or any Willful and Material Breach by Seller or any Purchased Entity, or (C) there is a breach of Section 3.14(b) or Section 3.15(a)(i) and such breach results in reputational harm); provided that in the event the following representations are breached as the result of fraud, criminal misconduct or any Willful and Material Breach by Seller or any Purchased Entity, they will be deemed to be Seller Material Standard Representations: Section 3.6 (Proceedings), Section 3.13 (Significant Customers; Significant Suppliers), Section 3.17 (Employee Matters), Section 3.20 (Insurance), Section 3.21 (Carbon Units) and Section 3.23 (No Deforestation)).
(iv)    The representation and warranty of Seller set forth in Section 3.8(b) shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date.
(b)    Performance of Obligations of Seller. The covenants and agreements of Seller to be performed on or before the Closing in accordance with this Agreement shall have been performed in all material respects.
(c)    Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller by an executive officer of Seller, stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.
Section 7.3.    Conditions to Obligations of Seller to Close. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) at or prior to the Closing of the following additional conditions:
(a)    Representations and Warranties. The representations and warranties of Purchaser contained in Article IV (other than as set forth in the following sentence) shall be true and correct (without giving effect to any materiality or “Purchaser Material Adverse Effect” qualifications contained therein) as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date), except where the failure of such representations and warranties to be true and correct would not have, individually or in the aggregate, a Purchaser Material Adverse Effect. The Purchaser Fundamental Representations shall be true and correct in all but de minimis respects as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date).

(b)    Performance of Obligations of Purchaser. The covenants and agreements of Purchaser to be performed on or before the Closing in accordance with this Agreement shall have been performed in all material respects.
(c)    Officer’s Certificate. Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.
Section 7.4.    Frustration of Closing Conditions. Neither Purchaser nor Seller may rely as a basis for terminating this Agreement on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use the efforts to cause the Closing to occur as required by this Agreement, including Section 5.1.
Article VIII
TERMINATION; EFFECT OF TERMINATION
Section 8.1.    Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transaction and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:
(a)    by mutual written consent of Seller and Purchaser;
(b)    by Seller, if Purchaser shall have materially breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and has not been cured by the earlier of (i) the date that is thirty (30) days after the date that Seller has notified Purchaser of such breach stating Seller’s intention to terminate this Agreement pursuant to this Section 8.1(b) and the basis for such termination and (ii) the Outside Date; provided that Seller shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if Seller has materially breached any of its representations, warranties, covenants or agreements contained in this Agreement;
(c)    by Purchaser, if Seller shall have materially breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and has not been cured by the earlier of (i) the date that is thirty (30) days after the date that Purchaser has notified Seller of such breach stating Purchaser’s intention to terminate this Agreement pursuant to this Section 8.1(c) and the basis for such termination and (ii) the Outside Date; provided that Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if Purchaser has materially breached any of its representations, warranties, covenants or agreements contained in this Agreement;
(d)    by Seller or by Purchaser, subject to Section 10.7, if the Closing shall not have occurred on or prior to December 9, 2025 (New York time) (the “Outside Date”); provided, that (x) if all of the conditions set forth in Article VII are satisfied (or in the case of conditions that by their nature are to be satisfied at the Closing, are then capable of being satisfied if the Closing were to take place on such date) on a date that occurs on or prior to the Outside Date but (y) the Closing would thereafter occur in accordance with Section 2.3 on a date (the “Specified

Date”) that occurs after such Outside Date, then the Outside Date shall automatically be extended to the date that is [* * * * *] after such Specified Date and such date shall become the Outside Date for purposes of this Agreement; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to (i) any Party whose failure to perform any covenant or agreement under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date or (ii) any Party during the pendency of any Proceeding brought by the other Party for specific performance of this Agreement;
(e)    by Seller or by Purchaser, if a permanent Judgment issued by a Governmental Entity of competent jurisdiction shall have become final and nonappealable, preventing the consummation of the Transaction; provided that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to any Party whose failure to perform any covenant or agreement under this Agreement has been the cause of, or resulted in, the issuance of such Judgment; or
(f)    by Purchaser in the event of a Casualty Loss in excess of the Casualty Loss Cap as set forth in Section 5.13(d).
Section 8.2.    Effect of Termination. If this Agreement is terminated and the Transaction is abandoned as described in Section 8.1, this Agreement shall become null and void and of no further force and effect, without any Liability or obligation on the part of any Party or its Affiliates, directors, officers or employees; provided that Section 5.1(f), Section 5.3, Section 8.1, this Section 8.2, Section 8.3 and Article X shall remain in full force and effect; and provided, further, that nothing in this Section 8.2 shall release or relieve any Party from any Liability for Covered Losses in respect of fraud or any Willful and Material Breach by such Party of any covenant or agreement in this Agreement (it being acknowledged and agreed that the failure to effect the Closing by any Party when obligated to do so under this Agreement shall be deemed a Willful and Material Breach of this Agreement). Notwithstanding the foregoing, nothing in this Section 8.2 shall release or relieve either Party from any Liability in respect of reimbursement or similar obligations expressly set forth in this Agreement. For the purposes of this Agreement, “Willful and Material Breach” means a willful and material breach of this Agreement that is the consequence of an intentional act or intentional failure to act by a Party with the actual knowledge that the taking of such act or failure to take such action would be a material breach of this Agreement. For the purposes of this Agreement, “fraud” means an actual and intentional common law fraud (and not constructive fraud or negligent or reckless misrepresentation or a similar theory) under Delaware law with respect to the representations and warranties set forth in Article III or Article IV of this Agreement and in any certificate delivered in connection with this Agreement.
Section 8.3.    Notice of Termination. In the event of termination by Seller or Purchaser pursuant to Section 8.1, written notice of such termination shall be given by the terminating Party to the other Party.

Article IX
INDEMNIFICATION
Section 9.1.    Survival.
(a)    The representations and warranties of Seller contained in Article III of this Agreement (and any rights arising out of any breach of such representations and warranties) shall survive the Closing until the date that is [* * * * *] after the Closing Date, except that (i) the representations and warranties set forth in Section 3.1 (Organization and Standing), Section 3.2 (Capital Structure), Section 3.3 (Authority; Enforceability), Section 3.4(a) (No Conflicts; Consents) and Section 3.19 (Brokers) (collectively, the “Seller Fundamental Representations”), as well as the representations and warranties set forth in the remainder of Section 3.4 (No Conflicts; Consents) and in Section 3.11(a), Section 3.11(b) and Section 3.11(d) (Real Property), shall survive until the later of [* * * * *] after Closing and [* * * * *] after the expiration of the relevant statute of limitations; and (ii) the representations and warranties set forth in Section 3.16 (Taxes) shall not survive the Closing.
(b)    The representations and warranties of Purchaser contained in Article IV of this Agreement (and any rights arising out of any breach of such representations and warranties) shall survive the Closing until the date that is [* * * * *] after the Closing Date, except that the representations and warranties set forth in Section 4.1 (Organization and Standing), Section 4.2 (Authority; Enforceability), Section 4.3(a) (No Conflicts; Consents) and Section 4.9 (Brokers) (collectively, the “Purchaser Fundamental Representations”), as well as the representations and warranties set forth in the remainder of Section 4.3 (No Conflicts; Consents), shall survive the Closing until the later of [* * * * *] after Closing and [* * * * *] after the expiration of the relevant statute of limitations.
(c)    (i) The covenants and agreements contained in this Agreement that require performance in full prior to the Closing (and any rights arising out of any breach of such covenants and agreements), in each case, shall survive the Closing for a period of [* * * * *] after the Closing Date, and (ii) the covenants and agreements in this Agreement that by their terms apply or are to be performed, in whole or in part, at or after the Closing (and any rights arising out of any breach of such covenants and agreements), in each case, shall survive the Closing until fully performed or waived in accordance with the terms of this Agreement.
(d)    No Person shall be entitled to indemnification, and no Proceeding seeking to recover Covered Losses or other relief shall be commenced or maintained, after the end of the relevant survival period set forth herein, unless a claim for indemnification with respect thereto has previously been made in accordance with this Agreement.
Section 9.2.    Indemnification by Seller.
(a)    Subject to the provisions of this Article IX, effective as of and after the Closing, the Seller Entities shall jointly and severally indemnify and hold harmless Purchaser and its Affiliates (collectively, the “Purchaser Indemnified Parties”), from and against any and all Covered Losses incurred or suffered by any of the Purchaser Indemnified Parties to the extent resulting from: (i) any breach of any representation or warranty contained in Article III (other than Section 3.16 (Taxes)) as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date); provided, however, that for purposes of determining whether there has been a breach and for purposes of the determination of the amount of Covered Losses pursuant to this Article IX, all references to materiality or “Business Material Adverse Effect” in all representations and warranties in Article III (other than in Section 3.8(b) and Section 3.12(a)(iii)) shall be disregarded; or (ii) any breach of any covenant or agreement of Seller contained in this Agreement that survives the Closing (other than with respect to Taxes, which shall be governed exclusively by Article VI), for the period it survives.
(b)    Notwithstanding anything in this Agreement to the contrary:
(i)    Seller shall not be required to indemnify or hold harmless any Purchaser Indemnified Party against, or reimburse any Purchaser Indemnified Party for, any amount of Covered Losses pursuant to Section 9.2(a), to the extent that such Covered Losses or the related Liabilities are reflected, reserved, accrued, recorded or included in the Closing Working Capital, the WC Adjustment Amount, the CU Adjustment Amount, the Closing Indebtedness, the Harvest Volume Adjustment Amount, the Casualty Loss Adjustment Amount or the Consent Adjustment Amount, as finally determined pursuant to this Agreement;
(ii)    Seller shall not be required to indemnify or hold harmless any Purchaser Indemnified Party against, or reimburse any Purchaser Indemnified Party for, any amount of Covered Losses pursuant to Section 9.2(a)(i), unless the applicable claim involves Covered Losses in excess of $[* * * * *] (the “De Minimis Amount”), it being understood that if such Covered Losses do not exceed the De Minimis Amount, such Covered Losses shall not be applied to or considered for purposes of the Deductible or otherwise for purposes of calculating the aggregate amount of the Purchaser Indemnified Parties’ Covered Losses under this Section 9.2(b);
(iii)    Seller shall not be required to indemnify or hold harmless any Purchaser Indemnified Party against, or reimburse any Purchaser Indemnified Party for, any amount of Covered Losses pursuant to Section 9.2(a)(i), until the aggregate amount of the Purchaser Indemnified Parties’ Covered Losses under Section 9.2(a)(i) exceeds $[* * * * *] (the “Deductible”), in which case Seller shall be obligated for all Covered Losses, subject to the other provisions of this Article IX;
(iv)    The cumulative indemnification obligation of Seller under Section 9.2(a)(i) shall in no event exceed $[* * * * *] (the “Cap”), except that the Cap shall not apply in respect of (A) any indemnification obligation for Covered Losses arising out of the breach of any Seller Fundamental Representation, (B) the reasonable and documented out-of-pocket third-party expenses of Purchaser in the event of a dispute (to the extent Purchaser is the prevailing party in such dispute) or (C) fraud or any Willful and Material Breach by Seller; and
(v)    The cumulative indemnification obligation of Seller under Section 9.2(a)(i) shall not exceed the Final Purchase Price.

Section 9.3.    Indemnification by Purchaser.
(a)    Subject to the provisions of this Article IX, effective as of and after the Closing, Purchaser shall indemnify and hold harmless Seller and its Affiliates (collectively, the “Seller Indemnified Parties”), from and against any and all Covered Losses incurred or suffered by any of the Seller Indemnified Parties to the extent resulting from: (i) any breach of any representation or warranty contained in Article IV as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date); provided, however, that for purposes of determining whether there has been a breach and for purposes of the determination of the amount of Covered Losses pursuant to this Article IX, all references to materiality or “Purchaser Material Adverse Effect” in all representations and warranties in Article IV shall be disregarded; or (ii) any breach of any covenant or agreement of Purchaser contained in this Agreement that survives the Closing, for the period it survives.
(b)    Notwithstanding anything in this Agreement to the contrary:
(i)    Purchaser shall not be required to indemnify or hold harmless any Seller Indemnified Party against, or reimburse any Seller Indemnified Party for, any amount of Covered Losses pursuant to Section 9.3(a)(i), unless the applicable claim involves Covered Losses in excess of the De Minimis Amount, it being understood that if such Covered Losses do not exceed the De Minimis Amount, such Covered Losses shall not be applied to or considered for purposes of the Deductible or otherwise for purposes of calculating the aggregate amount of the Seller Indemnified Parties’ Covered Losses under this Section 9.3(b);
(ii)    Purchaser shall not be required to indemnify or hold harmless any Seller Indemnified Party against, or reimburse any Seller Indemnified Party for, any amount of Covered Losses pursuant to Section 9.3(a)(i) until the aggregate amount of the Seller Indemnified Parties’ Covered Losses under Section 9.3(a)(i) exceeds the Deductible, it being understood that if such Covered Losses exceed the Deductible, Purchaser shall be obligated for all such Covered Losses, subject to the other provisions of this Article IX;
(iii)    The cumulative indemnification obligation of Purchaser under Section 9.3(a)(i) shall in no event exceed the Cap, except that the Cap shall not apply in respect of (A) any indemnification obligation for Covered Losses arising out of the breach of any Purchaser Fundamental Representation, (B) the reasonable and documented out-of-pocket third-party expenses of Seller in the event of a dispute (to the extent Seller is the prevailing party in such dispute) or (C) fraud or any Willful and Material Breach by Purchaser; and
(iv)    The cumulative indemnification obligation of Purchaser under Section 9.3(a)(i) shall not exceed the Final Purchase Price.

Section 9.4.    Procedures.
(a)    Any Person entitled to be indemnified under this Article IX (the “Indemnified Party”) shall promptly give written notice to the Party from whom indemnification may be sought (the “Indemnifying Party”) of any pending or threatened Proceeding against the Indemnified Party that has given or would reasonably be expected to give rise to such right of indemnification with respect to such Proceeding (a “Third Party Claim”), indicating, with reasonable specificity, the nature of such Third Party Claim, the basis therefor, a copy of any documentation received from the third party, the amount and calculation of the Covered Losses for which the Indemnified Party is entitled to indemnification under this Article IX (and a good faith estimate of any such future Covered Losses relating thereto), and the provision(s) of this Agreement in respect of which such Covered Losses shall have occurred, and the Indemnified Party shall promptly deliver to the Indemnifying Party any information or documentation related to the foregoing reasonably requested by the Indemnifying Party. A failure by the Indemnified Party to give notice and to tender the defense of the Proceeding in a timely manner pursuant to this Section 9.4(a) shall not limit the obligations of the Indemnifying Party under this Article IX, except (i) to the extent such Indemnifying Party is materially prejudiced thereby and (ii) to the extent expenses are incurred during the period in which notice was not provided.
(b)    With respect to any Third Party Claim, the Indemnifying Party under this Article IX shall have the right, but not the obligation, to assume the control and defense, at its own expense and by counsel of its own choosing, of such Third Party Claim and any Third Party Claims related to the same or a substantially similar set of facts, provided, however, that the Indemnifying Party shall not have the right to assume the control and defense of a criminal Third Party Claim without the prior written consent of the Indemnified Party. If the Indemnifying Party so undertakes to control and defend any such Third Party Claim, it shall notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the defense against, and settlement of, any such Third Party Claim; provided, however, that the Indemnifying Party shall not settle any such Third Party Claim without the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless such settlement does not involve any injunctive relief against or any finding or admission of any violation of Law or wrongdoing by the Indemnified Party, and any money damages are borne solely by the Indemnifying Party. Subject to the foregoing, the Indemnified Party shall have the right to employ separate legal counsel and to participate in but not control the defense of such Proceeding at its own cost and expense; provided that, subject to the provisions of this Article IX, the Indemnifying Party shall bear the reasonable fees of one firm of legal counsel (and one additional firm of legal counsel in each jurisdiction implicated in such Proceeding) representing all Indemnified Parties in such Proceeding and all related Proceedings, if, but only if, the defendants in such Proceeding include both an Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have reasonably concluded, based on the advice of legal counsel, that there is a material conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Proceeding. In any event, the Indemnified Party shall cause its legal counsel to cooperate with the Indemnifying Party and its legal counsel and shall not assert any position in any Proceeding inconsistent with that asserted by the Indemnifying Party. No Indemnified Party may settle any Third Party Claim without the written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). If the Indemnifying Party does not assume the control and defense of a Third Party

Claim, it shall nevertheless be entitled to participate in the defense of such Proceeding at its own cost and expense, and the Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the defense against, and settlement of, any such Third Party Claim.
(c)    In the event that any Indemnified Party has or may have an indemnification claim against any Indemnifying Party under this Article IX that does not involve a Third Party Claim, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party indicating, with reasonable specificity, the nature of such claim, the basis therefor, the amount and calculation of the Covered Losses for which the Indemnified Party is entitled to indemnification under this Article IX (and a good-faith estimate of any such future Covered Losses relating thereto), and the provision(s) of this Agreement in respect of which such Covered Losses shall have occurred, and the Indemnified Party shall promptly deliver to the Indemnifying Party any information or documentation related to the foregoing reasonably requested by the Indemnifying Party. A failure by the Indemnified Party to give notice in a timely manner pursuant to this Section 9.4(c) shall not limit the obligations of the Indemnifying Party under this Article IX, except (i) to the extent such Indemnifying Party is materially prejudiced thereby and (ii) to the extent expenses are incurred during the period in which notice was not provided. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in the appropriate court of competent jurisdiction set forth in Section 10.8.
(d)    Notwithstanding anything to the contrary in this Agreement, this Section 9.4 (other than this Section 9.4(d)) shall not apply with respect to any Tax Proceeding or other Tax matters, which shall be governed by Article VI.
Section 9.5.    Exclusive Remedy and Release. Purchaser and Seller acknowledge and agree that, except with respect to, (a) Taxes (as to which the provisions of Article VI shall control exclusively), (b) claims seeking specific performance or other equitable relief with respect to covenants or agreements to be performed after the Closing and (c) claims with respect to fraud, following the Closing, the indemnification provisions of Section 9.2 and Section 9.3 shall be the sole and exclusive remedies of Purchaser and Seller, respectively, and any of their respective Affiliates, for any Liabilities (including in respect of any claims for breach of contract (including for breach of any representation, warranty, covenant or agreement), warranty, tortious conduct (including negligence), under Law or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that each Party may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement, the Transaction or the other transactions contemplated by this Agreement, including any breach of any representation or warranty in this Agreement by any Party, or any breach of or failure by any Party to perform or comply with any covenant or agreement in this Agreement and the other Transaction Documents. In furtherance of the foregoing, except in the case of fraud, from and after the Closing, the Parties hereby waive, on behalf of themselves and their Affiliates, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that they may have against Seller or any of its Affiliates, or Purchaser or any of its Affiliates, as the case may be, as a result of or in connection with this Agreement, the Transaction or the other transactions contemplated by this Agreement, whether arising under or based upon breach of contract (including for breach of any representation, warranty, covenant or agreement), warranty, tortious conduct (including negligence), under Law or otherwise and whether predicated on common law, statute, strict liability, or otherwise. Without limiting the generality of the foregoing, the Parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.
Section 9.6.    Additional Indemnification Provisions. With respect to each indemnification obligation contained in this Agreement, all Covered Losses shall be (a) reduced by any Tax benefits arising from or in connection with the incurrence of such Covered Loss (determined on a “with and without basis”) that are actually realized by the Indemnified Party or its Affiliates (in cash or as a reduction in Taxes otherwise due) in the taxable period in which such Covered Loss is incurred, and (b) net of any third-party insurance or indemnity, contribution or similar proceeds that have been recovered by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification (it being agreed that if third-party insurance or indemnification, contribution or similar proceeds in respect of such facts are recovered by the Indemnified Party or its Affiliates subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made), and indemnification shall not be available hereunder unless the Indemnified Party first uses, and causes its Affiliates to use, commercially reasonable efforts to seek full recovery under all insurance and indemnity, contribution or similar provisions covering such Covered Loss to the same extent as it would if such Covered Loss were not subject to indemnification hereunder. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article IX, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party and otherwise cooperate with the Indemnifying Party in seeking recovery thereunder.
Section 9.7.    Mitigation. Each of the Parties agrees to use, and to cause its Affiliates to use, its commercially reasonable efforts to mitigate its respective Covered Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Covered Losses that are indemnifiable hereunder (other than with respect to Taxes, which shall be governed exclusively by Article VI). The Parties acknowledge and agree that indemnification under this Article IX shall not be available to any Party or any Indemnified Party with respect to any Covered Loss to the extent such Covered Loss relates to, results from or arises out of, in whole or in part, a failure by such Person or its Affiliates to use commercially reasonable efforts to mitigate such Covered Loss.
Article X
GENERAL PROVISIONS
Section 10.1.    Entire Agreement. This Agreement and the other Transaction Documents, and the Schedules and Exhibits hereto and thereto, and the Confidentiality Agreement, along with the Seller Disclosure Schedules and Purchaser Disclosure Schedules, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter. In the event of a conflict between the terms of this Agreement and the terms of any Transaction Document, the terms of this Agreement shall control.

Section 10.2.    Disclosure Schedules. The Seller Disclosure Schedules and the Purchaser Disclosure Schedules, and all schedules attached thereto, and all Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Exhibit or in the Seller Disclosure Schedules or the Purchaser Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement. Any information, item or other disclosure set forth in any Section of the Seller Disclosure Schedules or the Purchaser Disclosure Schedules, as the case may be, shall be deemed to be disclosed with respect to any other Section of this Agreement (or to have been set forth in any other Section of the Seller Disclosure Schedules or the Purchaser Disclosure Schedules, as the case may be), if the relevance of such disclosure to such other Section is reasonably apparent notwithstanding the omission of a reference or a cross-reference with respect thereto and notwithstanding any reference to a Section of the Seller Disclosure Schedules or the Purchaser Disclosure Schedules, as applicable, in such Section of this Agreement.
Section 10.3.    Assignment. Neither this Agreement nor any of the rights and obligations hereunder may be assigned or transferred by either Party (whether by operation of Law or otherwise) without the prior written consent of the other Party, provided, however, that prior to the Closing Date, Purchaser may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its Affiliates, and that following the Closing, Purchaser may, without prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its Affiliates in view of any possible restructuring of the corporate entities associated with the Purchased Entities; provided, further, that no such assignment shall (a) relieve Purchaser of its Liabilities or obligations hereunder or (b) impede or delay the consummation of the Transaction or the other transactions contemplated by this Agreement. Any attempted assignment in violation of this Section 10.3 shall be void. Subject to the two preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.
Section 10.4.    Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. By an instrument in writing, Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that the other Party was or is obligated to comply with or perform. Such waiver or failure to insist on strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.
Section 10.5.    No Third-Party Beneficiaries. Except for Section 5.6(b), Section 5.6(c), Section 9.2, Section 9.3 and Section 10.15, this Agreement, together with the other Transaction Documents and the Exhibits and Schedules hereto and thereto are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.
Section 10.6.    Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when given in the form of email transmission (unless the sender receives a non-delivery message), and shall be directed to the address set forth below (or at such other address or email address as such Party shall designate by like notice):

(a)	if to Purchaser:

Taurus Forest Holdings Limited
Lakesyde Business Centre
1204 Whakaue Street
Rotorura, 3010, NZ
[* * * * *]

with a copy (which shall not constitute notice) to:

TRG Management, LP
65 East 55th Street, 15th Floor
New York, NY 10022
[* * * * *]

and to:

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019[* * * * *]

and to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199-3600
[* * * * *]

(b)	if to Rayonier Operating or Rayonier TRS:

Rayonier Inc.
1 Rayonier Way
Wildlight, FL 32097
[* * * * *]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019[* * * * *]
Section 10.7.    Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that each of the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such Party is entitled in Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or that any such award is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such remedy. The foregoing is in addition to any other remedy to which any Party is entitled at law, in equity or otherwise. The Parties further agree that nothing set forth in this Section 10.7 shall require any Party hereto to institute any Proceeding for (or limit any Party’s right to institute any Proceeding for) specific performance under this Section 10.7 prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination). The Parties hereto agree that, notwithstanding any other provision of this Agreement to the contrary, Seller shall be entitled to specific performance (or any other equitable relief) to cause Purchaser to consummate the Closing and to cause Purchaser to draw down the Financing under the Commitment Letter to consummate the Closing, on the terms set forth herein. The Parties acknowledge and agree that time is of the essence and accordingly agree that, as to any claims or Proceedings in which a Party seeks specific performance or other equitable relief pursuant to this Agreement, the Parties shall use their respective reasonable best efforts to seek and obtain an expedited schedule for such Proceedings and shall not oppose any Party’s request for expedited Proceedings.
Section 10.8.    Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties (a) in the event that any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the Transaction or the other transactions contemplated hereby, submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over the applicable Proceeding, any state or federal court within the State of Delaware; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any Proceeding relating to this Agreement or the Transaction or the other transactions contemplated hereby in any court other than the above-named courts; and (d) agrees that it will not seek to assert by way of motion, as a defense or otherwise, that any such Proceeding (i) is brought in an inconvenient forum, (ii) should be transferred or removed to any court other than the above-named courts, (iii) should be stayed by reason of the pendency of some other proceeding in any court other than the above-named courts or (iv) that this Agreement or the subject matter hereof may not be enforced in or by the above-named courts. Each Party agrees that service of process upon such Party in any such Proceeding shall be effective if notice is given in accordance with Section 10.6.

Section 10.9.    Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.9. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.9 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
Section 10.10.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transaction and the other transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 10.11.    Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more such counterparts have been signed by each Party and delivered (by facsimile, e-mail, or otherwise) to the other Party. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” from, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement has been executed in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail.
Section 10.12.    Expenses. Except as otherwise provided in this Agreement, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement, the Transaction and the other transactions contemplated hereby shall be paid by the Party incurring such expense.
Section 10.13.    Interpretation; Absence of Presumption. It is understood and agreed that the specification of any dollar amount in the representations and warranties or covenants and agreements contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included or not included in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is or is not material for purposes of this Agreement. Nothing herein (including the Seller Disclosure Schedules and the Purchaser Disclosure Schedules) shall be deemed an admission by either Party or any of its Affiliates, in any Proceeding or action, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or any Law. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto and the words “date hereof” refer to the date of this Agreement; (d) references to “Dollars” or “$” shall mean U.S. dollars, except where NZ$ is used to refer to New Zealand dollars; (e) the word “including” and words of similar import when used in this Agreement and the Transaction Documents shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Transaction Documents; (j) Seller and Purchaser have each participated in the negotiation and drafting of this Agreement and the other Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the Parties or the parties thereto, as applicable, and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Documents; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase not mean simply “if”; (n) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (o) any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations thereunder and published interpretations thereof, and references to any Contract or instrument are to that Contract or instrument as from time to time amended, modified or supplemented; provided that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and the related regulations thereunder and published interpretations thereof, in each case, as of such date; (p) to the extent that this Agreement or any other Transaction Document requires an Affiliate of any Party to take or omit to take any action, such covenant or agreement includes the obligation of such Party to cause such Affiliate to take or omit to take such action; and (q) to the extent that this Agreement or any other Transaction Document requires a Party to cause a Joint Venture to take or omit to take any action, such covenant or agreement includes the obligation of such Party to vote its interest in any Joint Venture (to the extent any relevant matter is voted upon by the holders of interests in the applicable Joint Venture and the organizational documents of the applicable Joint Venture grant such Party or Subsidiary thereof the right to vote on such matter) and take such other action to the extent within its control so as to cause such Joint Venture to take or omit to take such action, provided that in no event shall such Party be required to cause a Joint Venture to take or omit to take any action that is inconsistent with such Party’s (or its Subsidiary’s) obligations to the third-party partner in the Joint Venture.
Section 10.14.    Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney-Client Privilege.
(a)    Purchaser waives and will not assert, and agrees to cause its Affiliates, including, following the Closing, the Purchased Entities, their Subsidiaries and the Joint Ventures, to waive and not assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller or any of its Affiliates, or any shareholder, officer, employee or director of Seller or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement, the other Transaction Documents or any other agreements or transactions contemplated hereby or thereby, by any legal counsel currently representing any Designated Person in connection with this Agreement, the other Transaction Documents or any other agreements or transactions contemplated hereby or thereby, including Wachtell, Lipton, Rosen & Katz and Simpson Grierson (any such representation, the “Current Representation”).
(b)    Purchaser waives and will not assert, and agrees to cause its Affiliates, including, following the Closing, the Purchased Entities, their Subsidiaries and the Joint Ventures, to waive and not assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation (the “Privileged Communications”) or in connection with any Post-Closing Representation, including in connection with a dispute with Purchaser or its Affiliates (including, following the Closing, any Purchased Entity or any of its Subsidiaries or the Joint Ventures), including in respect of any claim for indemnification by a Purchaser Indemnified Party, it being the intention of the Parties that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by Seller and its Affiliates and that Seller, and not Purchaser or its Affiliates (including, following the Closing, the Purchased Entities, their Subsidiaries and the Joint Ventures), shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after Closing, none of Purchaser or its Affiliates, including the Purchased Entities, their Subsidiaries and the Joint Ventures, shall have any access to any such communications or to the files of the Current Representation, all of which shall be and remain the property of Seller and not of Purchaser or its Affiliates, including the Purchased Entities, their Subsidiaries and the Joint Ventures, or to internal counsel relating to such engagement, and none of Purchaser or its Affiliates, including, following the Closing, the Purchased Entities, their Subsidiaries and the Joint Ventures, or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process on the grounds that the privilege and protection attaching to such communications and files belongs to Purchaser or its Affiliates, including, following the Closing, the Purchased Entities, their Subsidiaries and the Joint Ventures, or does not belong to Seller. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or its Affiliates, including, following the Closing, the Purchased Entities, their Subsidiaries and the Joint Ventures, on the one hand, and a third party other than Seller or its Affiliates, on the other hand, Purchaser or its Affiliates, including, following the Closing, the Purchased Entities, their Subsidiaries and the Joint Ventures, may seek to prevent the disclosure of the Privileged Communications to such third party and request that Seller not permit such disclosure, and Seller shall consider such request in good faith.
Section 10.15.    Non-Recourse. The Parties agree that all Proceedings based on, in respect of or arising out of (a) this Agreement, the Confidentiality Agreement, the Commitment Letter or the other Transaction Documents or (b) the negotiation, execution or performance or breach hereof or thereof, or the failure to perform any covenant or agreement contained herein or therein, or to consummate the Transaction or any of the transactions contemplated hereby or thereby, may only be made against the Persons that are expressly identified as parties to this Agreement (and their respective successors and permitted assigns) (other than with respect to any claims by or between the express parties or express third-party beneficiaries (in each case, including their successors or permitted assigns) to the Confidentiality Agreement, the Commitment Letter or the other Transaction Documents in accordance with the terms thereof). No other Person shall have any Liability in respect of any Proceedings based on, in respect of or arising out of the matters set forth in clauses (a) or (b) of the immediately preceding sentence. Nothing in this Section 10.15 shall limit the rights or remedies available to the express parties or express third-party beneficiaries to the Confidentiality Agreement, the Commitment Letter or the other Transaction Documents in accordance with the terms thereof.

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IN WITNESS WHEREOF, Seller, Purchaser and Seller Guarantor have duly executed this Agreement as of the date first written above.

RAYONIER OPERATING COMPANY LLC

By:

Name:

Title:

RAYONIER TRS HOLDINGS INC.

By:

Name:

Title:

TAURUS FOREST HOLDINGS LIMITED

By:

Name:

Title:

RAYONIER, L.P.
solely for purposes of Section 5.14

By:

Name:

Title:

[Signature Page to Purchase and Sale Agreement]

Exhibit A

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